UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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EchoStar Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 23, 2017

DEAR SHAREHOLDER:

It is my pleasure to invite you to attend the 2017 Annual Meeting of Shareholders (the “Annual Meeting”) of EchoStar Corporation (“EchoStar”).  The Annual Meeting will be held on Tuesday, May 2, 2017, at 11:00 a.m., local time, at EchoStar’s headquarters located at 100 Inverness Terrace East, Englewood, Colorado 80112.

The enclosed Notice of the Annual Meeting and Proxy Statement describe the proposals to be considered and voted upon at the Annual Meeting.  During the Annual Meeting, we will also review EchoStar’s operations and other items of general interest regarding the corporation.

All shareholders are invited to attend the Annual Meeting.  Whether or not you plan to attend the Annual Meeting in person, it is important that you be represented.  To ensure that your vote is received and counted, please follow the instructions included with your proxy card to vote online or by mail or telephone.

On behalf of the Board of Directors and senior management, I would like to express our appreciation for your support and interest in EchoStar.  I look forward to seeing you at the Annual Meeting.

CHARLES W. ERGEN
Chairman of the Board of Directors

NOTICE OF 2017 ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS OF ECHOSTAR CORPORATION:

The 2017 Annual Meeting of Shareholders (the “Annual Meeting”) of EchoStar Corporation will be held on Tuesday, May 2, 2017, at 11:00 a.m., local time, at our headquarters located at 100 Inverness Terrace East, Englewood, Colorado 80112, for the following purposes:

1.	To elect eight directors to our Board of Directors;

2.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017;

3.	To hold a non-binding advisory vote on the compensation of our named executive officers;

4.	To hold a non-binding advisory vote on whether a non-binding advisory vote on the compensation of our named executive officers should be held every one, two or three years;

5.	To approve the EchoStar Corporation 2017 Stock Incentive Plan;

6.	To approve the EchoStar Corporation 2017 Non-Employee Director Stock Incentive Plan;

7.	To approve the Amended and Restated 2017 EchoStar Corporation Employee Stock Purchase Plan; and

8.	To consider and act upon any other business that may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

You may vote on these matters in person or by proxy.  Whether or not you plan to attend the Annual Meeting, we ask that you vote using one of the following methods to ensure that your shares will be represented at the meeting in accordance with your wishes:

•                 Vote online or by telephone, by following the instructions included with your proxy card; or

•                 Vote by mail, by completing and returning the enclosed proxy card in the enclosed addressed stamped envelope.

Only shareholders of record at the close of business on March 6, 2017 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement of the Annual Meeting.  This Proxy Statement and proxy card were either made available to you on the Internet or mailed to you beginning on or about March 23, 2017.

By Order of the Board of Directors

DEAN A. MANSON
Executive Vice President, General Counsel and Secretary

March 23, 2017

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Shareholders to be held May 2, 2017:

Our Annual Report, Proxy Statement and Notice of Internet Availability of Proxy Materials
are available at proxyvote.com.

100 Inverness Terrace East· Englewood, Colorado 80112· Tel: (303) 706-4000 · Fax: (303) 728-5048

PROXY STATEMENT
OF
ECHOSTAR CORPORATION

TABLE OF CONTENTS

GENERAL INFORMATION	1
Date, Time and Place	1
Securities Entitled to Vote	1
Voting of Proxies	1
Attendance at the Meeting	2
Quorum	2
Vote Required	2
Householding	2

PROPOSAL 1 — ELECTION OF DIRECTORS	3
Nominees	3
Director Compensation and Non-employee Director Option Plan	5

CORPORATE GOVERNANCE	7
Board of Directors Information	7
Committee Information	7
Board Criteria and Board Selection Process	8
Board Leadership Structure	8
The Board’s Role in Risk Oversight	8
Other Information about Our Board of Directors	9

INFORMATION CONCERNING OUR EXECUTIVE OFFICERS	10

EQUITY SECURITY OWNERSHIP AND RELATED MATTERS	11
Equity Security Ownership of Certain Beneficial Owners and Management	11
Section 16(a) Beneficial Ownership Reporting Compliance	13

EXECUTIVE COMPENSATION AND OTHER INFORMATION	14
Compensation Discussion and Analysis	14
Risk Assessment	20
Compensation Committee Report	20
Executive Compensation Tables	21
Equity Compensation Plan Information	26

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	27
Related Party Transactions with DISH Network	27
Related Party Transactions with Hughes Systique Corporation	36
Related Party Transaction with AsiaSat	37

PROPOSAL 2 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	38
Appointment of Independent Registered Public Accounting Firm	38
Principal Accountant Fees and Services	38
Audit Committee Pre-Approval Process	38
Report of the Audit Committee	39

GENERAL INFORMATION

This Proxy Statement and the accompanying proxy card are being furnished to you in connection with the 2017 Annual Meeting of Shareholders (the “Annual Meeting”) of EchoStar Corporation (“EchoStar,” “we,” “us,” “our” or the “Corporation”).  The purpose of the Annual Meeting is to (i) elect eight directors to our Board of Directors (the “Board” or “Board of Directors”), (ii) ratify KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017, (iii) hold a non-binding advisory vote on the compensation of our named executive officers, (iv) hold a non-binding advisory vote on whether a non-binding advisory vote on the compensation of our named executive officers should be held every one, two or three years, (v) approve the EchoStar Corporation 2017 Stock Incentive Plan (the “2017 Employee Stock Incentive Plan”), (vii) approve the EchoStar Corporation 2017 Non-Employee Director Stock Incentive Plan (the “2017 Director Plan”), and (vii) approve the Amended and Restated 2017 EchoStar Corporation Employee Stock Purchase Plan (the “A&R 2017 ESPP”).  Your proxy is being solicited by our Board of Directors.  The Board is currently not aware of any other matters proposed to be presented at the Annual Meeting.

Date, Time and Place

The Annual Meeting will be held on Tuesday, May 2, 2017, at 11:00 a.m., local time, at the Corporation’s headquarters located at 100 Inverness Terrace East, Englewood, Colorado 80112.

Securities Entitled to Vote

This Proxy Statement is being sent or provided on or about March 23, 2017, to holders of record at the close of business on March 6, 2017 (the “Record Date”) of our Class A common stock, par value $0.001 per share (the “Class A Shares”) and our Class B common stock, par value $0.001 per share (the “Class B Shares”).  Only shareholders of record at the close of business on the Record Date are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement of the Annual Meeting.

If your shares are registered directly in your name with us or with our transfer agent, Computershare Trust Company, N.A., you are considered the “shareholder of record,” with respect to those shares. Shareholders of record receive this Proxy Statement and the accompanying Annual Report and the proxy card directly from us.  If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” with respect to those shares. Your broker, bank or other nominee, who is considered the shareholder of record for such shares, should have forwarded the Notice of Internet Availability of Proxy Materials to you. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares by completing the voting instruction form.

At the close of business on the Record Date, 47,170,466 Class A Shares and 47,687,039 Class B Shares were outstanding.  Each of the Class A Shares is entitled to one vote per share on each proposal to be considered by our shareholders.  Each of the Class B Shares is entitled to ten votes per share on each proposal to be considered by our shareholders.

A complete record of the shareholders entitled to vote at the Annual Meeting will be available at our headquarters at 100 Inverness Terrace East, Englewood, Colorado 80112 for inspection by any shareholder for any purpose germane to the Annual Meeting, for a period of ten (10) days prior to the Annual Meeting during normal business hours, and at any time during the Annual Meeting.

Voting of Proxies

To vote online or by telephone, please refer to the instructions included with the accompanying proxy card.  To vote by mail, please complete the proxy card and return it to us as instructed in the proxy card.  Votes submitted online or by telephone or mail must be received by 11:59 p.m., Eastern Time, on Monday, May 1, 2017. Submitting your vote online or by telephone or mail will not affect your right to vote in person, if you choose to do so.  Proxies that are properly delivered to us and not revoked before the closing of the polls during the Annual Meeting will be voted for the proposals described in this Proxy Statement in accordance with the instructions set forth in those proxies.  If any other matter is properly presented at the Annual Meeting, the persons named in the accompanying proxy card will have discretionary authority to vote on that matter.  If your shares are held in a stock brokerage account or by a bank or other nominee, please follow the instructions you receive from your broker, bank or other nominee in order to vote your shares.

Your proxy may be revoked by giving written notice of the revocation of your proxy to our Corporate Secretary, Dean A. Manson, at our headquarters located at 100 Inverness Terrace East, Englewood, Colorado 80112, at any time prior to the Annual Meeting.  You may also revoke your proxy by submitting a proxy with a later date than your original proxy or by voting in person at the Annual Meeting.  Your presence at the Annual Meeting does not by itself revoke your proxy.

Attendance at the Meeting

All of our shareholders of record at the close of business on the Record Date, or their duly appointed proxies, may attend the Annual Meeting.  Seating is limited, however, and admission to the Annual Meeting will be on a first-come, first-served basis.  Registration and seating will begin at 10:45 a.m., local time, and the Annual Meeting will begin at 11:00 a.m., local time, on Tuesday, May 2, 2017.  Each shareholder may be asked to present a valid government issued photo identification, such as a driver’s license or passport, and proof of his or her share ownership as of the Record Date.  Examples of proof of ownership include a legal proxy or a copy of a brokerage or bank statement reflecting your share ownership as of the Record Date.  The use of cameras, recording devices, and other electronic devices will not be permitted at the Annual Meeting.  All shareholders must check in at the registration desk at the Annual Meeting.

Quorum

In accordance with our Articles of Incorporation (as amended, our “Articles of Incorporation”), the presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the total voting power of all classes of our voting stock taken together shall constitute a quorum for the transaction of business at the Annual Meeting.  Abstentions from voting on a proposal by a shareholder at the Annual Meeting, as well as broker nonvotes, will be considered for purposes of determining the number of total votes present at the Annual Meeting in order to determine whether a quorum is present.

Vote Required

The affirmative vote of a plurality of the total votes cast for directors at the Annual Meeting is necessary to elect a director (Proposal 1).  No cumulative voting is permitted.  The eight nominees receiving the highest number of votes cast “for” the nominee will be elected.

The affirmative vote of a majority of the voting power represented at the Annual Meeting is necessary to (i) ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ended December 31, 2017 (Proposal 2), (ii) approve compensation of our named executive officers on a non-binding advisory basis (Proposal 3), (iii) approve, on a non-binding advisory basis, whether a non-binding advisory vote on the compensation of our named executive officers should be held every one, two or three years (Proposal 4), (iv) approve the 2017 Employee Stock Incentive Plan (Proposal 5), (vi) approve the 2017 Director Plan (Proposal 6), and (v) approve the A&R 2017 ESPP (Proposal 7).  The total number of votes cast “for” the proposal will be counted for purposes of determining whether sufficient votes have been cast to approve the proposal.

Treatment of Abstentions and Broker Nonvotes.  Abstentions from voting on a proposal by a shareholder at the Annual Meeting, as well as broker nonvotes, will be considered for purposes of determining the number of total votes present at the Annual Meeting.

Abstentions will have the same effect as votes “against” the ratification of the (i) appointment of KPMG LLP as our independent registered public accounting firm, (ii) approval of the compensation of our named executive officers on a non-binding advisory basis, (iii) approval, on a non-binding advisory basis, of whether a non-binding advisory vote on the compensation of our named executive officers should be held every one, two or three years, (iv) approval of the 2017 Employee Stock Incentive Plan, (v) approval of the 2017 Director Plan, and (vi) approval of the A&R 2017 ESPP.  However, abstentions will not be counted as “against” or “for” the election of directors.

Broker nonvotes will have no effect in determining the (i) election of directors, (ii) approval of the compensation of our named executive officers on a non-binding advisory basis, (iii) approval, on a non-binding advisory basis, of whether a non-binding advisory vote on the compensation of our named executive officers should be held every one, two or three years, (iv) approval of the 2017 Employee Stock Incentive Plan, (v) approval of the 2017 Director Plan, or (vii) approval of the A&R 2017 ESPP.

Householding

We have adopted a procedure approved by the Securities and Exchange Commission (“SEC”) called “householding” whereby multiple shareholders sharing the same address may receive a single copy of our Annual Report, Proxy Statement or Notice of Internet Availability of Proxy Materials, unless one or more of these shareholders notifies Broadridge Financial Solutions at the address or telephone number below that they wish to continue receiving individual copies, in which case we will deliver promptly a separate copy of our Annual Report, Proxy Statement or Notice of Internet Availability of Proxy Materials, as applicable, to each such shareholder.  Shareholders who participate in householding will continue to receive separate proxy cards.

If you are eligible for householding, but you and other shareholders with whom you share an address currently receive multiple copies of our Annual Report, Proxy Statement and/or Notice of Internet Availability of Proxy Materials, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of our Annual Report, Proxy Statement or Notice of Internet Availability of Proxy Materials for your household, please contact Broadridge Financial Solutions at 51 Mercedes Way, Edgewood, NY 11717 or (800) 542-1061.

PROPOSAL 1 — ELECTION OF DIRECTORS

Nominees

Our shareholders will elect a Board of eight directors at the Annual Meeting.  Each of the directors is expected to hold office until the next annual meeting of our shareholders or until his respective successor shall be duly elected and qualified.  Each nominee has consented to his nomination and has advised us that he intends to serve if elected.  If at the time of the Annual Meeting one or more of the nominees has become unable to serve: (i) shares represented by proxies will be voted for the remaining nominees and for any substitute nominee or nominees selected and recommended by the Board of Directors to fill the vacancy or (ii) the Board of Directors may, in accordance with our bylaws, reduce the size of the Board of Directors or may leave a vacancy until a nominee is identified.

The nominees for director are as follows:

Name	Age	First Became Director	Position with the Corporation
Charles W. Ergen	64	2007	Chairman
Michael T. Dugan	68	2007	Director, Chief Executive Officer and President
R. Stanton Dodge	49	2009	Director
Anthony M. Federico	69	2011	Director
Pradman P. Kaul	70	2011	Director and President, Hughes Communications, Inc.
Tom A. Ortolf	66	2007	Director
C. Michael Schroeder	68	2007	Director
William David Wade	60	2017	Director

A substantial majority of the voting power of the shares of both EchoStar and DISH Network Corporation is owned beneficially by Charles W. Ergen, our Chairman, and by certain trusts established by Mr. Ergen for the benefit of his family. Prior to March 2017, subsidiaries of DISH Network Corporation owned our Hughes Retail Preferred Tracking Stock (the “Preferred Tracking Stock”) which represented an aggregate 80% economic interest in the residential retail satellite broadband business of our Hughes segment. Certain of our director nominees currently are or have previously been employed by DISH Network Corporation and its subsidiaries.

The following sets forth the business experience of each of the nominees over the last five years.

Charles W. Ergen.  Mr. Ergen has served as our executive Chairman since November 2009 and Chairman of the Board of Directors since our formation in 2007. Mr. Ergen served as our Chief Executive Officer from our formation in 2007 until November 2009. Mr. Ergen serves as executive Chairman and has been Chairman of the Board of Directors of DISH Network Corporation since its formation and, during the past five years, has held executive officer and director positions with DISH Network Corporation and its subsidiaries. He has been serving as the Chief Executive Officer of DISH Network Corporation since March 2015. The Board of Directors concluded that Mr. Ergen should continue to serve as a member of the Board of Directors due to, among other things, his role as our and DISH Network Corporation’s co-founder and as our controlling shareholder and the expertise, leadership and strategic direction that he has contributed to the Corporation since our formation, in addition to his extensive experience in our industry.

Michael T. Dugan.  Mr. Dugan has served as our Chief Executive Officer and President since November 2009. Mr. Dugan has also served as a member of our Board of Directors since our formation in 2007. Mr. Dugan served as a senior advisor to EchoStar from January 1, 2008 until November 2009. From May 2004 to December 2007, he was a director of DISH Network Corporation, and from 1990 to 2004 served in several executive roles at DISH Network Corporation, including as President, Chief Operating Officer, Chief Technical Officer and senior advisor. The Board of Directors concluded that Mr. Dugan should continue to serve as a member of the Board of Directors due to, among other things, his knowledge and experience in the telecommunications and related industries from his service over the years as a director or officer with a number of different companies in those industries.

R. Stanton Dodge.  Mr. Dodge has served as a member of our Board of Directors since 2009. Mr. Dodge is currently the Executive Vice President, General Counsel and Secretary of DISH Network Corporation and is responsible for all legal, government affairs and corporate communications for DISH Network Corporation and its subsidiaries. From October 2007 to November 2011, Mr. Dodge served as our Executive Vice President, General Counsel and Secretary pursuant to a management services agreement between DISH Network Corporation and EchoStar that was entered into in connection with the spin-off of EchoStar from DISH Network Corporation on January 1, 2008 (the “Spin-off”). Since joining DISH Network Corporation in November 1996, he has held various positions of increasing responsibility at DISH Network Corporation and its subsidiaries. The Board of Directors concluded that Mr. Dodge should continue to serve as a member of the Board of Directors due to, among other things, his knowledge of our industry, particularly in light of his business and legal expertise obtained during his prior service as our General Counsel, his service as DISH Network Corporation’s General Counsel and roles of increasing responsibility held at DISH Network Corporation during his 20 years of service.

Anthony M. Federico.  Mr. Federico has served as a member of our Board of Directors since June 2011, and serves on our Executive Compensation Committee, Nominating Committee, and Audit Committee. The Board of Directors has determined that Mr. Federico meets the independence requirements of NASDAQ and SEC rules and regulations. Until 2012, Mr. Federico served as Vice President, Chief Engineer, and Graphic Communications Executive Liaison of Xerox Corporation (“Xerox”). Mr. Federico joined Xerox in 1968, and held various product and general management positions, as well as numerous engineering, solutions, information management, and process re-engineering positions. Mr. Federico led the internal development of many of Xerox’s major production products during his tenure, including DocuPrint, DocuTech, DocuTech HLC, Nuvera, and iGen3. Mr. Federico’s other positions previously held with Xerox included: Vice President/General Manager Production Solutions Businesses, Vice President of Technology for Production Systems, Vice President/General Manager Technology and Document Production Solutions, and Vice President Market-To-Collection and North American Information Management. The Board of Directors concluded that Mr. Federico should continue to serve as a member of the Board of Directors due to, among other things, his technical and managerial experience, acquired, in part, during his tenure with Xerox.

Pradman P. Kaul.  Mr. Kaul has served as President of Hughes Communications, Inc. (“Hughes Communications”) since its formation in February 2006, and as President of Hughes Network Systems, LLC, a wholly owned subsidiary of Hughes Communications (“HNS” and, together with Hughes Communications, “Hughes”) since 2000. Mr. Kaul has also served as a member of our Board of Directors since August 2011 as well as a member of the board of directors of Hughes Communications from February 2006 until June 2011. Previously, Mr. Kaul served as the Chief Operating Officer, Executive Vice President and Director of Engineering of HNS. The Board of Directors concluded that Mr. Kaul should continue to serve as a member of the Board of Directors due to, among other things, his technical and managerial experience acquired within the satellite industry, including his experience with Hughes.

Tom A. Ortolf.  Mr. Ortolf has served as a member of our Board of Directors since our formation in 2007, and is a member of our Executive Compensation Committee, Nominating Committee, and Audit Committee, where he serves as our “audit committee financial expert.” The Board of Directors has determined that Mr. Ortolf meets the independence requirements and “audit committee financial expert” requirements of NASDAQ and SEC rules and regulations. Since 2005, Mr. Ortolf has also served as a member of the Board of Directors of DISH Network Corporation and as a member of its Executive Compensation Committee, Nominating Committee, and Audit Committee. Mr. Ortolf has been the President of Colorado Meadowlark Corp. (“CMC”), a privately held investment management firm, for over twenty years. The Board of Directors concluded that Mr. Ortolf should continue to serve as a member of the Board of Directors due to, among other things, his extensive knowledge of EchoStar from his service as a director since 2007 and as a director of DISH Network Corporation and his investment and financial experience gained, in part, as President of CMC.

C. Michael Schroeder.  Mr. Schroeder has served as a member of our Board of Directors since our formation in 2007, and serves on our Executive Compensation Committee, Nominating Committee, and Audit Committee. The Board of Directors has determined that Mr. Schroeder meets the independence requirements of NASDAQ and SEC rules and regulations. In 1981, Mr. Schroeder founded Consumer Satellite Systems, Inc. (“CSS”), which he grew to encompass a 10 state distribution system operating in a region ranging from Wisconsin to Florida. CSS served retailers selling satellite systems, televisions and a range of consumer electronics products. Mr. Schroeder also founded a programming division of CSS that grew to serve over 400,000 subscribers. Prior to the Spin-off, Mr. Schroeder served on the Board of Directors of DISH Network Corporation and was a member of DISH Network Corporation’s Executive Compensation Committee, Nominating Committee, and Audit Committee. The Board of Directors concluded that Mr. Schroeder should continue to serve as a member of the Board of Directors due to, among other things, his knowledge of EchoStar from his service as a director since 2007, as a director of DISH Network Corporation prior to the Spin-off, and his operational expertise and satellite systems sales knowledge developed, in part, with CSS.

William David Wade. Mr. Wade has served as a member of our Board of Directors since February 2017, and serves on our Executive Compensation Committee, Nominating Committee, and Audit Committee. Mr. Wade served as the President and CEO of Asia Satellite Telecommunications Co. Ltd. (“AsiaSat”) based in Hong Kong from 2010 to November 2016 and as Deputy CEO of AsiaSat from 1994 to 2010, and is currently serving as a senior advisor to the CEO of AsiaSat through March 2017. From 1996 to November 2016, Mr. Wade also served on the AsiaSat Board of Directors as an Executive Director serving on the Compliance Committee. AsiaSat owns and operates an Asian-based satellite fleet providing capacity and satellite services to media and telecommunications companies across the Asia-Pacific region. Prior to joining AsiaSat, Mr. Wade served as an executive director in charge of Pan Asian Systems with Hutchison Whampoa, a satellite and cable television equipment supplier and systems integrator. Earlier in his career, Mr. Wade held a number of senior management positions in the United States and Singapore with Echosphere Corporation, a subsidiary of DISH Network Corporation, and Audiotone, a manufacturer and supplier of hearing aid and test equipment. Since 2012, Mr. Wade has also served as a director for First Western Advisors, Ltd., a private entity providing wealth management services. The Board of Directors concluded that Mr. Wade should continue to serve as a member of the Board of Directors due to, among other things, his operational expertise and his experience in the satellite industry.

The Board of Directors unanimously recommends a vote FOR the election of all of the nominees named herein.

Charles W. Ergen, our Chairman, currently beneficially owns equity securities representing approximately 63.6% of our total voting power.  Please see “Equity Security Ownership and Related Matters” below.  Mr. Ergen has indicated his intention to vote in favor of each of the nominees set forth in Proposal 1.  Accordingly, the election of all of the nominees set forth in Proposal 1 is assured notwithstanding a contrary vote by any or all shareholders other than Mr. Ergen.

Director Compensation and Non-employee Director Option Plan

Cash Compensation

Our employee directors and our directors who are employees of DISH Network Corporation or its subsidiaries are not compensated for their services as directors. Each non-employee director receives an annual cash retainer of $60,000 which is paid in equal quarterly installments; provided such person is a member of the Board of Directors on the last day of the applicable calendar quarter. Our non-employee directors also receive a $1,000 cash payment for each meeting attended in person and a $500 cash payment for each meeting attended by telephone; provided that if there is more than one meeting of the Board of Directors or its committees on the same day, then the applicable non-employee director is only entitled to receive compensation for attendance at a single meeting.  Additionally, the chairperson of each committee of the Board of Directors receives a $5,000 annual cash retainer, which is paid in equal quarterly installments; provided such person is the chairperson of the committee on the last day of the applicable calendar quarter.  Our non-employee directors also receive: (i) reimbursement, in full, of reasonable travel expenses related to attendance at all meetings of the Board of Directors and its committees and (ii) reimbursement, in full, of reasonable expenses related to educational activities undertaken in connection with service on the Board of Directors and its committees.

The following table sets forth the cash and noncash compensation earned by each of our non-employee directors for the fiscal year ended December 31, 2016.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Anthony M. Federico	69,500	—	40,439	—	—	—	109,939
Tom A. Ortolf	69,000	—	40,439	—	—	—	109,439
C. Michael Schroeder	69,500	—	40,439	—	—	—	109,939

(1)	On February 7, 2017, Mr. William David Wade was appointed to our Board of Directors and, accordingly, did not earn any cash or noncash compensation for the fiscal year ended December 31, 2016.

(2)
The amounts reported in the “Option Awards” column reflect the aggregate grant date fair values in accordance with FASB ASC Topic 718.  Assumptions used in the calculation of these amounts are included in Note 15 to the Corporation’s audited financial statements for the fiscal year ended December 31, 2016, included in the Corporation’s Annual Report on Form 10-K filed with the SEC on February 24, 2017.

Pursuant to our Amended and Restated 2008 Non-employee Director Stock Option Plan (the “2008 Director Plan”), each of Messrs. Federico, Ortolf and Schroeder was granted an option to acquire 5,000 Class A Shares at an exercise price of $39.69 per share on July 1, 2016 for services performed in 2016. These options were 100% vested upon issuance.

Incentive Compensation

Non-employee Director Stock Option Plan

We have adopted a non-employee director stock option plan, which we refer to as the 2008 Director Plan.  If approved by our shareholders at the Annual Meeting, the 2017 Director Plan will be used for equity grants to our non-employee directors after the date of the Annual Meeting. See Proposal 6 for additional information regarding the 2017 Director Plan.

The purpose of the 2008 Director Plan and, if approved, the 2017 Director Plan, is to advance our interests through the motivation, attraction and retention of highly-qualified non-employee directors.  Upon election or appointment to our Board of Directors, our non-employee directors are granted a fully-vested option to acquire 10,000 Class A Shares with a grant date on the first day of the calendar quarter following the quarter in which such person is first elected or appointed to the Board of Directors.  In our discretion, we may also grant non-employee directors further options to acquire our Class A Shares.  Options we have granted under our 2008 Director Plan are 100% vested upon issuance and have a term of five years. As of December 31, 2016, 63,000 shares of our Class A Shares were available for issuance under the 2008 Director Plan.

Our non-employee directors do not hold any stock awards except those granted to the non-employee directors pursuant to the 2008 Director Plan. The following options were granted to our non-employee directors pursuant to the 2008 Director Plan and were outstanding as of December 31, 2016:

	Option Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#) (1)	Option Exercise Price ($)	Option Expiration Date
Anthony M. Federico	5,000	26.42	6/30/2017
	5,000	39.11	6/30/2018
	5,000	52.50	1/1/2020
	5,000	49.29	7/1/2020
	5,000	39.69	7/1/2021
Total Options Outstanding at December 31, 2016	25,000

Tom A. Ortolf	5,000	26.42	6/30/2017
	5,000	39.11	6/30/2018
	5,000	52.50	1/1/2020
	5,000	49.29	7/1/2020
	5,000	39.69	7/1/2021
Total Options Outstanding at December 31, 2016	25,000

C. Michael Schroeder	5,000	39.11	6/30/2018
	5,000	52.50	1/1/2020
	5,000	49.29	7/1/2020
	5,000	39.69	7/1/2021
Total Options Outstanding at December 31, 2016	20,000

(1)
On February 7, 2017, Mr. William David Wade was appointed to our Board of Directors and the Board of Directors approved a grant to Mr. Wade of 10,000 options to acquire Class A Shares with a grant date of April 1, 2017. These options will vest immediately on the grant date and will have an exercise price equal to the closing price of our Class A Shares on March 31, 2017.

CORPORATE GOVERNANCE

Board of Directors Information

Our Board of Directors held five meetings in 2016 and took action by unanimous written consent four times during 2016.  During 2016, each of our directors, other than Mr. Dodge, attended at least 75% of the aggregate of: (i) the total number of meetings of the Board held during the period in which he was a director and from which he was not recused; and (ii) the total number of meetings held by all committees of the Board on which he served.  In addition, our non-employee directors held four executive sessions in 2016.

Directors are elected annually and serve until their successors are duly elected and qualified or their earlier resignation or removal.  Officers serve at the discretion of the Board.

We are a “controlled company” within the meaning of the NASDAQ Marketplace Rules because more than 50% of our voting power is held by Charles W. Ergen, our Chairman. Mr. Ergen currently beneficially owns equity securities representing approximately 63.6% of the total voting power.  See “Equity Security Ownership and Related Matters” below. Therefore, we are not subject to the NASDAQ listing requirements that would otherwise require us to have: (i) a Board of Directors comprised of a majority of independent directors; (ii) compensation of our executive officers determined by a majority of the independent directors or a compensation committee composed solely of independent directors; (iii) a compensation committee charter which provides the compensation committee with the authority and funding to retain compensation consultants and other advisors, and/or (iv) director nominees selected, or recommended for the Board’s selection, either by a majority of the independent directors or a nominating committee composed solely of independent directors.

Committee Information

The Corporation has created an Executive Compensation Committee of the Board of Directors (the “Compensation Committee”), an Audit Committee of the Board of Directors (the “Audit Committee”) and a Nominating Committee of the Board of Directors (the “Nominating Committee”), all of which are composed entirely of independent directors.  The function and authority of each of the committees of our Board of Directors are described below.  The charters of our Compensation, Audit and Nominating Committees are available on our website at http://www.echostar.com.

Compensation Committee.  The Compensation Committee operates under a charter adopted by the Board.  The principal functions of the Compensation Committee are, to the extent the Board deems necessary or appropriate, to: (i) make and approve all option grants and other issuances of EchoStar’s equity securities to EchoStar’s executive officers and Board members other than non-employee directors; (ii) approve all other option grants and issuances of EchoStar’s equity securities, and recommend that the full Board make and approve such grants and issuances; (iii) establish in writing all performance goals for performance-based compensation, which together with other compensation to senior executive officers could exceed $1 million annually, other than standard stock incentive plan options that may be paid to EchoStar’s executive officers, and certify the achievement of such goals prior to payment; and (iv) set the compensation of our Chairman, Mr. Ergen.

The Compensation Committee held four meetings and took action by unanimous written consent on two occasions during 2016.  The current members of the Compensation Committee are Messrs. Ortolf, Schroeder, Federico and Wade, with Mr. Ortolf serving as Chairman.  The Board has determined that each member of the Compensation Committee meets the independence requirements of NASDAQ and SEC rules and regulations.  A report of the Compensation Committee is set forth below on page 20 of this Proxy Statement.

Audit Committee.  Our Board has established a standing Audit Committee in accordance with NASDAQ rules and Section 10A of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”) and related SEC rules and regulations.  The Audit Committee operates under a charter adopted by the Board.  The principal functions of the Audit Committee are to: (i) select the independent registered public accounting firm and set their compensation; (ii) select the internal auditor; (iii) review and approve management’s plan for engaging our independent registered public accounting firm during the year to perform non-audit services and consider what effect these services will have on the independence of our independent registered public accounting firm; (iv) review our annual financial statements and other financial reports that require approval by the Board; (v) oversee the integrity of our financial statements, our systems of disclosure and internal controls, and our compliance with legal and regulatory requirements; (vi) review the scope of our independent registered public accounting firm’s audit plans and the results of their audits; and (vii) evaluate the performance of our internal audit function and the independent registered public accounting firm.

The Audit Committee held five meetings and took action by unanimous written consent on two occasions during 2016.  The current members of the Audit Committee are Messrs. Ortolf, Schroeder, Federico and Wade, with Mr. Schroeder serving as Chairman.  The Board has determined that each member of our Audit Committee meets the independence requirements of NASDAQ and SEC rules and regulations.  The Board has also determined that each member of our Audit Committee is financially literate and that Mr. Ortolf qualifies as our “audit committee financial expert” as defined by applicable SEC rules and regulations.  A report of the Audit Committee is set forth below on page 39 of this Proxy Statement.

Nominating Committee.  The Nominating Committee operates under a charter adopted by the Board.  The principal function of the Nominating Committee is to identify, review and recommend independent director nominees for selection by the Board and to consider all director nominees in light of the entirety of their credentials.  The Nominating Committee held two meetings and took no action by written consent during 2016.  The current members of the Nominating Committee are Messrs. Ortolf, Schroeder, Federico and Wade, with Mr. Federico serving as Chairman.  The Board has determined that each member of the Nominating Committee meets the independence requirements of NASDAQ and SEC rules and regulations.

Board Criteria and Board Selection Process

The Nominating Committee considers candidates suggested by its members, other directors, senior management and shareholders, as appropriate.  No search firms or other advisors were retained to identify prospective nominees during the past fiscal year.  In considering whether to recommend a prospective nominee for selection by the Board, the Nominating Committee considers the entirety of the prospective nominee’s credentials, including but not limited to the following diverse factors: (i) their reputation and character; (ii) their ability and willingness to devote sufficient time to Board duties; (iii) their educational background; (iv) their business and professional achievements, experience and industry background; (v) their independence from management under listing standards and the Corporation’s governance guidelines; and (vi) the needs of the Board and the Corporation.  The Nominating Committee does not assign specific weights to any particular criteria and no particular criterion is necessarily applicable to all prospective nominees.  However, the Corporation believes that the backgrounds and qualifications of the directors, considered as a group, should provide a diverse mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities.  The Nominating Committee recommends, if necessary, measures to be taken so that the Board reflects the appropriate balance of experience, knowledge and abilities required for the Board as a whole and contains at least the minimum number of independent directors required by applicable laws and regulations.

The Nominating Committee has not adopted a written policy with respect to the consideration of candidates proposed by shareholders or with respect to nominating anyone to our Board other than non-employee directors.  A shareholder who wishes to recommend a prospective nominee for the Board should notify the Corporation’s Secretary or any member of the Nominating Committee in writing, in accordance with the process described in “Shareholder Communications” below, with whatever supporting material the shareholder considers appropriate.  It is the practice of the Nominating Committee to consider whether to nominate any person nominated by a shareholder pursuant to the provisions of the Corporation’s bylaws relating to shareholder nominations.

Board Leadership Structure

The Board currently separates the role of Chairman of the Board from the role of Chief Executive Officer with Mr. Charles W. Ergen serving as Chairman and Mr. Michael T. Dugan serving as Chief Executive Officer and President of the Corporation.  Mr. Dugan is responsible for the day-to-day management of the Corporation and Mr. Ergen primarily identifies strategic priorities and leads the discussion and execution of strategy for the Corporation.  We believe this leadership structure is appropriate for the Corporation and in the best interest of our shareholders because, among other reasons, separating the Chairman and Chief Executive Officer roles allows us to efficiently develop and implement corporate strategy that is consistent with the Board’s oversight role, while facilitating strong day-to-day executive leadership.  Among other things, separation of these roles allows our Chief Executive Officer and other members of senior management to focus on our day-to-day business, while at the same time the Board is able to take advantage of the unique blend of leadership, experience and knowledge of our industry and business that Mr. Ergen brings to the role of Chairman in providing guidance to, and oversight of, management.

The Board’s Role in Risk Oversight

The Board has ultimate responsibility for oversight of the Corporation’s risk management processes.  The Board discharges this oversight responsibility through regular reports received from, and discussions with, senior management on areas of material risk exposure to the Corporation.  These reports and Board discussions include, among other things, operational, financial, legal and regulatory, and strategic risks.  Additionally, the Corporation’s risk management processes are intended to identify, manage and control risks so that they are appropriate considering the Corporation’s scope, operations and business objectives.  The Board (or the appropriate committee in the case of risks in areas for which responsibility has been delegated to a particular committee) engages with the appropriate members of senior management to enable its members to understand and provide input to, and oversight of, our risk identification, risk management and risk mitigation strategies.  The Audit Committee meets regularly in executive session without management present to, among other things, discuss the Corporation’s risk management culture and processes.  As part of its charter, our Audit Committee is responsible for discussing the Corporation’s policies with respect to risk assessment and risk management, and reviewing contingent liabilities and risks that may be material to the Corporation.  When a committee receives a report from a member of management regarding areas of risk, the chairman of the relevant committee is expected to report on the discussion to the Board to the extent necessary or appropriate.  This enables the Board to coordinate risk oversight, particularly with respect to interrelated or cumulative risks that may involve multiple areas for which more than one committee has responsibility.  The Board or applicable committee also has authority to engage external advisors as necessary. A discussion of our risk assessment of compensation programs and practices is described in “Risk Assessment” in the Compensation Discussion and Analysis section below on page 20 of this Proxy Statement.

Other Information about Our Board of Directors

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is comprised solely of independent directors. The current Compensation Committee members are Messrs. Ortolf, Schroeder, Federico and Wade. None of these individuals was an officer or employee of EchoStar or DISH Network Corporation or its subsidiaries at any time during the 2016 fiscal year.  During the 2016 fiscal year, no executive officer of EchoStar served on: (i) the compensation committee of another entity, one of whose executive officers served on our Compensation Committee, (ii) the board of directors of another entity, one of whose executive officers served on our Compensation Committee, or (iii) the compensation committee of another entity, one of whose executive officers served on our Board of Directors.

Annual Meeting Attendance

Although we do not have a policy with regard to Board members’ attendance at our annual meetings of shareholders, all of our directors are encouraged to attend such meetings.  All of our directors were in attendance at our 2016 annual meeting. We expect that all of our nominees for election to the Board of Directors will attend our 2017 Annual Meeting.

INFORMATION CONCERNING OUR EXECUTIVE OFFICERS

The table and information below sets forth the name, age and position with the Corporation of each of our executive officers, the period during which each executive officer has served as such, and each executive officer’s business experience during at least the past five years.  Information concerning Charles W. Ergen, Chairman; Michael T. Dugan, Chief Executive Officer, President and Director; and Pradman P. Kaul, President of Hughes Communications and Director, is set forth above under “Proposal 1 — Election of Directors.”

Name	Age	Position
Anders N. Johnson	59	Chief Strategy Officer and President, EchoStar Satellite Services L.L.C.
Kranti K. Kilaru	52	Executive Vice President, Business Systems
Dean A. Manson	50	Executive Vice President, General Counsel and Secretary
David J. Rayner	59	Executive Vice President, Chief Financial Officer, Chief Operating Officer and Treasurer

A substantial majority of the voting power of the shares of both EchoStar and DISH Network Corporation is owned beneficially by Charles W. Ergen, our Chairman, and by certain trusts established by Mr. Ergen for the benefit of his family. Prior to March 2017, subsidiaries of DISH Network Corporation owned the Preferred Tracking Stock which represented an aggregate 80% economic interest in the residential retail satellite broadband business of our Hughes segment. Certain of our executive officers have previously been employed by DISH Network Corporation and its subsidiaries.

Anders N. Johnson.  Mr. Johnson has served as President of EchoStar Satellite Services L.L.C. since June 2011.  In September 2016, Mr. Johnson also was appointed as our Chief Strategy Officer. Before joining EchoStar, Mr. Johnson was most recently at SES World Skies where he served as Senior Vice President of Strategic Satellite Development.  Mr. Johnson joined SES GLOBAL after the combination of GE Americom and SES GLOBAL in 2001.  Prior to SES GLOBAL, Mr. Johnson worked at GE Capital beginning in 1985 in a variety of executive level roles in Satellite Services, Aviation Services, and Transportation & Industrial Financing.

Kranti K. Kilaru.  Mr. Kilaru has served as our Executive Vice President, Business Systems since July 2013.  Mr. Kilaru served as Senior Vice President of our systems engineering group from April 2005 to July 2013. Mr. Kilaru joined EchoStar Technologies L.L.C. in 1989.

Dean A. Manson.  Mr. Manson has served as our Executive Vice President, General Counsel and Secretary since November 2011. Mr. Manson also serves as Executive Vice President, General Counsel and Secretary of Hughes Communications. Mr. Manson joined Hughes in 2000 from the law firm of Milbank, Tweed, Hadley & McCloy, where he focused on international project finance and corporate transactions, and was appointed General Counsel of Hughes in 2004.

David J. Rayner.  Mr. Rayner has served as our Executive Vice President, Chief Financial Officer, and Treasurer since December 2012.  In September 2016, Mr. Rayner also was appointed as our Chief Operating Officer. From November 2011 to November 2012, Mr. Rayner served as Chief Financial Officer of Tendril Networks, Inc., a Boulder, Colorado software company.  Mr. Rayner served as our Chief Financial Officer from June 2010 to November 2011 and served as our Chief Administrative Officer from January 2008 to June 2010.  Prior to that, Mr. Rayner served as Executive Vice President of Installation and Service Networks of DISH Network Corporation and previously as Chief Financial Officer of DISH Network Corporation.  Before joining DISH Network Corporation in December 2004, Mr. Rayner served as Senior Vice President and Chief Financial Officer of Time Warner Telecom in Denver, beginning in June 1998.

EQUITY SECURITY OWNERSHIP AND RELATED MATTERS

Equity Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, to the best of our knowledge, the beneficial ownership of our voting securities as of the close of business on the Record Date by: (i) each person known by us to be the beneficial owner of more than five percent of any class of our voting securities; (ii) each of our directors; (iii) our Chief Executive Officer, Chief Financial Officer and next three most highly compensated executive officers in 2016 (collectively, the “Named Executive Officers” or “NEOs”); and (iv) all of our directors and executive officers as a group.  Unless otherwise indicated, each person listed in the following table (alone or with family members) has sole voting and dispositive power over the shares listed opposite such person’s name.

Name (1)	Amount and Nature of Beneficial Ownership	Percentage of Class (2)	Total Voting Power (3)
Class A Common Stock:
Charles W. Ergen (4)	35,270,098	43.2%	63.6%
William R. Gouger (5)	14,496,212	23.5%	27.7%
Trusts (5)	14,494,734	23.5%	27.7%
Putnam Investments, LLC (6)	12,201,761	25.9%	2.3%
Renaissance Technologies LLC (7)	2,572,980	5.5%	*
The Vanguard Group, Inc. (8)	2,748,294	5.8%	*
Michael T. Dugan (9)	729,303	1.5%	*
Anders N. Johnson (10)	181,760	*	*
David J. Rayner (11)	135,819	*	*
Kranti K. Kilaru (12)	79,440	*	*
Tom A. Ortolf (13)	32,000	*	*
Anthony M. Federico (14)	25,146	*	*
C. Michael Schroeder (15)	23,020	*	*
Pradman P. Kaul (16)	21,656	*	*
R. Stanton Dodge (17)	511	*	*
William David Wade (18)	—	*	*
All Directors and Executive Officers as a Group (12 persons) (19)	36,568,258	44.1%	63.7%
Class B Common Stock:
Charles W. Ergen (4)	33,193,945	69.6%	63.6%
William R. Gouger (5)	14,493,094	30.4%	27.7%
Trusts (5)	14,493,094	30.4%	27.7%
All Directors and Executive Officers as a Group (12 persons) (20)	33,193,945	69.6%	63.7%

*Less than 1%.

(1)
Except as otherwise noted below, the address of each such person is 100 Inverness Terrace East, Englewood, Colorado 80112.  As of the close of business on the Record Date, there were 47,170,466 Class A Shares outstanding and 47,687,039 Class B Shares outstanding.  Class B Shares are convertible into Class A Shares on a one-for-one basis at any time.

(2)
Describes the ownership percentage of each class of shares beneficially owned by such beneficial owner. For the Class A Shares, the calculation assumes the conversion only of the Class B Shares beneficially owned by such person into Class A Shares and after giving effect to the exercise of options and vesting of restricted stock units held by such person that are either currently exercisable or vested or may become exercisable or may vest within 60 days of the Record Date.

(3)
Describes the total voting power held by each beneficial owner taking into account all classes of shares beneficially owned by such beneficial owner, assuming no conversion of the Class B Shares and after giving effect to the exercise of options and vesting of restricted stock units held by such person that are either currently exercisable or vested or may become exercisable or vest within 60 days of the Record Date. Each Class B Share is entitled to ten votes per share.

(4)
Mr. Ergen’s beneficial ownership includes: (i) 700,678 Class A Shares beneficially owned directly by Mr. Ergen; (ii) 3,705 Class A Shares beneficially owned indirectly by Mr. Ergen in the DISH Network Corporation 401(k) Employee Savings Plan (the “DISH 401(k) Plan”); (iii) 1,360,000 Class A Shares subject to employee stock options that are either currently exercisable or may become exercisable within 60 days of the Record Date; (iv) 47 Class A Shares beneficially owned by Mr. Ergen’s spouse, Cantey M. Ergen; (v) 201 Class A Shares beneficially owned indirectly by Mrs. Ergen in the DISH 401(k) Plan; (vi) 6,122 Class A Shares beneficially owned by one of Mr. Ergen’s children; (vii) 5,400

Class A Shares beneficially owned by a charitable foundation for which Mr. Ergen is an officer and for which he shares investment control and voting power with Mrs. Ergen; and (viii) 33,193,945 Class A Shares issuable upon conversion of Mr. Ergen’s Class B Shares. Mr. Ergen’s beneficial ownership of Class A Shares excludes the shares owned by the Trusts (as defined below) as described in footnote 5. Because each Class B Share is convertible on a one-for-one basis into a Class A Share, assuming conversion of all shares of outstanding Class B Shares into Class A Shares and giving effect to the exercise of options held by Mr. Ergen that are either currently exercisable or may become exercisable within 60 days of the Record Date, the percentage of Class A Shares that Mr. Ergen may be deemed to beneficially own would be approximately 36.7%.

(5)
The address of Mr. William R. Gouger is 5701 S. Santa Fe Drive, Littleton, Colorado 80123.  Mr. Gouger’s beneficial ownership includes: (i) 28 Class A Shares owned directly by Mr. Gouger; (ii) 1,450 Class A Shares beneficially owned indirectly by Mr. Gouger in the DISH 401(k) Plan; (iii) 1,640 Class A Shares beneficially owned by Mr. Gouger solely by virtue of his position as the sole member of the investment committee (with sole voting and dispositive power) of Centennial Fiduciary Management LLC, which serves as trustee of certain trusts established by Mr. Ergen for the benefit of his family; (iv) 9,684,889 Class A Shares issuable upon conversion of Class B Shares held by certain grantor retained annuity trusts (“GRATs”) established by Mr. Ergen for the benefit of his family of which Mr. Gouger is trustee, including: (A) 7,004,758 Class A Shares issuable upon conversion of Class B Shares beneficially owned by Mr. Gouger solely by virtue of his position as trustee of the Ergen Three-Year 2015 SATS GRAT dated November 30, 2015; and (B) 2,680,131 Class A Shares issuable upon conversion of Class B Shares beneficially owned by Mr. Gouger solely by virtue of his position as trustee of the Ergen Three-Year 2014 SATS GRAT dated May 30, 2014; and (v) 4,808,205 Class A Shares issuable upon conversion of Class B Shares held by certain other trusts established by Mr. Ergen for the benefit of his family, which are beneficially owned by Mr. Gouger solely by virtue of his position as the sole member of the investment committee of Centennial Fiduciary Management LLC, which serves as trustee of such trusts, including: (A) 3,560,833 Class A Shares issuable upon conversion of Class B Shares owned beneficially by Mr. Gouger solely by virtue of his position as the sole member of the investment committee of Centennial Fiduciary Management LLC, which serves as trustee of the Ergen 2010 Family Wyoming Trust; and (B) 1,247,372 Class A Shares issuable upon conversion of Class B Shares, beneficially owned by Mr. Gouger solely by virtue of his position as the sole member of the investment committee (with sole voting and dispositive power) of Centennial Fiduciary Management LLC, which serves as trustee of certain other trusts established by Mr. Ergen for the benefit of his family. Because each Class B Share is convertible on a one-for-one basis into a Class A Share, assuming conversion of all shares of outstanding Class B Shares into Class A Shares, the percentage of Class A Shares that Mr. Gouger may be deemed to beneficially own would be approximately 15.3%. The Trusts listed in the beneficial ownership table are those GRATS and other trusts established by Mr. Ergen for the benefit of his family that are referenced in this footnote 5.

(6)
The address of Putnam Investments, LLC (d/b/a Putnam Investments) is One Post Office Square, Boston, Massachusetts 02109.  Of the Class A Shares beneficially owned, Putnam Investments has sole voting power as to 11,819 Class A Shares beneficially owned by it and it has sole dispositive power as to 12,201,761 Class A Shares beneficially owned by it.  The foregoing information is based solely upon a Schedule 13G/A filed by Putnam Investments with the SEC on February 14, 2017.

(7)
The address of Renaissance Technologies LLC is 800 Third Avenue, New York, New York 10022. Of the Class A Shares beneficially owned, Renaissance Technologies LLC has sole voting power as to 2,475,092 Class A Shares beneficially owned by it and sole dispositive power as to 2,497,552 Class A Shares beneficially owned by it.  The foregoing information is based solely upon a Schedule 13G filed by Renaissance Technologies LLC with the SEC on February 14, 2017.

(8)
The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.  Of the Class A Shares beneficially owned, Vanguard Group, Inc. has sole voting power as to 27,248 Class A Shares beneficially owned by it and sole dispositive power as to 2,717,611 Class A Shares beneficially owned by it.  The foregoing information is based solely upon a Schedule 13G/A filed by Vanguard Group, Inc. with the SEC on February 9, 2017.

(9)
Mr. Dugan’s beneficial ownership includes: (i) 57,092 Class A Shares held directly by Mr. Dugan; (ii) 1,597 Class A Shares held by Mr. Dugan in the Corporation’s 401(k) Employee Savings Plan (the “401(k) Plan”); and (iii) 670,614 Class A Shares subject to employee stock options that are either currently exercisable or may become exercisable within 60 days of the Record Date.

(10)
Mr. Johnson’s beneficial ownership includes: (i) 9,128 Class A Shares held directly by Mr. Johnson; (ii) 632 Class A Shares held by Mr. Johnson in the 401(k) Plan; and (iii) 172,000 Class A Shares subject to employee stock options that are either currently exercisable or may become exercisable within 60 days of the Record Date.

(11)
Mr. Rayner’s beneficial ownership includes: (i) 13,967 Class A Shares held directly by Mr. Rayner; (ii) 852 Class A Shares held by Mr. Rayner in the 401(k) Plan; and (iii) 121,000 Class A Shares subject to employee stock options that are either currently exercisable or may become exercisable within 60 days of the Record Date.

(12)
Mr. Kilaru’s beneficial ownership includes: (i) 137 Class A Shares held directly by Mr. Kilaru; (ii) 1,120 Class A Shares held by Mr. Kilaru in the 401(k) Plan; and (iii) 78,183 Class A Shares subject to employee stock options that are either currently exercisable or may become exercisable within 60 days of the Record Date.

(13)
Mr. Ortolf’s beneficial ownership includes: (i) 12,000 Class A Shares that are held by a partnership of which Mr. Ortolf is a partner and that are held as collateral for a margin account; and (ii) 20,000 Class A Shares subject to non-employee director stock options that are either currently exercisable or may become exercisable within 60 days of the Record Date.

(14)
Mr. Federico’s beneficial ownership includes: (i) 146 Class A Shares held directly by Mr. Federico; and (ii) 25,000 Class A Shares subject to non-employee director stock options that are either currently exercisable or may become exercisable within 60 days of the Record Date.

(15)
Mr. Schroeder’s beneficial ownership includes: (i) 3,020 Class A Shares held by a trust for which Mr. Schroeder is the trustee; and (ii) 20,000 Class A Shares subject to non-employee director stock options that are either currently exercisable or may become exercisable within 60 days of the Record Date.

(16)
Mr. Kaul’s beneficial ownership includes: (i) 1,332 Class A Shares held directly by Mr. Kaul; (ii) 324 Class A Shares held by Mr. Kaul in the 401(k) Plan; and (iii) 20,000 Class A Shares subject to employee stock options that are either currently exercisable or may become exercisable within 60 days of the Record Date.

(17)	Mr. Dodge’s beneficial ownership includes: (i) 83 Class A Shares held directly by Mr. Dodge; and (ii) 428 Class A Shares held by Mr. Dodge in the DISH 401(k) Plan.

(18)
On February 7, 2017, Mr. Wade was appointed to our Board of Directors and the Board of Directors approved a grant to Mr. Wade of 10,000 options to acquire Class A Shares with a grant date of April 1, 2017. These options will vest immediately on the grant date and will have an exercise price equal to the closing price of our Class A Shares on March 31, 2017.

(19)
Includes: (i) 784,745 Class A Shares held directly; (ii) 4,848 Class A Shares held in the 401(k) Plan and 4,133 held by executive officers or directors in the DISH 401(k) Plan; (iii) 2,553,797 Class A Shares subject to employee and non-employee director stock options that are either currently exercisable or may become exercisable within 60 days of the Record Date; (iv) 12,000 Class A Shares held in a partnership; (v) 33,193,945 Class A Shares issuable upon conversion of Class B Shares; (vi) 5,400 Class A Shares held by a charitable foundation; (vii) 6,370 Class A Shares held by a spouse or child directly and by a spouse indirectly in the DISH 401(k) Plan; and (viii) 3,020 Class A Shares held in trust.

(20)	Comprises the 33,193,945 Class B Shares beneficially owned by Mr. Ergen.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our common stock to file reports with the SEC regarding their ownership and changes in ownership of our equity securities. We believe that during 2016, our directors, executive officers and 10% shareholders complied with all Section 16(a) filing requirements, with the exception of the inadvertent omission of 10,000 Class A Shares from the Form 4 filed by Mr. David J. Rayner on November 15, 2016. In addition, on February 9, 2016, Mr. Anders N. Johnson filed a Form 5 reporting that 2,000 Class A Shares were reported in his Form 3 filed on July 11, 2011, but such 2,000 Class A Shares were inadvertently omitted in each subsequent Form 4 filed by Mr. Johnson.  In making these statements, we have relied upon examination of copies of Forms 3, 4 and 5 provided to us and the written representations of our directors and officers.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) addresses our compensation objectives and policies for our NEOs, the elements of NEO compensation and the application of those objectives and policies to each element of compensation for our NEOs for fiscal year 2016.

Our NEOs in 2016 were Messrs. Michael T. Dugan, Anders N. Johnson, Pradman P. Kaul, David J. Rayner and Kranti K. Kilaru. All of our NEOs were employed and solely compensated by EchoStar during 2016.  With the exception of Mr. Kaul, who entered into an agreement regarding his employment with Hughes prior to our acquisition of all of the outstanding equity of Hughes Communications in 2011 (the “Hughes Acquisition”), none of our NEOs are party to an employment agreement with us.

Overall Executive Compensation Program Objectives and Policies

Compensation Philosophy

Our executive compensation program was guided by the following key principles in 2016:

•	attraction, retention and motivation of executive officers over the long-term;

•	recognition of individual performance;

•	recognition of the achievement of company-wide and group performance goals, if any; and

•	creation of shareholder value by aligning the interests of management and shareholders through equity incentives.

General Compensation Levels

The total compensation opportunities, both base salaries and incentives, offered to our NEOs have been designed to ensure that they are competitive with market compensation levels, support our executive recruitment, retention and motivation objectives, reward individual, group and company-wide performance and contribute to our success by aligning the interests of our executive officers and shareholders.

In determining the overall compensation of our NEOs, the Corporation considers the subjective recommendations of our Chairman, Mr. Ergen, and our Chief Executive Officer and President, Mr. Dugan, who may take into account the following factors: (i) information described in “Compilation of Certain Peer Group Data” below, including the base salaries and range of the percentage increases in base salaries, for named executive officers of the companies contained in the Peer Group Data (as defined in “Compilation of Certain Peer Group Data” below), (ii) the executive’s performance and contributions and/or considerations of retention, including, without limitation, the executive’s success in achieving individual, group and company-wide goals and the extent to which the executive’s individual efforts resulted in tangible increases in corporate, division or department success, (iii) whether the performance goals of any short-term or long-term incentive plans were met and the payouts that would become payable upon achievement of those performance goals, (iv) the value of historic and current components of each NEO’s compensation, including the base salary and any bonus or incentive compensation paid to the NEO in the prior year, (v) the value of equity awards previously granted to the executive, (vi) EchoStar’s overall financial and business performance, (vii) the performance of the NEO’s business unit, (viii) the rate of standard annual merit increases for employees who are performing at a satisfactory level, (ix) the expected compensation to be paid to other senior officers in the applicable year in relation to a particular NEO, (x) whether the NEO was promoted or newly hired in the prior or applicable year, and (xi) equity awards that would normally be granted upon a promotion in accordance with our policies for promotions.  This approach to general compensation levels is not formulaic or standard and does not utilize formalized benchmarking, and the weight given to any particular factor in determining a particular NEO’s compensation depends on the subjective consideration of all factors described above in the aggregate.

With respect to equity incentive compensation, we generally attempt to ensure that our NEOs have appropriate incentives tied to the performance of our Class A Shares.  Therefore, we may grant more equity awards to a particular NEO in a given year if a substantial portion of the NEO’s equity incentives are vested and the underlying stock is capable of being sold.  In addition, the amount of equity incentives and/or severance benefits may be considered when determining whether to grant equity incentives to an NEO in a particular year. We also generally take into account whether an NEO has recently been promoted in determining whether to grant equity awards to that individual. We may grant equity awards based on a number of subjective criteria, including an NEO’s position and role in our success and whether an NEO has made any exceptional contributions to our success.

Mr. Ergen recommends, the Compensation Committee reviews and discusses and the Board of Directors ultimately approves the base salary compensation of Mr. Dugan. Messrs. Ergen and Dugan recommend, the Compensation Committee reviews and discusses and the Board of Directors ultimately approves the base salary compensation of our other NEOs.  After considering these recommendations and other considerations discussed above, the Board of Directors determines the annual base salary for each NEO. The Compensation

Committee also makes and approves grants of options and other equity-based compensation to our NEOs. Pursuant to our Executive Officer Bonus Incentive Plan, the Compensation Committee also determines and establishes applicable payout targets and performance metrics for the payment of short-term cash incentive awards, determines whether and to what extent such performance metrics have been met for each NEO for a particular year and approves short-term cash incentive awards. The Compensation Committee and the Board of Directors place substantial weight on Mr. Ergen’s recommendations regarding all compensation matters in light of his role as Chairman and as our controlling shareholder.

Compilation of Certain Peer Group Data

In connection with the approval process for our 2016 executive officer compensation, management prepared a compilation of the compensation components for the named executive officers of companies similar in size and/or industry to EchoStar, as disclosed in their respective publicly-filed proxy statements (the “Peer Group Data”).  The surveyed companies included: Loral Space & Communications, Inc., Cisco Systems, Inc., ViaSat Communications, Inc., Akamai Technologies, Inc., EarthLink Holdings Corp., Frontier Communications Corporation, IDT Corporation, and SBA Communications Corporation.  The Peer Group Data, along with other information obtained from media reports or other generally available sources related to executive compensation is used solely as a subjective frame of reference, rather than for benchmarking compensation for the NEOs.  We do not utilize a formulaic or standard, formalized benchmarking level or element in setting our executive compensation relative to that of other companies.  Generally, we believe our overall executive compensation lags behind most of the companies contained in our Peer Group Data in the areas of short-term incentives and severance packages, and may be competitive over time in equity compensation.

Deductibility of Compensation

Section 162(m) of the Internal Revenue Code of 1986 (as amended, the “Internal Revenue Code”) places a limit on the tax deductibility of compensation in excess of $1.0 million paid to certain “covered employees” of a publicly held corporation (generally, the corporation’s chief executive officer and its next three most highly compensated executive officers (other than the chief financial officer) in the year that the compensation is paid).  This limitation applies to compensation that is not considered performance-based under Section 162(m) of the Internal Revenue Code.  We may structure our compensation programs, where feasible, to minimize or eliminate the impact of the limitations of Section 162(m) of the Internal Revenue Code.  However, there is no assurance that any aspect of our compensation program has met or will in the future meet the requirements of Section 162(m) of the Internal Revenue Code to be considered deductible compensation and nondeductible compensation in excess of the application limitation may be paid. In addition, we retain discretion to approve annual, short-term, long-term or other compensation arrangements in a manner that does not permit the compensation to qualify for tax deductibility under Section 162(m) of the Internal Revenue Code.

Use of Compensation Consultants

No compensation consultants were retained by the Corporation, the Board of Directors or the Compensation Committee to evaluate or recommend the setting of executive compensation during the past fiscal year.

Implementation of Executive Compensation Program Objectives and Policies

Elements of Executive Compensation

The primary components of our executive compensation program include:

•	base salary;

•	equity incentive compensation (short-term and/or long-term) in the form of stock options and/or restricted stock units offered under EchoStar’s stock incentive plan;

•	short-term cash incentive compensation;

•	401(k) Plan; and

•	other compensation, including perquisites, personal benefits and post-termination compensation.

Our long and short-term incentive compensation generally include conditional and/or performance-based cash or equity incentive compensation and discretionary bonuses.

The components of our executive compensation program combine to promote the objectives and policies described above.  Base salary, 401(k) Plan benefits and other benefits and perquisites provided generally to employees provide a minimum level of compensation for our NEOs.  Long-term equity and/or performance-based incentive compensation align NEO compensation with the creation of long-term shareholder value and generally promotes retention.  Short-term cash or equity incentives reward individual, group or company performance and achievement of shorter-term goals important to the Corporation.

We have not required that a certain percentage of an executive’s compensation be provided in one form versus another.  However, our goal is to award compensation that is reasonable in relation to our compensation program and objectives when all elements of potential compensation are considered.  Each element of our executive compensation and the rationale for each element are described below.

Base Salary

We have traditionally included salary in our executive compensation package under the belief that it is appropriate that some portion of the compensation paid to our executives be provided in a form that is fixed and liquid occurring over regular intervals. The Board of Directors has traditionally been free to set base salary at any level deemed appropriate, with the Compensation Committee setting the base salary of the Chairman. The Compensation Committee and the Board of Directors typically review base salaries of our NEOs.  Any increases or decreases in base salary on a year-over-year basis have usually been dependent on a combination of the factors outlined above in “General Compensation Levels,” with particular emphasis on:

•	EchoStar’s overall financial and business performance;

•	the performance of the NEO’s business unit;

•	the NEO’s individual contributions to EchoStar; and

•	the rate of standard annual merit increases for employees who are performing at a satisfactory level.

Equity Incentive Compensation

We believe that our executive officers generally will be better able to contribute to our long-term success and help build incremental shareholder value if they have a stake in our future success and value.  We believe this stake helps retain executives and focuses the executive officers’ attention on managing as owners with equity positions and aligns their interests with the interests of our shareholders.  Equity awards therefore have generally represented an important component of our compensation program for most of our NEOs. We have attempted to create general incentives with standard stock option grants and conditional or performance-based incentives through awards that may include payouts in cash or equity.  Grants of equity incentive compensation have usually been dependent on a combination of the factors outlined above in “General Compensation Levels.”

To aid in our retention of employees, options and restricted stock unit awards granted under our stock incentive plan, including those granted to our NEOs, generally vest at the rate of 20% per year and, in the case of options, have exercise prices not less than the fair market value of our Class A Shares on the date of grant or the last trading day prior to the date of grant (if the date of grant is not a trading day).  Generally, our option agreements and restricted stock unit agreements with executive officers have included acceleration of vesting upon a change in control for those executive officers who are terminated by us or the surviving entity, as applicable, for any reason other than for cause during the twenty-four month period following such change in control.

Stock Incentive Plan

We have adopted an employee stock incentive plan, which we refer to as the Amended and Restated 2008 Stock Incentive Plan (the “2008 Stock Incentive Plan”). The purpose of the 2008 Stock Incentive Plan is to provide incentives to attract and retain executive officers and other key employees.  The 2008 Stock Incentive Plan is administered by our Compensation Committee and the Compensation Committee retains discretion, subject to plan limits, to modify the terms of outstanding awards and to re-price awards.  Awards available to be granted under the 2008 Stock Incentive Plan include: (i) stock options; (ii) stock appreciation rights; (iii) restricted stock and restricted stock units; (iv) performance awards; (v) dividend equivalents; and (vi) other stock-based awards.  We generally grant equity awards on the first day of each calendar quarter following the quarter in which the award was approved and have set exercise prices at not less than the fair market value of our Class A Shares on the date of grant or the last trading day prior to the date of grant (if the grant date is not a trading day).  As of December 31, 2016, there were (i) outstanding options to purchase approximately 6 million of our Class A Shares, (ii) 6,667 outstanding restricted stock units, and (iii) approximately 3.8 million of our Class A Shares remaining available for issuance under the 2008 Stock Incentive Plan.  Our option and restricted stock unit awards generally vest at the rate of 20% per year commencing one year from the date of grant. Prior to February 2016, we also granted to certain of our NEOs fully vested stock-based awards under our Employee Innovator Recognition Program, which is available to all of our eligible employees. After February 2016, our executive officers, including our NEOs, are no longer eligible to receive awards under our Employee Innovator Recognition Program.

If approved by our shareholders at the Annual Meeting, the 2017 Employee Stock Incentive Plan will be used for equity grants to our named executive officers after the date of the Annual Meeting. See Proposal 5 for additional information regarding the 2017 Employee Stock Incentive Plan.

Class B Chairman Stock Option Plan

We have adopted a Class B Chairman stock option plan, which we refer to as the 2008 Class B Chairman Stock Option Plan. The purpose of the 2008 Class B Chairman Stock Option Plan is to promote the interests of the Corporation by aiding in the retention of Mr. Ergen, who our Board of Directors believes is crucial to assuring our future success, to offer Mr. Ergen incentives to put forth maximum efforts for our future success and to afford Mr. Ergen an opportunity to acquire additional proprietary interests in the Corporation.  Mr. Ergen abstained from our Board of Directors’ vote regarding the adoption of the 2008 Class B Chairman Stock Option Plan.  Awards available to be granted under the 2008 Class B Chairman Stock Option Plan include nonqualified stock options and dividend equivalent rights with respect to our Class B Shares.  Up to four million shares of our Class B Shares are available for awards under the 2008 Class B Chairman Stock Option Plan.  Only Mr. Ergen is eligible to participate in the 2008 Class B Chairman Stock Option Plan.  No awards have been granted under the 2008 Class B Chairman Stock Option Plan.

Employee Stock Purchase Plan

We have an employee stock purchase plan, which we refer to as the ESPP.  The purpose of the ESPP is to provide our eligible employees with an opportunity to acquire a proprietary interest in the Corporation through the purchase of our Class A Shares.  Generally, full-time employees who have been employed by the Corporation for at least one calendar quarter are eligible to participate in the ESPP.  Employee stock purchases are made through payroll deductions.  Under the terms of the ESPP, each employee’s deductions are limited so that the maximum such employee may purchase under our ESPP is $25,000 in fair market value of Class A Shares per year.  Stock purchases are made on the last business day of each calendar quarter at 85% of the closing price of the Class A Shares on that date. The ESPP is intended to qualify under Section 423 of the Internal Revenue Code and thereby provide participating employees with an opportunity to receive certain favorable income tax consequences as to stock purchase rights under the ESPP. Our NEOs participate in the ESPP on the same terms as our other employees.

If approved by our shareholders at the Annual Meeting, the A&R 2017 ESPP will amend and restate the ESPP. See Proposal 7 for additional information regarding the A&R 2017 ESPP.

Short-Term Cash Incentive Compensation

We have adopted a short-term cash incentive program for our NEOs, which we refer to as the Executive Officer Bonus Incentive Plan.  The Executive Officer Bonus Incentive Plan is a cash bonus plan intended to promote the success of EchoStar by providing performance-oriented incentives to motivate our executive officers whose decisions and performance have a significant impact on our success and to reward them for superior managerial performance and our successful growth. Participants in the Executive Officer Bonus Incentive Plan include those executive officers of EchoStar who are subject to Section 16 of the Exchange Act as the Compensation Committee may designate from time to time as participants in the Executive Officer Bonus Incentive Plan. Under the Executive Officer Bonus Incentive Plan, bonuses are paid in cash and are based on target award amounts for each year determined by the Compensation Committee for each participant and on the achievement of corporate and business segment performance metrics established by the Compensation Committee for each fiscal year from among those set forth in the Executive Officer Bonus Incentive Plan. For each participant, 25% of the payout target is based on the achievement of company-wide performance metrics and 75% of the payout target is based on the achievement of applicable business segment performance metrics. Individual awards under the Executive Officer Bonus Incentive Plan may range between zero and an amount equal to or exceeding 100% of the applicable target award amount as determined by the Compensation Committee for each participant. Certain of our NEOs and other executive officers who are subject to Section 16 of the Exchange Act are eligible to receive, and have received, short-term cash incentive payments for 2016 pursuant to the Executive Officer Bonus Incentive Plan. See “Summary Compensation Table” below.

We may provide a discretionary cash bonus to the extent that we consider an individual to have made an extraordinary contribution towards EchoStar’s performance.  None of our NEOs received a discretionary cash bonus for 2016.

401(k) Plan

We have adopted a defined-contribution tax-qualified 401(k) Plan for eligible EchoStar employees, including our executives, to facilitate our employees’ ability to save some percentage of their cash compensation for retirement.  New employees become immediately eligible for participation in the 401(k) Plan upon the commencement of their employment.  Participants in the 401(k) Plan are entitled to contribute up to 75% of their eligible compensation subject to the maximum contribution limit provided by the Internal Revenue Code.  Eligible employees have the option to make after-tax contributions under the 401(k) Plan so that they may contribute up to 75% of their compensation on a pre-tax and/or after-tax basis subject to the Internal Revenue Code limits. All employee contributions to the 401(k) Plan are immediately vested. The Corporation matches 50 cents on the dollar for the first 6% of each employee’s salary contributions to the 401(k) Plan for a total of 3% match on a pre-tax basis up to a maximum of $7,500 annually. The Corporation match is calculated each pay period there is an employee contribution. In addition, we may make an annual discretionary contribution to the 401(k) Plan in cash or our stock. All Corporation contributions under the 401(k) Plan vest at 20% per year and are 100% vested after an eligible employee has completed five years of employment. Our NEOs participate in the 401(k) Plan, including corporate contributions, on the same terms as our other employees.

Nonqualified Plan

We have adopted a nonqualified plan for the benefit of a select group of officers (the “Nonqualified Plan”), including our NEOs, whose benefits under our 401(k) Plan are limited by the Internal Revenue Code.  Nonqualified Plan participants may elect to contribute up to 16% of their eligible compensation into the Nonqualified Plan on a pre-tax basis each payroll period.  We do not match any employee contributions in the Nonqualified Plan.  Participants are always 100% vested in the contributions they make into the Nonqualified Plan.  During 2016, all of our NEOs were eligible to participate in the Nonqualified Plan, and Mr. Rayner was the only NEO who contributed to the Nonqualified Plan. See “Nonqualified Deferred Compensation” below.

Perquisites, Personal Benefits, Post-Termination Compensation and Other Compensation

We have traditionally offered numerous plans and other benefits to our executive officers on the same terms as other employees.  These plans and benefits have included medical, vision, and dental insurance, life insurance, the ESPP and the 401(k) Plan as well as discounts on our and other companies’ products and services.  Relocation benefits may also be provided and reimbursed, but are individually negotiated when they occur.  In some years, we have permitted certain NEOs and their family members and guests to use our corporate aircraft for personal use. During 2016, Mr. Dugan was the only NEO that used our corporate aircraft for personal use. See “Summary Compensation Table” below. We have also paid on behalf of Mr. Kaul amounts relating to excess medical benefits, personal liability insurance, and financial planning services pursuant to programs put in place by Hughes prior to the Hughes Acquisition. See “Summary Compensation Table” below.

We have not traditionally had any plans in place to provide severance benefits to employees.  However, generally stock options and restricted stock units have been granted to our executive officers subject to acceleration of vesting upon a change in control for those executive officers who are terminated by us or the surviving entity, as applicable, for any reason other than for cause during the twenty-four month period following such change in control.  In addition, Mr. Kaul has severance benefits that were approved by the board of directors of Hughes as part of his employment agreement prior to the Hughes Acquisition and which were modified by our Compensation Committee during 2016. See “Potential Payments Upon Termination or Following a Change in Control” below.

Shareholder Advisory Vote on Executive Compensation

We provided our shareholders with the opportunity to cast a non-binding advisory vote on executive compensation at the annual meeting of shareholders held in October 2014.  Over 96% of the voting power represented at the meeting and entitled to vote on that matter voted to approve, on a non-binding advisory basis, the compensation paid to our named executive officers, as described in the proxy statement for that meeting.  The Compensation Committee reviewed these voting results after such meeting, and the Corporation did not change its approach to executive compensation in 2014, 2015 or 2016 as a direct result of the vote.  In 2011, our shareholders approved, on a non-binding advisory basis, that we should provide our shareholders with the opportunity to cast a non-binding advisory vote on executive compensation at our annual meeting of shareholders at least once every three years. For information on this year’s shareholder advisory votes on executive compensation and on the frequency of future advisory votes on executive compensation, see Proposal Nos. 3 and 4.

2016 Executive Compensation

We generally make decisions with respect to executive compensation for a particular compensation year in the first or second quarter of the applicable year.  With respect to the executive compensation of our NEOs, we reviewed total compensation of each NEO and the factors outlined above in “General Compensation Levels.” As described in “General Compensation Levels” above, we aim to provide compensation that is competitive with market practice with an emphasis on providing a substantial portion of overall compensation in the form of equity incentives. The Compensation Committee and the Board of Directors placed substantial weight on Mr. Ergen’s recommendations regarding all executive compensation matters in light of his role as Chairman and as our controlling shareholder.

Compensation of Our Chief Executive Officer and President

2016 Base Salary.  Base salary for our Chief Executive Officer and President is reviewed and discussed by the Compensation Committee and determined by the Board of Directors primarily based on Mr. Ergen’s recommendations.  Mr. Ergen made a recommendation with respect to the 2016 base salary of our Chief Executive Officer and President after considering the factors outlined above in “General Compensation Levels,” placing primary weight on (a) Mr. Dugan’s base salary in 2015, (b) Mr. Dugan’s performance in 2015, and (c) whether, in Mr. Ergen’s subjective view, an increase in base salary was warranted based on such performance or in order to retain Mr. Dugan. In determining Mr. Dugan’s 2016 base salary, Mr. Ergen recommended, the Compensation Committee reviewed, discussed and recommended and the Board of Directors determined that Mr. Dugan’s existing base compensation was already within the range of market compensation indicated in the Peer Group Data in light of our practices with respect to base salaries and that therefore an increase over Mr. Dugan’s 2015 base salary was not necessary.

2016 Cash Bonus.  We may provide a discretionary cash bonus to the extent that we consider an individual to have made an extraordinary contribution towards EchoStar’s performance.  No discretionary cash bonus was paid to Mr. Dugan in 2016. See “Summary Compensation Table” below.

2016 Short-Term Cash Incentive Compensation. The purpose of short-term cash incentives under our Executive Officer Bonus Incentive Plan is to provide performance-oriented incentives to motivate the achievement of superior managerial performance and successful growth of the Corporation. Taking into account, among other things, the factors described in “General Compensation Levels” above, Mr. Ergen did not recommend and the Compensation Committee did not make any short-term cash incentive awards to Mr. Dugan for 2016 under the Executive Officer Bonus Incentive Plan. See “Summary Compensation Table” below.

2016 Equity Incentives.  With respect to equity incentives, we primarily evaluate the position of our Chief Executive Officer and President to ensure that he has appropriate incentives tied to the performance of our Class A Shares.  This determination is made by the Compensation Committee primarily on the basis of Mr. Ergen’s subjective recommendation.  Taking into account, among other things, the factors described in “General Compensation Levels” above, including, among other things, the equity awards necessary to retain Mr. Dugan, the value of Mr. Dugan’s existing equity awards and whether our Mr. Dugan is entitled to severance payments, Mr. Ergen did not recommend and the Compensation Committee did not make any equity incentive awards to Mr. Dugan in 2016.

The Compensation Committee determined on April 30, 2015 that Mr. Dugan would receive a grant of 100,000 restricted stock units (“RSUs”) with a grant date of July 1, 2015. Mr. Dugan’s RSUs vested based upon certain quarterly and/or cumulative earnings goals subject to the Compensation Committee’s authorization to determine and calculate the achievement of each goal in accordance with the terms of the 2008 Stock Incentive Plan and a restricted stock unit agreement (the “Earnings Goals”). The Earnings Goals were as follows: (i) $209 million of earnings before interest, taxes, depreciation and amortization (“EBITDA”) in the second quarter of 2015; (ii) $218 million of EBITDA in the third quarter of 2015; (iii) $231 million of EBITDA in the fourth quarter of 2015; or (iv) an aggregate $658 million of EBITDA in the second through fourth quarters of 2015. The RSUs vested in three tranches with 33,333 of the RSUs vesting on August 6, 2015, 33,333 of the RSUs vesting on November 6, 2015 and 33,334 of the RSUs vesting on February 24, 2016, respectively.

Compensation of Other Named Executive Officers

2016 Base Salary.  Base salaries for each of the NEOs, other than Mr. Dugan, are reviewed and discussed by the Compensation Committee and determined by the Board of Directors primarily based on Mr. Dugan’s and Mr. Ergen’s recommendations.  Messrs. Dugan and Ergen made recommendations with respect to the 2016 base salary of each of the NEOs, other than Mr. Dugan, after considering the factors outlined above in “General Compensation Levels.”  Placing primary weight on (a) the NEO’s base salary in 2015, (b) the NEO’s performance in 2015, and (c) whether, in their subjective view, an increase in base salary was warranted based on such performance or in order to retain the NEO, Messrs. Ergen and Dugan recommended base salary increases for 2016 for each of Messrs. Johnson, Kilaru and Rayner and recommended that a base salary increase for 2016 for Mr. Kaul was not necessary. The Compensation Committee reviewed, discussed and recommended, and the Board of Directors accepted, Messrs. Ergen’s and Dugan’s recommendations with respect to the base salaries for each of these NEOs.

2016 Cash Bonus.  We may provide a discretionary cash bonus to the extent that we consider an individual to have made an extraordinary contribution towards EchoStar’s performance.  None of our NEOs received a discretionary cash bonus in 2016. See “Summary Compensation Table” below.

2016 Short-Term Cash Incentive Compensation With respect to short-term cash incentives under our Executive Officer Bonus Incentive Plan, we attempt to ensure that our NEOs have performance-oriented incentives to motivate them to achieve superior managerial performance and successful growth of the Corporation and their business units. This determination is made by the Compensation Committee primarily on the basis of Mr. Dugan’s and Mr. Ergen’s recommendations.  For 2016, Messrs. Dugan and Ergen based their recommendations on, and the Compensation Committee took into account, among other things, the factors described in “General Compensation Levels” above, placing primary weight on each NEO’s role in driving the Corporation’s overall performance and such NEO’s applicable business unit’s financial and operational performances in 2016. Messrs. Dugan and Ergen made recommendations regarding, and the Compensation Committee reviewed, discussed and determined, payout targets and performance metrics for 2016 for the payment of short-term cash incentive awards under our Executive Officer Bonus Incentive Plan for each of our NEOs, other than Mr. Dugan, and the Compensation Committee determined whether and to what extent such performance metrics were met for each NEO for 2016 and the amount of the cash incentive award for 2016 paid under the Executive Officer Bonus Incentive Plan to each of our NEOs, other than Mr. Dugan.

Based on the recommendations of Messrs. Dugan and Ergen, the Compensation Committee approved the following short-term cash incentive awards under our Executive Officer Bonus Incentive Plan for 2016 for our NEOs other than Mr. Dugan:

NEO	2016 Payout Target	2016 Performance Metrics	2016 Incentive Award Payment
Mr. Johnson	$550,000 (100% of base salary)	Financial and operational performance of our EchoStar Satellite Services (“ESS”) business segment, including EBITDA, revenue and satellite launch, compliance and regulatory matters, as well as subjective factors regarding ESS activities.	$353,650
Mr. Kaul	$769,600 (100% of base salary)	Financial and operational performance of our Hughes business segment, including EBITDA, revenue, consumer subscriber performance, EchoStar XIX satellite readiness and other compliance and regulatory matters, as well as subjective factors regarding Hughes activities.	$615,680
Mr. Kilaru	$264,000 (60% of base salary)	Combination of financial and operational performance of the Corporation overall and our Hughes, EchoStar Technologies and ESS business segments.	$184,184
Mr. Rayner	$330,013 (60% of base salary)	Combination of financial and operational performance of the Corporation overall and our Hughes, EchoStar Technologies and ESS business segments.	$230,239

See “Summary Compensation Table” below.

2016 Equity Incentives.  With respect to equity incentives, we primarily evaluate the position of each NEO to ensure that the NEO has appropriate incentives tied to the performance of our Class A Shares.  This determination is made by the Compensation Committee primarily on the basis of Messrs. Ergen’s and Dugan’s subjective recommendations.  For 2016, Messrs. Ergen and Dugan based their recommendation on, and the Compensation Committee took into account, among other things, the factors described in “General Compensation Levels” above, including, among other things, the equity awards necessary to retain our NEOs, the value of our NEOs’ existing equity awards and whether each NEO is entitled to severance payments.  During 2016, the Compensation Committee granted Mr. Johnson an option to purchase 50,000 Class A Shares, granted Mr. Kaul an option to purchase 100,000 Class A Shares, and granted Mr. Kilaru an option to purchase 25,000 Class A Shares, in each case, to ensure that each NEO had appropriate incentives tied to the performance of our Class A Shares. See “Grants of Plan-Based Awards” below.

Risk Assessment

We believe that our compensation programs and practices, which consist primarily of fixed cash salary and cash and equity incentive awards, assist in our efforts to mitigate excessive risk taking by our employees. We annually review the cash and equity incentive programs for the Corporation’s senior officers, including our executive officers, who are the employees whose actions could expose the Corporation to the most significant business risks.  We concluded that certain features of these programs tend to reduce the likelihood of excessive risk taking. These features include a compensation mix that delivers a substantial portion of compensation in the form of long-term equity awards to create incentives to work for the long-term growth of the Corporation; multi-year vesting of equity awards; use of short-term incentive awards that reward individual, group or company performance and achievement of shorter-term goals important to the Corporation, thus reducing the incentive to take short-term risks that are not consistent with the Corporation’s goals; and the Compensation Committee and Board of Directors’ ongoing oversight to ensure the Corporation’s compensation programs and practices appropriately balance the interests of employees and shareholders.

For the foregoing reasons, the Board of Directors believes that the Corporation’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Corporation.

Compensation Committee Report

The Compensation Committee is appointed by the Board of Directors to discharge certain of the Board of Directors’ responsibilities relating to compensation of EchoStar’s executive officers.

Based on the review of the Compensation Discussion and Analysis and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee

Tom A. Ortolf (Chairman)
C. Michael Schroeder
Anthony M. Federico
William David Wade

Executive Compensation Tables

Summary Compensation Table

Our executive officers are compensated by certain of our subsidiaries.  The following table sets forth the cash and noncash compensation earned by each NEO for the fiscal years ended December 31, 2016, 2015 and 2014.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (3)	All Other Compensation ($) (4)	Total ($)
Michael T. Dugan (5)	2016	850,013	—	391	—	—	4,943	17,976	873,323
Chief Executive Officer and President	2015	850,013	—	5,001,927	—	—	1,951	29,042	5,882,933
	2014	863,850	—	1,988	—	—	4,877	80,395	951,110

Anders N. Johnson (6)	2016	534,629	—	—	624,510	353,650	966	13,790	1,527,545
Chief Strategy Officer and President, EchoStar Satellite Services	2015	483,855	50,000	—	570,160	—	(41)	14,203	1,118,177
	2014	440,002	—	—	591,578	—	—	14,662	1,046,242

Pradman P. Kaul (7)	2016	769,621	—	—	1,249,020	615,680	47,620	49,731	2,731,672
President, Hughes Communications, Inc.	2015	761,646	—	—	—	718,000	26,994	48,236	1,554,876
	2014	740,000	66,600	—	—	747,400	56,881	51,088	1,661,969

Kranti K. Kilaru (8)	2016	427,696	—	782	312,255	184,184	—	20,190	945,107
Executive Vice President, Business Systems	2015	390,636	30,000	963	356,350	—	—	13,190	791,139
	2014	362,338	—	—	295,789	—	—	12,950	671,077

David J. Rayner (9)	2016	542,451	—	—	—	230,239	5,150	17,351	795,191
Executive Vice President, CFO, COO and Treasurer	2015	518,119	—	—	926,510	—	(262)	13,790	1,458,157
	2014	483,410	—	—	1,290,630	—	767	20,723	1,795,530

(1)
Each of our NEOs other than Mr. Dugan were eligible to receive, and did receive, short-term cash incentive payments for 2016 under our Executive Officer Bonus Incentive Program. These 2016 short-term cash incentive payments are reported in the “Non-Equity Incentive Plan Compensation” column. For 2016, these cash incentive payments equaled approximately 64%, 80%, 70% and 70% of the respective payout targets under our Executive Officer Bonus Incentive Program for Messrs. Johnson, Kaul, Kilaru and Rayner, respectively, as a result of the achievement of certain financial and operational metrics as well as, for Messrs. Johnson and Kaul, subjective factors regarding business segment activities, in all cases as determined by the Compensation Committee. Pursuant to an annual incentive plan that was established prior to the Hughes Acquisition (the “Hughes Annual Incentive Plan”), Mr. Kaul was eligible to receive, and did receive, short-term cash incentive payments for 2015 and 2014. For 2015 and 2014, the Hughes Annual Incentive Plan applicable to Mr. Kaul had metrics that were weighted as 100% and 92%, respectively, associated with the financial performance of Hughes and 0% and 8%, respectively, associated with a subjective factor. The portion of Mr. Kaul’s short-term cash incentive payments for 2015 and 2014 related to the subjective factors is reported in the “Bonus” column and the portion of his cash incentive payments related to the Hughes financial performance is reported in the “Non-Equity Incentive Plan Compensation” column.  None of our NEOs other than Mr. Kaul received compensation under the Hughes Annual Incentive Plan for 2015 or 2014. Mr. Johnson’s and Mr. Kilaru’s subjective cash bonuses for 2015 are reported in the “Bonus” column. None of our other NEOs received subjective cash bonuses for 2015 or 2014.

(2)
The amounts reported in the “Stock Awards” column and the “Option Awards” column reflect the aggregate grant date fair values in accordance with FASB ASC Topic 718.  Assumptions used in the calculation of these amounts are included in Note 15 in the Notes to the Corporation’s audited financial statements for the fiscal years ended December 31, 2016, 2015 and 2014, respectively, included in the Corporation’s Annual Reports on Form 10-K filed with the SEC on February 24, 2017, February 24, 2016 and February 20, 2015, respectively. These amounts include both performance and non-performance based awards and vested and unvested awards. The grant date fair value for Mr. Dugan’s 2015 performance-based restricted stock unit award is based on the probable outcome of the performance conditions under the award and reflects the amount of compensation actually realized or that may be realized.

(3)	Aggregate earnings are dependent on the investment decisions made by the executive. All earnings are market earnings, and none are preferential or set by the Corporation.

(4)
“All Other Compensation” includes: (a) for all of the NEOs, amounts contributed by the Corporation pursuant to our 401(k) Plan, $5,000 of Class A Shares granted to each NEO pursuant to our annual discretionary contribution to the 401(k) Plan and amounts related to vacation carryover, (b) for Mr. Kaul, amounts related to programs put in place by Hughes prior to the Hughes Acquisition, including $11,604 of executive medical benefits in 2016, $14,930 of financial planning services in 2016, and personal liability insurance, and (c) for Mr. Dugan, amounts associated with Mr. Dugan’s personal use of the corporate aircraft in 2016 and 2014. We calculated the value of personal use of the corporate aircraft based upon the incremental cost of such usage to the Corporation.

(5)
Mr. Dugan’s annual base salary was increased effective November 2013 to $850,000. Mr. Dugan’s 2014 salary includes $13,850 of such salary increase related to November and December 2013 that was paid in 2014.

(6)	Mr. Johnson’s base salary was increased effective April 2015 and April 2016.

(7)	Mr. Kaul’s base salary was increased effective April 2015.

(8)	Mr. Kilaru’s base salary was increased effective April 2015 and April 2016.

(9)	Mr. Rayner’s base salary was increased effective April 2015 and April 2016.

Grants of Plan-Based Awards

The following table provides information on awards granted to our NEOs in 2016.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards:	All Other Option Awards:
Name	Grant Date	Date of Compensation Committee Approval	Threshold ($)(1)	Target ($)(1)	Maximum ($)(1)	Threshold (#)	Target (#)	Maximum (#)	Number of Shares of Stock or Units(#) (2)	Number of Securities Underlying Options (#) (3)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($) (4)
Michael T. Dugan	1/1/2016	—	—	—	—	—	—	—	10	—	—	391
Anders N. Johnson.	—	—	71,500	550,000	660,000	—	—	—	—	—	—	—
	4/1/2016	3/31/2016	—	—	—	—	—	—	—	50,000	43.94	624,510
Pradman P. Kaul	—	—	146,224	769,600	923,520	—	—	—	—	—	—	—
	4/1/2016	3/31/2016	—	—	—	—	—	—	—	100,000	43.94	1,249,020
Kranti K. Kilaru	—	—	45,672	264,000	316,800	—	—	—	—	—	—	—
	1/1/2016	—	—	—	—	—	—	—	20	—	—	782
	4/1/2016	3/31/2016	—	—	—	—	—	—	—	25,000	43.94	312,255
David J. Rayner	—	—	57,092	330,013	396,016	—	—	—	—	—	—	—

(1)
These amounts reflect threshold, target and maximum payout amounts for 2016 for our NEOs under our Executive Officer Bonus Incentive Plan. Threshold amounts are not guaranteed minimum amounts payable under our Executive Officer Bonus Plan. See “Summary Compensation Table” for actual short-term cash incentives earned by our NEOs for 2016 under our Executive Officer Bonus Incentive Plan.

(2)
The shares granted to Mr. Dugan on January 1, 2016, and to Mr. Kilaru on January 1, 2016, respectively, and reported in the “All Other Stock Awards” column represent shares awarded pursuant to our Employee Innovator Recognition Program. After February 2016, our NEOs were no longer eligible to receive awards under our Employee Innovator Recognition Program.

(3)
Mr. Johnson’s and Mr. Kilaru’s option awards vest at the rate of 20% per year commencing on April 1, 2017 if the executive officer is employed by EchoStar or its subsidiaries on each vesting date. Mr. Kaul’s option award vests at the rate of 20% per year commencing on April 1, 2017 if Mr. Kaul is either employed by EchoStar or its subsidiaries or is a member of the Board of Directors of EchoStar on each vesting date.

(4)
The amounts reported in the “Grant Date Fair Value of Stock and Option Awards” column reflect the aggregate grant date fair values in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 15 in the Notes to the Corporation’s audited financial statements for the fiscal year ended December 31, 2016, included in the Corporation’s Annual Report on Form 10-K filed with the SEC on February 24, 2017. These amounts include both vested and unvested awards.

Outstanding Equity Awards at Fiscal Year-End

Except as indicated elsewhere, all awards reflected in this table were made in shares of our Class A Shares and were granted under the terms of our 2008 Stock Incentive Plan.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Unearned Options (#)	Equity Incentive Plan Awards Number of Securities Underlying Unexercised Options Unexercisable (#) (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
Michael T. Dugan	420,614	—	—	20.14	12/31/2019	—	—	—	—
	250,000	—	—	34.22	12/31/2022	—	—	—	—
Anders N. Johnson	100,000	—	—	36.43	6/30/2021	—	—	—	—
	30,000	—	20,000	39.05	7/1/2023	—	—	—	—
	8,000	—	12,000	52.49	7/1/2024	—	—	—	—
	8,000	—	12,000	46.85	10/1/2024	—	—	—	—
	8,000	—	32,000	51.77	4/1/2025	—	—	—	—
	—	—	50,000	43.94	4/1/2026	—	—	—	—
Pradman P. Kaul	—	—	100,000	43.94	4/1/2026	—	—	—	—
Kranti K. Kilaru	5,183	—	—	19.08	6/30/2020	—	—	—	—
	20,000	—	—	36.43	6/30/2021	—	—	—	—
	30,000	—	20,000	39.05	7/1/2023	—	—	—	—
	4,000	—	6,000	52.49	7/1/2024	—	—	—	—
	4,000	—	6,000	46.85	10/1/2024	—	—	—	—
	5,000	—	20,000	51.77	4/1/2025	—	—	—	—
	—	—	25,000	43.94	4/1/2026	—	—	—	—
David J. Rayner	—	—	—	—	-	—	—	6,667 (3)	342,617
	60,000	—	20,000	34.22	12/31/2022	—	—	—	—
	30,000	—	45,000	49.72	1/1/2024	—	—	—	—
	13,000	—	52,000	51.77	4/1/2025	—	—	—	—

(1)
Except for Messrs. Dugan and Kaul, all option awards vest at the rate of 20% per year, commencing one year after the grant date, if the executive officer is employed by EchoStar or its subsidiaries on each vesting date. Mr. Dugan’s option award expiring on December 31, 2022 vested 100% on the first anniversary of the grant date. Mr. Kaul’s option award vests at the rate of 20% per year commencing on April 1, 2017 if Mr. Kaul is either employed by EchoStar or its subsidiaries or is a member of the Board of Directors of EchoStar on each vesting date.

(2)	Amounts represent the number of unvested shares underlying the awards multiplied by $51.39, the closing market price of EchoStar’s Class A Shares on December 30, 2016.

(3)
Each restricted stock unit represents the right to receive one of our Class A Shares upon vesting. On December 31, 2012, Mr. Rayner was granted 33,333 restricted stock units. Mr. Rayner’s remaining unvested restricted stock units vest on December 31, 2017.

Option Exercises and Stock Vested

The following table summarizes the exercises of stock options by our NEOs and the vesting of stock and restricted stock units held by our NEOs during the year ended December 31, 2016.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Michael T. Dugan	—	—	33,344 (2)	1,421,753
Anders N. Johnson	—	—	6,660 (3)	264,402
Pradman P. Kaul	—	—	—	—
Kranti K. Kilaru	122,617	3,235,616	20 (4)	782
David J. Rayner	5,000	78,970	6,667 (3)	342,617

(1)
The value realized on exercise is computed by multiplying the difference between (i) for stock options, the exercise price of the stock option and the market price of the shares by the number of shares with respect to which the option was exercised, and (ii) for other stock awards, zero and the closing market price of the shares on the date of acquisition (or the prior trading day if the date of acquisition was not a trading day) by the number of shares acquired.

(2)
Includes (i) Class A Shares acquired upon the vesting of restricted stock units, and (ii) fully vested Class A Shares granted under our Employee Innovator Recognition Program. After February 2016, our NEOs are no longer eligible to receive awards under our Employee Innovator Recognition Program. Mr. Dugan received a grant of 100,000 restricted stock units with a grant date of July 1, 2015. The restricted stock units vested in three tranches with the last remaining 33,334 of the restricted stock units vesting on February 24, 2016.

(3)
Consists of Class A Shares acquired upon the vesting of restricted stock units. On June 30, 2011, Mr. Johnson was granted 33,330 restricted stock units that vested 20% per year, beginning one year following the grant date. On December 31, 2012, Mr. Rayner was granted 33,333 restricted stock units that vest 20% per year, beginning one year following the grant date. Mr. Rayner’s remaining unvested restricted stock units vest on December 31, 2017.

(4)
Consists of fully vested Class A Shares granted under our Employee Innovator Recognition Program. After February 2016, our NEOs are no longer eligible to receive awards under our Employee Innovator Recognition Program.

Nonqualified Deferred Compensation

The following table summarizes nonqualified deferred compensation earned or contributed by, or on behalf of our NEOs under our Nonqualified Plan for the year ended December 31, 2016.

Name	Executive Contributions in 2016 ($)	Registrant Contributions in 2016 ($)	Aggregate Earnings in 2016 (1) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/16 ($)
Michael T. Dugan	—	—	4,943	—	94,058
Anders N. Johnson	—	—	966	—	14,001
Pradman P. Kaul	—	—	47,620	—	663,774
Kranti K. Kilaru	—	—	—	—	—
David J. Rayner	27,745	—	5,150	—	92,539

(1)	Aggregate earnings are dependent on the investment decisions made by the executive. All earnings are market earnings, and none are preferential or set by the Corporation.

Potential Payments Upon Termination or Following a Change in Control

As discussed in “Compensation Discussion and Analysis” above, certain of our option agreements and restricted stock unit agreements given to our NEOs include acceleration of vesting upon a change in control for those executive officers who are terminated by us or the surviving entity, as applicable, for any reason other than for cause during the twenty-four month period following such change in control.  There are no benefits under such agreements triggered solely by a change in control or solely because of termination. Mr. Kaul’s option agreement provides for acceleration of vesting upon a change in control only if Mr. Kaul is terminated by us or the surviving entity, as applicable, for any reason other than for cause and ceases to be a member of the EchoStar Board of Directors, in each case during the twenty-four month period following such change in control.

Generally a change in control is deemed to occur upon: (i) a transaction or a series of transactions the result of which is that any person (other than Mr. Ergen, our controlling shareholder, or a related party) individually owns more than fifty percent (50%) of the total equity interests of either (a) EchoStar or (b) the surviving entity in any such transaction(s) or a controlling affiliate of such surviving entity in such transaction(s); and (ii) the first day on which a majority of the members of the Board are not continuing directors (as such term is used in the individual award agreements).

Assuming a change in control was to have taken place as of December 31, 2016 and, the NEOs had been terminated by EchoStar or the surviving entity on December 31, 2016 and Mr. Kaul ceased to be a member of the EchoStar Board of Directors on December 31, 2016, the estimated benefits that would have been provided to our NEOs are as follows:

Name	Maximum Value of Accelerated Vesting of Options and stock ($)
Michael T. Dugan	—
Anders N. Johnson	673,780
Pradman P. Kaul	745,000
Kranti K. Kilaru	460,290
David J. Rayner	761,167

Mr. Kaul’s termination benefits were set by Hughes prior to the Hughes Acquisition and were amended in 2016. Other than as set forth above, Mr. Kaul does not have any benefits triggered by a change of control of EchoStar.

Pursuant to his employment agreement (the “Employment Agreement”), if Mr. Kaul’s employment is terminated by us for cause, Mr. Kaul terminates his employment without good reason or provides notice to us of non-renewal of the Employment Agreement, Mr. Kaul becomes permanently disabled and is terminated by us, or Mr. Kaul dies during the term of the Employment Agreement, then, subject to the execution in certain circumstances of a waiver and release of claims in favor of Hughes and its affiliates, Mr. Kaul will receive his: (i) earned but unpaid base salary; (ii) any bonus earned in accordance with the terms of the applicable bonus plan but which has not been paid; (iii) accrued but unused vacation; and (iv) accrued but unreimbursed documented business expenses (subject to company policies), in each case through the date of termination (collectively, the “Accrued Amounts”). If Mr. Kaul’s employment is terminated by us without cause, terminated by him for good reason, or if we provide him with notice of non-renewal of his employment agreement, subject to his execution of a waiver and release of claims in favor of Hughes and its affiliates, Mr. Kaul would receive: (i) the Accrued Amounts; plus (ii) a percentage of Severance Payments depending on the date of termination or non-renewal as outlined in the chart below. The Severance Payments equal (i) a lump sum amount equal to three times the sum of (x) and (y), where (x) is Mr. Kaul’s annual base salary (in effect on the date of termination) and (y) is 100% of Mr. Kaul’s base salary which represents Mr. Kaul’s target bonus amount, (ii) cash payments equal to 1.5 times the monthly COBRA premium paid by Mr. Kaul, and (iii) reasonable outplacement benefits.

Termination or Non-Renewal Date	Percentage of Severance Payments
Before April 1, 2017	100%
On or after April 1, 2017, and before April 1, 2018	80%
On or after April 1, 2018, and before April 1, 2019	60%
On or after April 1, 2019, and before April 1, 2020	40%
On or after April 1, 2020, and before April 1, 2021	20%
On or after April 1, 2021	0%

Mr. Kaul’s Employment Agreement will terminate on April 1, 2021 and any employment of Mr. Kaul by Hughes or any of its affiliates after that date will be at-will employment.

Assuming Mr. Kaul’s employment was terminated under any of the following circumstances as of December 31, 2016, the payments and benefits that would have been provided to Mr. Kaul are as follows:

Pradman Kaul – Payments Upon Termination
Circumstance	Cash Severance ($) (1)	Bonus ($) (2)	Medical Continuation ($) (3)	Value of Accelerated Equity and Performance Awards and Nonqualified Plan Accounts ($)	Accrued Vacation ($)	Outplacement Benefits ($)
For cause	—	615,680	—	—	74,992	—
Without cause, for good reason or non-renewal of agreement by us	4,617,600	615,680	26,110	—	74,992	20,000
Without good reason or non-renewal of agreement by executive	—	615,680	—	—	74,992	—
Disability or death	—	615,680	—	—	74,992	—

(1)
This amount represents three times the sum of (a) Mr. Kaul’s annual base salary as in effect on December 31, 2016, plus (b) Mr. Kaul’s target payout amount for 2016 under our Executive Officer Bonus Incentive Plan.

(2)	This amount represents Mr. Kaul’s cash incentive payment for 2016 under our Executive Officer Bonus Incentive Plan.

(3)	This amount represents the amount of Mr. Kaul’s payments for 18 months of COBRA coverage times 1.5.

Equity Compensation Plan Information

The following table sets forth information regarding outstanding stock options and restricted stock unit awards and the Class A Shares reserved for future issuance under our equity compensation plans, including the 2008 Stock Incentive Plan and the 2008 Director Plan, as of December 31, 2016:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a)) (c) (2)
Equity compensation plans approved by shareholders	5,975,430	$39.30	3,850,061
Equity compensation plans not approved by shareholders	—	—	—
Total	5,975,430	$39.30	3,850,061

(1)
The calculation of the weighted-average exercise price of outstanding options, warrants and rights excludes restricted stock units that provide for the issuance of Class A Shares upon vesting and awards under our Employee Innovator Recognition Program because these awards do not require payment of an exercise price in order to obtain the underlying shares.

(2)	The shares available for issuance under the 2008 Class B Chairman Stock Option Plan are not included.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Our Board of Directors has adopted a written policy for the review and approval of transactions involving EchoStar or our subsidiaries, on the one hand, and related parties, such as directors or executive officers and their immediate family members, and DISH Network Corporation and its subsidiaries (collectively, “DISH Network”), on the other hand. We distribute questionnaires to our officers and directors on a quarterly basis. Our General Counsel directs the appropriate review of all potential related-party transactions and schedules their presentation at meetings of the Audit Committee and the Board of Directors, as applicable. Both the Audit Committee and the Board of Directors must approve these transactions, with all interested parties abstaining from the vote. Once each calendar year, the Audit Committee and the Board of Directors undertake a review of all recurring potential related-party transactions and must approve the continuation of each such transaction, with all interested parties abstaining. In addition, transactions involving DISH Network also are subject to the approval of a committee of non-interlocking directors. Our Board of Directors, however, has delegated authority to approve certain transactions with DISH Network to non-interlocking management which reports such approvals to the Board of Directors.

Related Party Transactions with DISH Network

Following the Spin-off, we and DISH Network have operated as separate publicly-traded companies. Prior to March 2017, DISH Network owned the Preferred Tracking Stock which represented an aggregate 80% economic interest in the residential retail satellite broadband business of our Hughes segment. A substantial majority of the voting power of the shares of both EchoStar and DISH Network Corporation is owned beneficially by Charles W. Ergen, our Chairman, and by certain trusts established by Mr. Ergen for the benefit of his family.

On February 28, 2017, we received all of the shares of the Preferred Tracking Stock in exchange for the equity interests of certain of our subsidiaries that held substantially all of our EchoStar Technologies businesses and certain other assets (the “Share Exchange”). On March 1, 2017, we retired the Preferred Tracking Stock.

In connection with and following both the Spin-off and the Share Exchange, we and DISH Network have entered into certain agreements pursuant to which we obtain certain products, services and rights from DISH Network; DISH Network obtains certain products, services and rights from us; and we and DISH Network have indemnified each other against certain liabilities arising from our respective businesses. We also may enter into additional agreements with DISH Network in the future. Generally, the amounts we or DISH Network pay for products and services provided under the agreements are based on cost plus a fixed margin (unless noted differently below), which varies depending on the nature of the products and services provided.

Broadcast Agreement. Effective January 2012, one of our subsidiaries and DISH Network entered into a broadcast agreement (the “2012 Broadcast Agreement”), pursuant to which we provided certain broadcast services to DISH Network, including teleport services such as transmission and downlinking, channel origination services, and channel management services, for the period from January 2012 through December 2016. In November 2016, one of our subsidiaries and DISH Network amended the 2012 Broadcast Agreement to extend the term for one year through December 2017. The fees for the services provided under the 2012 Broadcast Agreement were calculated at either: (a) our cost of providing the relevant service plus a fixed dollar fee, which was subject to certain adjustments; or (b) our cost of providing the relevant service plus a fixed margin, depending on the nature of the services provided. This agreement was transferred to DISH Network as part of the Share Exchange and EchoStar has no further obligations and will earn no additional revenue under this agreement after February 2017. We earned revenue of approximately $228.7 million from DISH Network under this agreement for the year ended December 31, 2016.

Broadcast Agreement for Certain Sports Related Programming. In May 2010, one of our subsidiaries and DISH Network entered into a broadcast agreement pursuant to which we provided certain broadcast services to DISH Network in connection with its carriage of certain sports related programming. The term of this agreement was ten years. The fees for the broadcast services provided under this agreement depended, among other things, upon the cost to develop and provide such services. This agreement was transferred to DISH Network as part of the Share Exchange and EchoStar has no further obligations and will earn no additional revenue under this agreement after February 2017. We earned revenue of approximately $1.4 million from DISH Network under this agreement for the year ended December 31, 2016.

Caltech. On October 1, 2013, Caltech Institute of Technology (“Caltech”) filed complaints against two of our subsidiaries, Hughes Communications and HNS, as well as against DISH Network Corporation and certain of its subsidiaries, in the United States District Court for the Central District of California alleging infringement of United States Patent Nos. 7,116,710; 7,421,032; 7,916,781; and 8,284,833, each of which is entitled “Serial Concatenation of Interleaved Convolutional Codes forming Turbo-Like Codes.” Caltech asserted that encoding data as specified by the DVB-S2 standard infringed each of the asserted patents. Caltech claimed that certain of our Hughes segment’s satellite broadband products and services, infringed the asserted patents by implementing the DVB-S2 standard. Pursuant to a settlement agreement among us, DISH Network and Caltech, in May 2016, Caltech dismissed with prejudice all of its claims in these actions. There were no expenses or payments under this agreement to DISH Network under this agreement for the year ended December 31, 2016.

Collocation and Antenna Space Agreements. In connection with the Share Exchange Agreement, effective March 2017, we entered into certain agreements pursuant to which DISH Network will provide collocation and antenna space to EchoStar through March 2022 at the following locations: Cheyenne, Wyoming; Gilbert, Arizona; New Braunfels, Texas; Monee, Illinois; and Englewood, Colorado. EchoStar may terminate any of these agreements with 180 days’ prior written notice. The fees for the services provided under these agreements depend the number of racks leased at the location.

DBSD North America Agreement. In March 2012, DISH Network completed its acquisition of 100% of the equity of reorganized DBSD North America, Inc. (“DBSD North America”). Prior to DISH Network’s acquisition of DBSD North America and our completion of the Hughes Acquisition, DBSD North America and HNS entered into various agreements pursuant to which our Hughes segment provides, among other things, warranty, operations and maintenance and hosting services of DBSD North America’s gateway and ground-based communications equipment. DBSD North America generally has the right to continue to receive warranty services from us on a month-to-month basis until February 2019. The provision of operations and maintenance services will continue until April 2018 and will automatically renew in April 2018 for an additional one-year period, unless terminated by DBSD North America upon at least 120 days’ written notice to us prior to the end of the term. The provision of hosting services will continue until February 2022 and will automatically renew for an additional five-year period until February 2027 unless terminated by DBSD North America upon at least 180 days’ written notice to us prior to the end of the term. In addition, DBSD North America generally may terminate such services for convenience, subject to providing us with prior notice and/or payment of termination charges. We earned revenue of approximately $2.3 million from DBSD North America under this agreement for the year ended December 31, 2016.

DISHOnline.com Services Agreement. Effective January 2010, DISH Network entered into a two-year agreement with one of our subsidiaries pursuant to which DISH Network received certain services associated with an online video portal. The fees for the services provided under this services agreement depended, among other things, upon the cost to develop and operate such services. In November 2016, one of our subsidiaries and DISH Network amended this agreement to, among other things, extend the term for one year through December 2017. This agreement was transferred to DISH Network as part of the Share Exchange and EchoStar has no further obligations and will earn no additional revenue under this agreement after February 2017. We earned revenue of approximately $6.3 million from DISH Network under this agreement for the year ended December 31, 2016.

DISH Remote Access Services Agreement. Effective February 2010, one of our subsidiaries entered into an agreement with DISH Network pursuant to which DISH Network received, among other things, certain remote digital video recorder (“DVR”) management services. The fees for the services provided under this services agreement depended, among other things, upon the cost to develop and operate such services. This agreement automatically renewed in February 2017 for an additional one-year period until February 2018. This agreement was transferred to DISH Network as part of the Share Exchange and EchoStar has no further obligations and will earn no additional revenue under this agreement after February 2017. We earned revenue of approximately $3.1 million from DISH Network under this agreement for the year ended December 31, 2016.

Employee Matters Agreement. Effective March 2017 in connection with the Share Exchange, we and DISH Network entered into an Employee Matters Agreement that addresses the transfer of employees from EchoStar to DISH, including certain benefit and compensation matters and the allocation of responsibility for employee related liabilities relating to current and past employees of the transferred businesses. DISH Network assumed employee-related liabilities relating to the transferred businesses as part of the Share Exchange, except that we will be responsible for certain existing employee related litigation as well as certain pre-Share Exchange compensation and benefits for employees transferring to DISH Network in connection with the Share Exchange.

gTLD Bidding Agreement. In April 2015, we and DISH Network entered into a gTLD Bidding Agreement whereby, among other things: (i) DISH Network obtained rights from us to participate in a generic top level domain (“gTLD”) auction, assuming all rights and obligations from us related to our application with the Internet Corporation for Assigned Names and Numbers (“ICANN”) for a particular gTLD; (ii) DISH Network agreed to reimburse us for our ICANN application fee and certain out-of-pocket expenses related to the application and the auction; and (iii) we and DISH Network agreed to split equally the net proceeds obtained by DISH Network as the losing bidder in the auction, less such fee reimbursement and out-of-pocket expenses. There were no revenue, expenses or payments between us and DISH Network under or relating to this agreement for the year ended December 31, 2016.

Hughes Broadband Distribution Agreement. Effective October 2012, HNS and dishNET Satellite Broadband L.L.C. (“dishNET”), a wholly-owned subsidiary of DISH Network, entered into a distribution agreement (the “Distribution Agreement”) pursuant to which dishNET has the right, but not the obligation, to market, sell and distribute the Hughes satellite internet service (the “Hughes service”). dishNET pays HNS a monthly per subscriber wholesale service fee for the Hughes service based upon a subscriber’s service level, and based upon certain volume subscription thresholds. The Distribution Agreement also provides that dishNET has the right, but not the obligation, to purchase certain broadband equipment from us to support the sale of the Hughes service. The Distribution Agreement had an initial term of five years with automatic renewal for successive one year terms unless terminated by either party with a written notice at least 180 days before the expiration of the then-current term. In February 2014, HNS and dishNET entered into an amendment to the Distribution Agreement which, among other things, extended the initial term of the Distribution Agreement until March 2024. Upon expiration or termination of the Distribution Agreement, the parties will continue to provide the Hughes service to the then-current dishNET subscribers pursuant to the terms and conditions of the Distribution Agreement. We earned revenue of approximately $100.3 million from dishNET under this agreement for the year ended December 31, 2016.

Hughes Broadband Sales Agency Agreement. During March 2017, HNS and DISH Network L.L.C. (“DNLLC”), a wholly-owned subsidiary of DISH Network, entered into a master service agreement (the “MSA”) pursuant to which DNLLC will have the right, but not the obligation, to: (i) market, promote and solicit orders for the Hughes service and related equipment; (ii) install Hughes service equipment; and (iii) purchase and distribute Hughes service equipment.  Under the MSA, HNS will make certain payments to DNLLC for each Hughes service sale and installation, and DNLLC will make payments to HNS for the purchase of Hughes service equipment from HNS, which will be reimbursed by HNS after the equipment is installed and activated at the customer’s residence.  The MSA has an initial term of 5 years with automatic renewal for successive one year terms. After the first anniversary, either party has the ability to terminate the MSA, in whole or in part, for any reason upon at least 90 days’ notice to the other party. Upon expiration or termination of the MSA, HNS will continue to provide the Hughes service to subscribers and make certain payments to DNLLC pursuant to the terms and conditions of the MSA.

Intellectual Property Matters Agreement. We entered into an Intellectual Property Matters Agreement with DISH Network in connection with the Spin-off. The Intellectual Property Matters Agreement governed our relationship with DISH Network with respect to patents, trademarks and other intellectual property. Pursuant to the Intellectual Property Matters Agreement, DISH Network irrevocably assigned to us all right, title and interest in certain patents, trademarks and other intellectual property necessary for the operation of our set-top box business. In addition, the agreement permitted us to use, in the operation of our set-top box business, certain other intellectual property currently owned or licensed by DISH Network. In addition, DISH Network was prohibited from using the “EchoStar” name as a trademark, except in certain limited circumstances. Similarly, the Intellectual Property Matters Agreement provided that we would not make any use of the name or trademark “DISH Network” or any other trademark owned by DISH Network, except in certain circumstances. Effective March 2017 in connection with the Share Exchange, we and DISH Network terminated this agreement and EchoStar has no further obligations and will earn no additional revenue nor incur additional expenses under this agreement after February 2017. There were no revenue, expenses or payments between us and DISH Network under or relating to this agreement for the year ended December 31, 2016.

Intellectual Property and Technology License Agreement. Effective March 2017 in connection with the Share Exchange, we and DISH Network entered into an Intellectual Property and Technology License Agreement (“IPTLA”) pursuant to which we and DISH Network license to each other certain intellectual property and technology. The IPTLA will continue in perpetuity, unless mutually terminated by the parties. Pursuant to the IPTLA, we granted to DISH Network a license to our intellectual property and technology for use by DISH Network in connection with its continued operation of the businesses acquired pursuant to the Share Exchange, including a limited license to use the “ECHOSTAR” trademark during a transition period.    EchoStar retains full ownership of the “ECHOSTAR” trademark.  In addition, DISH Network granted a license back to us for the continued use of all intellectual property and technology that is used in our retained businesses but the ownership of which was transferred to DISH Network pursuant to the Share Exchange.

Invidi. In November 2010 and April 2011, we made investments in Invidi Technologies Corporation (“Invidi”) in exchange for shares of Invidi’s Series D Preferred Stock. In November 2016, DIRECTV, LLC, a wholly owned indirect subsidiary of AT&T Inc., DISH Network and Cavendish Square Holding B.V., an affiliate of WPP plc, entered into a series of agreements to acquire Invidi. As a result of the transaction, we sold our ownership interest in Invidi on the same terms offered to the other shareholders of Invidi. The transaction closed in January 2017.

Orange, NJ. In October 2016, we and DISH Network sold two parcels of real estate owned separately by us and DISH Network in Orange, NJ to a third party pursuant to a purchase and sale agreement. Pursuant to the agreement, we and DISH Network separately received our respective payments from the buyer. There were no revenue, expenses or payments between us and DISH Network under or relating to this agreement for the year ended December 31, 2016.

Patent Cross-License Agreements. In December 2011, we and DISH Network entered into separate patent cross-license agreements with the same third party whereby: (i) we and such third party licensed our respective patents to each other subject to certain conditions; and (ii) DISH Network and such third party licensed their respective patents to each other subject to certain conditions (each, a “Cross-License Agreement”). Each Cross-License Agreement covers patents acquired by the respective party prior to January 2017 and aggregate payments under both Cross-License Agreements total less than $10.0 million. Each Cross-License Agreement contained an option to extend each Cross-License Agreement to include patents acquired by the respective party prior to January 2022. In December 2016, both we and DISH Network exercised our renewal options, resulting in aggregate additional payments to such third party totaling less than $3.0 million. Since the aggregate payments under both Cross-License Agreements were based on the combined annual revenue of us and DISH Network, we and DISH Network agreed to allocate our respective payments to such third party based on our respective percentage of combined total revenue. There were no revenue, expenses or payments between us and DISH Network under or relating to this agreement for the year ended December 31, 2016.

Product Support Agreement. In connection with the Spin-off, one of our subsidiaries entered into a product support agreement pursuant to which DISH Network had the right, but not the obligation, to receive product support from us (including certain engineering and technical support services) for all set-top boxes and related accessories that we had previously sold and in the future might have sold to DISH Network. The fees for the services provided under the product support agreement were calculated at cost plus a fixed margin, which varied depending on the nature of the services provided. The term of the product support agreement was the economic life of such set-top boxes and related accessories, unless terminated earlier. This agreement was transferred to DISH Network as part of the Share Exchange and EchoStar has no further obligations and will earn no additional revenue under this agreement after February 2017. We earned revenue of approximately $60.7 million from DISH Network under this agreement for the year ended December 31, 2016.

Professional Services Agreement. In connection with the Spin-off, we entered into various agreements with DISH Network including the Transition Services Agreement, Satellite Procurement Agreement and Services Agreement, which all expired in January 2010 and were replaced by a Professional Services Agreement. In January 2010, we and DISH Network agreed that we shall continue to have the right, but not the obligation, to receive the following services from DISH Network, among others, certain of which were previously provided under the Transition Services Agreement: information technology, travel and event coordination, internal audit, legal, accounting and tax, benefits administration, program acquisition services and other support services. Additionally, we and DISH Network agreed that DISH Network would continue to have the right, but not the obligation, to engage us to manage the process of procuring new satellite capacity for DISH Network (previously provided under the Satellite Procurement Agreement), receive logistics, procurement and quality assurance services from us (previously provided under the Services Agreement) and other support services. We incurred expenses of approximately $0.5 million payable to DISH Network and earned revenue of approximately $14.9 million from DISH Network under this agreement for the year ended December 31, 2016. In connection with the consummation of the Share Exchange, we amended and restated the Professional Services Agreement to provide that we and DISH Network shall have the right to receive additional services that either we or DISH Network may require as a result of the Share Exchange. The term of the Amended and Restated Professional Services Agreement is through January 2018 and renews automatically for successive one-year periods thereafter, unless the agreement is terminated earlier by either party upon at least 60 days’ notice. However, either party may terminate the Amended and Restated Professional Services Agreement in part with respect to any particular service it receives for any reason upon at least 30 days’ notice.

Real Estate Leases from DISH Network. We have entered into lease agreements pursuant to which we lease certain real estate from DISH Network. The rent on a per square foot basis is comparable to per square foot rental rates of similar commercial property in the same geographic area at the time of the leases, and we are responsible for our portion of the taxes, insurance, utilities and maintenance of the premises.

El Paso Lease Agreement. The lease for certain space at 1285 Joe Battle Blvd., El Paso, Texas, was for an initial period ending in August 2015, and provided us with renewal options for four consecutive three year terms. Effective August 2015, we exercised our first renewal option for a period ending in August 2018. We incurred expenses of approximately $0.2 million payable to DISH Network under this agreement for the year ended December 31, 2016.

90 Inverness Lease Agreement. In connection with the Share Exchange, effective March 2017 we lease from DISH Network certain space at 90 Inverness Circle East in Englewood, Colorado for a period ending in December 2022. EchoStar has the option to renew this lease for four three-year periods

Cheyenne Lease Agreement. In connection with the Share Exchange, effective March 2017 we lease from DISH Network certain space at 530 EchoStar Drive in Cheyenne, Wyoming for a period ending in March 2019. EchoStar has the option to renew this lease for thirteen one-year periods.

Gilbert Lease Agreement. In connection with the Share Exchange, effective March 2017 we lease from DISH Network certain space at 801 N. DISH Dr. in Gilbert, Arizona for a period ending in March 2019. EchoStar has the option to renew this lease for thirteen one-year periods.

Real Estate Leases to Dish Network. We have entered into lease agreements pursuant to which DISH Network leases certain real estate from us. The rent on a per square foot basis for each of the leases is comparable to per square foot rental rates of similar commercial property in the same geographic area at the time of the lease, and DISH Network is responsible for its portion of the taxes, insurance, utilities and maintenance of the premises. The term of each of the leases is set forth below:

100 Inverness Lease Agreement. In connection with the Share Exchange, effective March 2017 DISH Network leases from us certain space at 100 Inverness Circle East, Englewood, Colorado for a period ending in December 2020. This agreement may be terminated by either party upon 180 days’ prior notice. This agreement may be extended by mutual consent, in which case this agreement will be converted to a month-to-month lease agreement. Upon extension, either party has the right to terminate this agreement upon 30 days’ notice.

90 Inverness Lease Agreement. The lease for certain space at 90 Inverness Circle East, Englewood, Colorado was for a period ending in December 2016. In February 2016, DISH Network terminated this lease effective August 2016. We earned revenue of approximately $0.4 million from DISH Network under this agreement for the year ended December 31, 2016.

Meridian Lease Agreement. The lease for all of 9601 S. Meridian Blvd., Englewood, Colorado was for a period ending in December 2016. Effective December 2016, we and DISH Network amended this lease to extend the term for one year through December 2017. This agreement may be extended by mutual consent, in which case this agreement will be converted to a month-to-month lease agreement. Upon extension, either party has the right to terminate this agreement upon 30 days’ notice. We earned revenue of approximately $6.7 million from DISH Network under this agreement for the year ended December 31, 2016.

Santa Fe Lease Agreement. The lease for all of 5701 S. Santa Fe Dr., Littleton, Colorado was for a period ending in December 2016. Effective December 2016, we and DISH Network amended this lease to, among other things, extend the term for one year through December 2017. This agreement may be extended by mutual consent, in which case this agreement will be converted to a month-to-month lease agreement. Upon extension, either party has the right to terminate this agreement upon 30 days’ notice. We earned revenue of approximately $2.3 million from DISH Network under this agreement for the year ended December 31, 2016.

Atlanta Sublease Agreement. The sublease for certain space at 211 Perimeter Center, Atlanta, Georgia terminated in October 2016. We earned revenue of approximately $0.2 million from DISH Network under this agreement for the year ended December 31, 2016.

Gilbert Lease Agreement. The lease for certain space at 801 N. DISH Drive, Gilbert, Arizona was for a period ending July 2016. Effective November 2016, we and DISH Network amended this lease to extend the term for one year through July 2017. This agreement was transferred to DISH Network as part of the Share Exchange and EchoStar has no further obligations and will incur no additional expenses under this agreement after February 2017. We earned revenue of approximately $1.1 million from DISH Network under this agreement for the year ended December 31, 2016.

Cheyenne Lease Agreement. Prior to the Share Exchange, we leased to DISH Network certain space at 530 EchoStar Drive, Cheyenne, Wyoming. We earned revenue of approximately $3.4 million from DISH Network under this agreement for the year ended December 31, 2016. In connection with the Share Exchange, we transferred ownership of a portion of this property to DISH Network and we and DISH Network amended this agreement to (i) terminate the lease for the transferred space and (ii) provide for a continued lease to the portion of the property we retained for a period ending in December 2031. This agreement may be extended by mutual consent, in which case this agreement will be converted to a month-to-month lease agreement. Upon extension, either party has the right to terminate this agreement upon 30 days’ notice.

Receiver Agreement. Effective January 2012, one of our subsidiaries and DISH Network entered into a receiver agreement (the “2012 Receiver Agreement”), pursuant to which DISH Network had the right, but not the obligation, to purchase digital set-top boxes, related accessories, and other equipment from us for the period from January 2012 through December 2014. The 2012 Receiver Agreement replaced the receiver agreement one of our subsidiaries entered into with DISH Network in connection with the Spin-off. The 2012 Receiver Agreement allowed DISH Network to purchase digital set-top boxes, related accessories, and other equipment from us either: (i) at cost (decreasing as we reduced costs and increasing as costs increased) plus a dollar mark-up which depended upon the cost of the product subject to a collar on our mark-up; or (ii) at cost plus a fixed margin, which depended on the nature of the equipment purchased. Under the 2012 Receiver Agreement, our margins would have increased if we were able to reduce the costs of our digital set-top boxes and our margins would have reduced if these costs increased. One of our subsidiaries provided DISH Network with standard manufacturer warranties for the goods sold under the 2012 Receiver Agreement. Additionally, the 2012 Receiver Agreement included an indemnification provision, whereby the parties agreed to indemnify each other for certain intellectual property matters. In November 2016, one of our subsidiaries and DISH Network amended this agreement to extend its term for one year through December 2017. This agreement was transferred to DISH Network as part of the Share Exchange and EchoStar has no further obligations and will earn no additional revenue under this agreement after February 2017. We earned revenue of approximately $702.4 million from DISH Network under this agreement for the year ended December 31, 2016.

Remanufactured Receiver and Services Agreement. In connection with the Spin-off, one of our subsidiaries entered into a remanufactured receiver and services agreement with DISH Network pursuant to which we had the right, but not the obligation, to purchase remanufactured receivers and related components from DISH Network at cost plus a fixed margin, which varied depending on the nature of the equipment purchased. In November 2016, one of our subsidiaries and DISH Network amended this agreement to extend its term for one year through December 2017. This agreement was transferred to DISH Network as part of the Share Exchange and EchoStar has no further obligations and will incur no additional expenses under this agreement after February 2017. We incurred expenses of approximately $0.2 million payable to DISH Network under this agreement for the year ended December 31, 2016.

RUS Implementation Agreement. In September 2010, DISH Broadband L.L.C. (“DISH Broadband”), DISH Network’s indirect, wholly-owned subsidiary, was selected by the Rural Utilities Service (“RUS”) of the United States Department of Agriculture to receive up to approximately $14.1 million in broadband stimulus grant funds (the “Grant Funds”). Effective November 2011, HNS and DISH Broadband entered into a RUS Implementation Agreement (the “RUS Agreement”) pursuant to which HNS provided certain portions of the equipment and broadband service used to implement DISH Broadband’s RUS program. While the RUS Agreement expired in June 2013 when the Grant Funds were exhausted, HNS is required to continue providing services to DISH Broadband’s customers activated prior to the expiration of the RUS Agreement in accordance with the terms and conditions of the RUS Agreement. We recognized revenue of approximately $0.1 million previously received from DISH Broadband under this agreement for the year ended December 31, 2016.

Satellite Services Provided to DISH Network. Since the Spin-off, we have entered into certain satellite service agreements pursuant to which DISH Network receives satellite services on certain satellites owned or leased by us. The fees for the services provided under these satellite service agreements depend, among other things, upon the orbital location of the applicable satellite, the number of transponders that are providing services on the applicable satellite, and the length of the service arrangements. The terms of each service arrangement is set forth below:

EchoStar VII, EchoStar X, EchoStar XI and EchoStar XIV. As part of the Satellite and Tracking Stock Transaction described below, in March 2014, we began providing certain satellite services to DISH Network on the EchoStar VII, EchoStar X, EchoStar XI and EchoStar XIV satellites. The term of each satellite services agreement generally terminates upon the earlier of: (i) the end of life of the satellite; (ii) the date the satellite fails; or (iii) a certain date, which depends upon, among other things, the estimated useful life of the satellite. DISH Network generally has the option to renew each satellite service agreement on a year-to-year basis through the end of the respective satellite’s life. There can be no assurance that any options to renew such agreements will be exercised. In December 2016, DISH Network renewed the satellite services agreement relative to the EchoStar VII satellite for one year to June 2018. We earned revenue of approximately $42.8 million, $20.4 million, $38.8 million, and $42.8 million from DISH Network for each of the EchoStar VII, EchoStar X, EchoStar XI and EchoStar XIV satellites, respectively, under these agreements for the year ended December 31, 2016.

EchoStar IX. Effective January 2008, DISH Network began receiving satellite services from us on the EchoStar IX satellite. Subject to availability, DISH Network generally has the right to continue to receive satellite services from us on the EchoStar IX satellite on a month-to-month basis. We earned revenue of approximately $7.2 million from DISH Network under this agreement for the year ended December 31, 2016.

EchoStar XII. DISH Network receives satellite services from us on the EchoStar XII satellite. The term of the satellite services agreement terminates upon the earlier of: (i) the end of life of the satellite; (ii) the date the satellite fails or the date the transponder(s) on which the service was being provided under the agreement fails; or (iii)September 2017. DISH Network generally has the option to renew the agreement on a year-to-year basis through the end of the satellite’s life. There can be no assurance that any options to renew this agreement will be exercised. We earned revenue of approximately $11.7 million from DISH Network under this agreement for the year ended December 31, 2016.

EchoStar XVI. In December 2009, we entered into an initial ten-year transponder service agreement with DISH Network, pursuant to which DISH Network has received satellite services from us on the EchoStar XVI satellite since January 2013. Effective December 2012, we and DISH Network amended the transponder service agreement to, among other things, change the initial term to generally expire upon the earlier of: (i) the end-of-life or replacement of the satellite; (ii) the date the satellite fails; (iii) the date the transponder(s) on which service is being provided under the agreement fails; or (iv) four years following the actual service commencement date. In July 2016, we and DISH Network further amended the transponder service agreement to, among other things, extend the initial term by one additional year and to reduce the term of the first renewal option by one year. Prior to expiration of the initial term, we, upon certain conditions, and DISH Network have the option to renew for an additional five-year period. If either we or DISH Network exercise our respective five-year renewal options, DISH Network has the option to renew for an additional five-year period prior to expiration of the then-current term. There can be no assurance that any option to renew this agreement will be exercised. In the event that we or DISH Network does not exercise the first five year renewal option or DISH Network does not exercise the second five-year renewal option, DISH Network has the option to purchase the EchoStar XVI satellite for a certain price. If DISH Network does not elect to purchase the EchoStar XVI satellite at that time, we may sell the EchoStar XVI satellite to a third party and DISH Network is required to pay us a certain amount in the event we are not able to sell the EchoStar XVI satellite for more than a certain amount. We earned revenue of approximately $73.2 million from DISH Network under this agreement for the year ended December 31, 2016.

Nimiq 5 Agreement. In September 2009, we entered into a fifteen-year satellite service agreement with Telesat Canada (“Telesat”) to receive service on all 32 DBS transponders on the Nimiq 5 satellite at the 72.7 degree west longitude orbital location (the “Telesat Transponder Agreement”). In September 2009, we also entered into a satellite service agreement (the “DISH Nimiq 5 Agreement”)

with DISH Network, pursuant to which DISH Network receives satellite services from us on all 32 of the DBS transponders covered by the Telesat Transponder Agreement. Under the terms of the DISH Nimiq 5 Agreement, DISH Network makes certain monthly payments to us that commenced in September 2009, when the Nimiq 5 satellite was placed into service, and continue through the service term. Unless earlier terminated under the terms and conditions of the DISH Nimiq 5 Agreement, the service term will expire ten years following the date the Nimiq 5 satellite was placed into service. Upon expiration of the initial term, DISH Network has the option to renew the DISH Nimiq 5 Agreement on a year-to-year basis through the end of life of the Nimiq 5 satellite. Upon in-orbit failure or end of life of the Nimiq 5 satellite, and in certain other circumstances, DISH Network has certain rights to receive service from us on a replacement satellite. There can be no assurance that any options to renew the DISH Nimiq 5 Agreement will be exercised or that DISH Network will exercise its option to receive service on a replacement satellite. We earned revenue of approximately $78.9 million from DISH Network under this agreement for the year ended December 31, 2016.

QuetzSat-1 Agreement. In November 2008, we entered into a ten-year satellite service agreement with SES Latin America, which provides, among other things, for the provision by SES Latin America to us of service on 32 DBS transponders on the QuetzSat-1 satellite. Concurrently, in 2008, we entered into a transponder service agreement with DISH Network, pursuant to which DISH Network receives satellite services on 24 of the DBS transponders on the QuetzSat-1 satellite. The QuetzSat-1 satellite was launched in September 2011 and was placed into service in November 2011 at the 67.1 degree west longitude orbital location. In February 2013, we and DISH Network entered into an agreement pursuant to which we receive certain satellite services from DISH Network on five DBS transponders on the QuetzSat-1 satellite. In January 2013, the QuetzSat-1 satellite was moved to the 77 degree west longitude orbital location and DISH Network commenced commercial operations at such location in February 2013. Under the terms of our contractual arrangements with DISH Network, we began to provide service to DISH Network on the QuetzSat-1 satellite in February 2013 and will continue to provide service through the remainder of the service term. Unless extended or earlier terminated under the terms and conditions of our agreement with DISH Network for the QuetzSat-1 satellite, the initial service term will expire in November 2021. Upon expiration of the initial service term, DISH Network has the option to renew the agreement for the QuetzSat-1 satellite on a year-to-year basis through the end of life of the QuetzSat-1 satellite. Upon an in-orbit failure or end of life of the QuetzSat-1 satellite, and in certain other circumstances, DISH Network has certain rights to receive service from us on a replacement satellite. There can be no assurance that any options to renew this agreement will be exercised or that DISH Network will exercise its option to receive service on a replacement satellite. We earned revenue of approximately $30.2 million from DISH Network under this agreement for the year ended December 31, 2016.

103 Degree Orbital Location/SES-3.  In May 2012, we entered into a spectrum development agreement (the “103 Spectrum Development Agreement”) with Ciel Satellite Holdings Inc. (“Ciel”) to develop certain spectrum rights at the 103 degree west longitude orbital location (the “103 Spectrum Rights”).  In June 2013, we and DISH Network entered into a spectrum development agreement (the “DISH 103 Spectrum Development Agreement”) pursuant to which DISH Network may use and develop the 103 Spectrum Rights.  Unless earlier terminated under the terms and conditions of the DISH 103 Spectrum Development Agreement, the term generally will continue for the duration of the 103 Spectrum Rights. In connection with the 103 Spectrum Development Agreement, in May 2012, we also entered into a ten-year service agreement with Ciel pursuant to which we receive certain satellite services from Ciel on the SES-3 satellite at the 103 degree orbital location.  In June 2013, we and DISH Network entered into an agreement pursuant to which DISH Network receives certain satellite services from us on the SES-3 satellite (the “DISH 103 Service Agreement”).  Under the terms of the DISH 103 Service Agreement, DISH Network makes certain monthly payments to us through the service term.  Unless earlier terminated under the terms and conditions of the DISH 103 Service Agreement, the initial service term will expire on the earlier of: (i) the date the SES-3 satellite fails; (ii) the date the transponder(s) on which service was being provided under the agreement fails; or (iii) June 2023.  Upon in-orbit failure or end of life of the SES-3 satellite, and in certain other circumstances, DISH Network has certain rights to receive service from us on a replacement satellite.  There can be no assurance that DISH Network will exercise its option to receive service on a replacement satellite. We earned revenue of approximately $1.3 million from DISH Network under this agreement for the year ended December 31, 2016.

Satellite and Tracking Stock Transaction. In February 2014, we entered into agreements with DISH Network to implement a transaction pursuant to which, among other things: (i) in March 2014, EchoStar and Hughes Satellite Systems Corporation, a then wholly-owned subsidiary of EchoStar, issued the Preferred Tracking Stock to DISH Network in exchange for five satellites owned by DISH Network (EchoStar I, EchoStar VII, EchoStar X, EchoStar XI and EchoStar XIV) (including assumption of related in-orbit incentive obligations) and approximately $11.4 million in cash; and (ii) in March 2014, DISH Network began receiving certain satellite services on these five satellites from us (collectively, the “Satellite and Tracking Stock Transaction”). The Preferred Tracking Stock was retired in March 2017 and all agreements, arrangements and policy statements with respect to, and terms of, such tracking stock were terminated and are of no further effect. See the “Satellite Services Provided to DISH Network” discussion above for the revenue we earned from DISH Network for the year ended December 31, 2016 on these satellites.

Set-Top Box Application Development Agreement. In November 2012, one of our subsidiaries and DISH Network entered into a set-top box application development agreement (the “Application Development Agreement”) pursuant to which we provided DISH Network with certain services relating to the development of web-based applications for set-top boxes. The fees for services provided under the

Application Development Agreement were calculated at our cost of providing the relevant service plus a fixed margin, which depended on the nature of the services provided. The Application Development Agreement automatically renewed in February 2017 for a one-year period ending in February 2018. This agreement was transferred to DISH Network as part of the Share Exchange and EchoStar has no further obligations and will earn no additional revenue under this agreement after February 2017. We earned revenue of approximately $15.2 million from DISH Network under this agreement for the year ended December 31, 2016.

Share Exchange Agreement. On January 31, 2017, EchoStar and certain of its subsidiaries entered into a Share Exchange Agreement with DISH Network Corporation and certain of its subsidiaries pursuant to which on February 28, 2017 EchoStar and its subsidiaries received all of the shares of the Preferred Tracking Stock in exchange for the equity interests of certain of EchoStar subsidiaries that held substantially all of our EchoStar Technologies businesses and certain other assets. Following consummation of the Share Exchange on February 28, 2017, EchoStar no longer operates the transferred EchoStar Technologies businesses and the Preferred Tracking Stock was retired and all agreements, arrangements and policy statements with respect to, and terms of, such tracking stock terminated and are of no further effect. Pursuant to the Share Exchange Agreement, EchoStar transferred certain assets, investments in joint ventures, spectrum licenses and real estate properties and DISH Network assumed certain liabilities relating to the transferring assets and businesses. The Share Exchange Agreement contains customary representations and warranties by the parties, including representations by EchoStar related to the transferring assets, assumed liabilities and the financial condition of the transferring businesses. EchoStar and DISH Network have also agreed to customary indemnification provisions whereby each party indemnifies the other against certain losses with respect to breaches of representations, warranties or covenants and certain liabilities and if certain actions undertaken by it causes the transaction to be taxable to the other party after closing.

SlingService Services Agreement. Effective February 2010, one of our subsidiaries entered into an agreement with DISH Network pursuant to which DISH Network received certain services related to placeshifting. The fees for the services provided under this services agreement depended, among other things, upon the cost to develop and operate such services. This agreement automatically renewed in February 2017 for an additional one-year period until February 2018. This agreement was transferred to DISH Network as part of the Share Exchange and EchoStar has no further obligations and will earn no additional revenue under this agreement after February 2017. We earned revenue of approximately $4.9 million from DISH Network under this agreement for the year ended December 31, 2016.

Sling Trademark License Agreement. In December 2014, Sling TV Holding L.L.C. (“Sling TV Holding”) entered into an agreement with Sling Media, Inc., our subsidiary, pursuant to which Sling TV Holding had the right, for a fixed fee, to use certain trademarks, domain names and other intellectual property related to the “Sling” trademark. In December 2016, Sling TV Holding and Sling Media, Inc. amended this agreement to extend the term thereof on a month-to-month basis.  This agreement was transferred to DISH Network as part of the Share Exchange and EchoStar has no further obligations and will earn no additional revenue under this agreement after February 2017. We earned revenue of approximately $1.0 million from Sling TV Holding under this agreement for the year ended December 31, 2016.

Sling TV Holding. Effective July 2012, we and DISH Network formed Sling TV Holding, which was owned two-thirds by DISH Network and one-third by us.  Sling TV Holding was formed to develop and commercialize certain advanced technologies.  At that time, we, DISH Network and Sling TV Holding entered into the following agreements with respect to Sling TV Holding: (i) a contribution agreement pursuant to which we and DISH Network contributed certain assets in exchange for our respective ownership interests in Sling TV Holding; (ii) a limited liability company operating agreement (“Operating Agreement”), which provided for the governance of Sling TV Holding; and (iii) a commercial agreement (“Commercial Agreement”) pursuant to which, among other things, Sling TV Holding had: (a) certain rights and corresponding obligations with respect to its business; and (b) the right, but not the obligation, to receive certain services from us and DISH Network, respectively.  Additionally, the spouse of Mr. Vivek Khemka, who was the President - EchoStar Technologies L.L.C. during portions of 2016, was employed during 2016 as Vice President of Business Development and Operations of Sling TV Holding.

Effective August 2014, we and Sling TV Holding entered into an exchange agreement (“Exchange Agreement”) pursuant to which, among other things, Sling TV Holding distributed certain assets to us and we reduced our interest in Sling TV Holding to a 10.0% non-voting interest. As a result, DISH Network had a 90.0% equity interest and a 100% voting interest in Sling TV Holding. In addition, we, DISH Network and Sling TV Holding amended and restated the Operating Agreement, primarily to reflect the changes implemented by the Exchange Agreement. Finally, we, DISH Network and Sling TV Holding amended and restated the Commercial Agreement, pursuant to which, among other things, Sling TV Holding: (1) continued to have certain rights and corresponding obligations with respect to its business; (2) continued to have the right, but not the obligation, to receive certain services from us and DISH Network; and (3) had a license from us to use certain of the assets distributed to us as part of the Exchange Agreement. Effective March 2017 following the consummation of the Share Exchange, we no longer hold our investment in Sling TV Holding. Effective March 2017 in connection with the Share Exchange, we and DISH Network terminated the Exchange Agreement and Commercial Agreement and EchoStar has no further obligations and will earn no additional revenue under these agreements after February 2017. We earned revenue of approximately $90.0 million from Sling TV Holding under the Commercial Agreement for the year ended December 31, 2016.

Tax Matters Agreement. Effective March 2017, in connection with the Share Exchange, we and DISH Network entered into a tax matters agreement, which governs certain rights, responsibilities and obligations with respect to taxes of the transferred businesses pursuant to the Share Exchange. Generally, we are responsible for all tax returns and tax liabilities for the transferred businesses and assets for periods prior to the Share Exchange and DISH Network is responsible for all tax returns and tax liabilities for the transferring businesses from and after the Share Exchange. Both we and DISH Network have made certain tax-related representations and are subject to various tax-related covenants after the consummation of the Share Exchange. Both we and DISH Network have agreed to indemnify each other if there is a breach of any such tax representation or violation of any such tax covenant and that breach or violation results in the Share Exchange not qualifying for tax free treatment for the other party. In addition, DISH Network has agreed to indemnify us if the transferred businesses are acquired, either directly or indirectly (e.g., via an acquisition of DISH Network), by one or more persons and such acquisition results in the Share Exchange not qualifying for tax free treatment. The tax matters agreement supplements the Tax Sharing Agreement outlined below, which continues in full force and effect.

Tax Sharing Agreement. In connection with the Spin-off, we entered into a tax sharing agreement with DISH Network which governs our respective rights, responsibilities and obligations after the Spin-off with respect to taxes for the periods ending on or before the Spin-off. Generally, all pre-Spin-off taxes, including any taxes that are incurred as a result of restructuring activities undertaken to implement the Spin-off, are borne by DISH Network, and DISH Network will indemnify us for such taxes. However, DISH Network is not liable for and will not indemnify us for any taxes that are incurred as a result of the Spin-off or certain related transactions failing to qualify as tax-free distributions pursuant to any provision of Section 355 or Section 361 of the Internal Revenue Code, because of: (i) a direct or indirect acquisition of any of our stock, stock options or assets; (ii) any action that we take or fail to take; or (iii) any action that we take that is inconsistent with the information and representations furnished to the IRS in connection with the request for the private letter ruling, or to counsel in connection with any opinion being delivered by counsel with respect to the Spin-off or certain related transactions. In such case, we will be solely liable for, and will indemnify DISH Network for, any resulting taxes, as well as any losses, claims and expenses. The tax sharing agreement will only terminate after the later of the full period of all applicable statutes of limitations, including extensions, or once all rights and obligations are fully effectuated or performed.

In light of the tax sharing agreement, among other things, and in connection with our consolidated federal income tax returns for certain tax years prior to and for the year of the Spin-off, in September 2013, we and DISH Network agreed upon a supplemental allocation of the tax benefits arising from certain tax items resolved in the course of the IRS’s examination of our consolidated tax returns. Prior to the agreement with DISH Network, the federal tax benefits were reflected as a deferred tax asset for depreciation and amortization, which was netted in our noncurrent deferred tax liabilities. The agreement requires DISH Network to pay us the federal tax benefit it receives at such time as we would have otherwise been able to realize such tax benefit, which we currently estimate would be after 2017. Accordingly, we recorded a noncurrent receivable from DISH Network and a corresponding increase in our net noncurrent deferred tax liabilities to reflect the effects of this agreement in September 2013. In addition, in September 2013, we and DISH Network agreed upon a tax sharing arrangement for filing certain combined state income tax returns and a method of allocating the respective tax liabilities between us and DISH Network for such combined returns, through the taxable period ending on December 31, 2017. Under this tax sharing arrangement, our allocated state tax liability payable to DISH Network for the year ended December 31, 2016 was $2.9 million.

We and DISH Network file combined income tax returns in certain states. In 2016, we earned and recognized a tax benefit for certain state income tax credits that we would be unable to utilize currently if we had filed separately from DISH Network. DISH Network expects to utilize these tax credits to reduce its state income tax payable. Consistent with accounting principles that apply to transfers of assets between entities under common control, we recorded a charge of $6.2 million in additional paid-in capital for the year ended December 31, 2016, representing the amount that we estimate is more likely than not to be realized by DISH Network as a result of its utilization of the tax credits that we earned. We expect to increase additional paid-in capital upon receipt of any consideration paid to us by DISH Network in exchange for these tax credits.

TerreStar Agreement. In March, 2012, DISH Network completed its acquisition of substantially all the assets of TerreStar Networks Inc. (“TerreStar”). Prior to DISH Network’s acquisition of substantially all the assets of TerreStar and our completion of the Hughes Acquisition, TerreStar and HNS entered into various agreements pursuant to which our Hughes segment provides, among other things, warranty, operations and maintenance and hosting services for TerreStar’s ground-based communications equipment. TerreStar generally has the right to continue to receive warranty services from us for one of our products on a month-to-month basis. The provision of warranty services for our other product will continue until March 2018 and will automatically renew in March 2018 for an additional one-year period, unless terminated by TerreStar upon at least 60 days’ written notice to us prior to the end of the term. The provision of operations and maintenance services will continue until April 2018 and will automatically renew in April 2018 for an additional one-year period, unless terminated by TerreStar or us upon at least 90 days’ written notice prior to the end of the term. The provision of hosting services will continue until May 2022 and will not renew beyond May 2022 unless the parties enter into a new agreement or amend the existing agreement. In addition, TerreStar generally may terminate such services for convenience subject to providing us with prior notice and/or payment of termination charges. We earned revenue of approximately $4.5 million from DISH Network under these agreements for the year ended December 31, 2016.

TiVo. In April 2011, we and DISH Network entered into a settlement agreement with TiVo, Inc. (“TiVo”). The settlement resolved all pending litigation between us and DISH Network, on the one hand, and TiVo, on the other hand, including litigation relating to alleged patent infringement involving certain DISH Network DVRs. Under the settlement agreement, all pending litigation was dismissed with prejudice and all injunctions that permanently restrain, enjoin or compel any action by us or DISH Network were dissolved. We and DISH Network were jointly responsible for making payments to TiVo in the aggregate amount of $500.0 million, including an initial payment of $300.0 million and the remaining $200.0 million in six equal annual installments between 2012 and 2017. Pursuant to the terms and conditions of the agreements entered into in connection with the Spin-off, DISH Network made the initial payment to TiVo in May 2011, except for the contribution from us totaling approximately $10.0 million, representing an allocation of liability relating to our sales of DVR-enabled receivers to an international customer. Subsequent payments were allocated between us and DISH Network based on historical sales of certain licensed products, with EchoStar being responsible for 5% of each annual payment. Effective March 2017 in connection with the Share Exchange, we terminated this agreement and EchoStar has no further obligations and will incur no additional expenses under this agreement after February 2017. We incurred no expenses payable to DISH Network under this agreement for the year ended December 31, 2016, but we made a payment of approximately $1.7 million to TiVo with respect to the TiVo settlement agreement in 2016.

TT&C Agreement. Effective January 2012, we entered into a telemetry, tracking and control (“TT&C”) agreement pursuant to which we provide TT&C services to DISH Network and its subsidiaries for a period ending in December 2016 (the “2012 TT&C Agreement”). In November 2016, we and DISH Network amended the 2012 TT&C Agreement to extend the term for one year through December 2017. The 2012 TT&C Agreement replaced the TT&C agreement we entered into with DISH Network in connection with the Spin-off. The fees for services provided under the 2012 TT&C Agreement are calculated at either: (i) a fixed fee or (ii) cost plus a fixed margin, which will vary depending on the nature of the services provided. DISH Network is able to terminate the 2012 TT&C Agreement for any reason upon 60 days’ notice. In connection with the Satellite and Tracking Stock Transaction, in February 2014, we amended the TT&C Agreement to cease the provision of TT&C services to DISH Network for the EchoStar I, EchoStar VII, EchoStar X, EchoStar XI and EchoStar XIV satellites. Effective March 2014, we provide TT&C services for the D-1 and EchoStar XV satellites; however, for the period that we received satellite services on the EchoStar XV satellite from DISH Network, we waived the fees for the TT&C services on the EchoStar XV satellite. Effective August 2016, we provide TT&C services to DISH Network for the EchoStar XVIII satellite. We earned revenue of approximately $2.7 million from DISH Network under this agreement for the year ended December 31, 2016.

XiP Encryption Agreement. In July 2012, we entered into an encryption agreement with DISH Network for our whole-home HD DVR line of set-top boxes (the “XiP Encryption Agreement”) pursuant to which we provided certain security measures on our whole-home HD DVR line of set-top boxes to encrypt the content delivered to the set-top box via a smart card and secure the content between set-top boxes. The XiP Encryption Agreement’s term ended on the same day as the 2012 Receiver Agreement and therefore was automatically extended through December 2017 when we and DISH Network extended the 2012 Receiver Agreement. The fees for the services provided under the XiP Encryption Agreement were calculated on a monthly basis based on the number of receivers utilizing such security measures each month. Effective March 2017 in connection with the Share Exchange, we and DISH Network terminated this agreement and EchoStar has no further obligations and will earn no additional revenue under this agreement after February 2017. We earned no revenue from DISH Network under this agreement for the year ended December 31, 2016.

Related Party Transactions with Hughes Systique Corporation (“Hughes Systique”)

In addition to our 43.9% ownership in Hughes Systique, Mr. Pradman Kaul, the President of Hughes Communications and a member of our Board of Directors, and his brother, who is the CEO and President of Hughes Systique, in the aggregate, own approximately 25.8%, on an undiluted basis, of Hughes Systique’s outstanding shares as of December 31, 2016. Furthermore, Mr. Pradman Kaul serves on the board of directors of Hughes Systique. Hughes Systique is a variable interest entity and we are considered the primary beneficiary of Hughes Systique due to, among other factors, our ability to direct the activities that most significantly impact the economic performance of Hughes Systique. As a result, we consolidate Hughes Systique’s financial statements in our consolidated financial statements.

We contract with Hughes Systique for software development services. We incurred expenses of approximately $15.9 million payable to Hughes Systique for the year ended December 31, 2016.

In 2008, Hughes Communications loaned $1.5 million to Hughes Systique pursuant to a term loan facility. The initial interest rate on the outstanding loans was 6%, payable annually, and the accrued and unpaid interest was added to the principal amount outstanding under the loan facility in certain circumstances. The loans were convertible into shares of Hughes Systique upon non-payment or an event of default. In May 2014, we amended the term loan facility to increase the interest rate from 6% to 8%, payable annually, to reflect then-current market conditions and extend the maturity date of the loans to May 1, 2015, and in April 2015, we extended the maturity date of the loans to May 1, 2016 on the same terms. In 2015, Hughes Systique repaid $1.5 million of the outstanding principal of the loan facility. In February 2016, Hughes Systique repaid $0.3 million of the outstanding principal of the loan facility. In April 2016, Hughes Systique repaid in full the remaining $0.3 million outstanding principal and interest of the loan facility. In 2016, the largest aggregate principal amount outstanding under the loan facility was $0.6 million and Hughes Systique repaid $0.6 million of the outstanding principal of the loan facility and $14,000 in interest. As of December 31, 2016, the principal outstanding amount of the loan facility was zero.

Related Party Transaction with AsiaSat

We contract with AsiaSat Telecommunications Inc. (“AsiaSat”) for use of transponder capacity on one of AsiaSat’s satellites. In 2016, Mr. William David Wade, a member of our Board of Directors, served as the Chief Executive Officer of AsiaSat and Mr. Wade is currently serving as a senior advisor to the CEO of AsiaSat through March 2017. We incurred expenses of approximately $1.45 million payable to AsiaSat under this agreement for the year ended December 31, 2016.

PROPOSAL 2 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Appointment of Independent Registered Public Accounting Firm

We customarily ask our shareholders to ratify the appointment of our independent registered public accounting firm at each annual meeting.  The Audit Committee and the Board of Directors have selected and appointed KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017 and we are asking our shareholders to ratify this appointment at the Annual Meeting.  Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of EchoStar.  Representatives of KPMG LLP are expected to be present at the Annual Meeting and will have the opportunity to make any statements they may desire.  They also will be available to respond to appropriate questions of shareholders.

The Board of Directors unanimously recommends a vote FOR the ratification of KPMG LLP as our independent registered accounting firm for the fiscal year ending December 31, 2017.

Charles W. Ergen, our Chairman, currently beneficially owns equity securities representing approximately 63.6% of our total voting power.  Please see “Equity Security Ownership and Related Matters” above.  Mr. Ergen has indicated his intention to vote in favor of Proposal 2.  Accordingly, approval of Proposal 2 is assured notwithstanding a contrary vote by any or all shareholders other than Mr. Ergen.

Principal Accountant Fees and Services

KPMG LLP served as our independent registered public accounting firm for the fiscal years ended December 31, 2016 and 2015.  The following table presents fees for professional services rendered by KPMG LLP to us and our subsidiaries during 2016 and 2015.

	For the Years Ended December 31,
	2016	2015
Audit Fees(1)	$2,944,540	$2,798,705
Audit Related Fees(2)	90,171	25,832
Total Audit and Audit Related Fees	3,034,711	2,824,537
Tax Fees(3)	894,302	946,766
All Other Fees(4)	24,442	—
Total Fees	$3,953,455	$3,771,303

(1)
Consists of fees paid by us for the audit of our and our subsidiaries’ consolidated financial statements included in our Annual Report on Form 10-K, review of our and our subsidiaries’ unaudited financial statements included in our Quarterly Reports on Form 10-Q and fees in connection with the audit of our internal control over financial reporting and statutory audits of our foreign subsidiaries.

(2)
Consists of fees paid by us and our subsidiaries for the audit of financial statements and certain fees for other services that are normally provided by the accountant in connection with the issuance of consents, comfort letter, and certifications; compliance with XBRL tagging; and professional consultations with respect to accounting issues or matters that are non-recurring in nature.

(3)	Consists of fees paid by us and our subsidiaries for tax consultation and tax compliance services.

(4)	Consists of fees paid by us for the consultation of unclaimed property exposure.

Audit Committee Pre-Approval Process

The Audit Committee is responsible for appointing, setting compensation, retaining and overseeing the work of our independent registered public accounting firm.  The Audit Committee has established a process regarding pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm.

Requests are submitted to the Audit Committee in one of the following ways:

•	Request for approval of services at a meeting of the Audit Committee; or

•	Request for approval of services by members of the Audit Committee acting by written consent.

The request may be made with respect to either specific services or a type of service for predictable or recurring services.  All of the fees paid by us to KPMG LLP for services rendered in 2016 and 2015 were pre-approved by the Audit Committee.

Report of the Audit Committee

The role of the Audit Committee is to assist the Board of Directors in its oversight of EchoStar’s financial reporting process, as is more fully described in our charter.  EchoStar’s management is responsible for its financial reporting process, including its system of internal controls, and for the preparation and presentation of its consolidated financial statements in accordance with generally accepted accounting principles.  EchoStar’s independent registered public accounting firm is responsible for auditing those financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.  Our responsibility is to monitor and review these processes.  It is not our duty or our responsibility to conduct auditing or accounting reviews or procedures.  We are not and may not be employees of EchoStar, and we may not represent ourselves to be, or to serve as, accountants or auditors by profession or experts in the fields of accounting or auditing.  Therefore, we have relied, without independent verification, on representations by EchoStar’s management that its financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States.  We have also relied on representations of EchoStar’s independent registered public accounting firm included in their report on its financial statements.  Our oversight does not provide us with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations.  Furthermore, our considerations and discussions with EchoStar’s management and independent registered public accounting firm do not assure that EchoStar’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of EchoStar’s financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), or that EchoStar’s independent registered public accounting firm is in fact “independent.”

In the performance of our oversight function, we reviewed and discussed with EchoStar’s management its audited financial statements for the fiscal year ended December 31, 2016.  We also discussed these audited financial statements with EchoStar’s independent registered public accounting firm.  Our discussions with the independent registered public accounting firm included matters required to be discussed pursuant to the rules adopted by the PCAOB.  We also discussed with them their independence and any relationship that might affect their objectivity or independence.  In connection with these discussions, we received and reviewed the written disclosures and the letter from KPMG LLP required by applicable requirements of the PCAOB.  Finally, we have considered whether the non-audit services provided by the independent registered public accounting firm are compatible with maintaining their independence.

Based on the reviews and discussions referred to above, we are not aware of any relationship between the independent registered public accounting firm and EchoStar that affects the objectivity or independence of the independent registered public accounting firm.  Based on these discussions and our review discussed above, we recommended to the Board of Directors that its audited financial statements for fiscal year 2016 be included in EchoStar’s Annual Report on Form 10-K for the year ended December 31, 2016 for filing with the Securities and Exchange Commission.

Respectfully submitted,

The Audit Committee

C. Michael Schroeder (Chairman)
Tom A. Ortolf
Anthony M. Federico
William David Wade

PROPOSAL 3 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required by Section 14A of the Exchange Act and related SEC rules, we are seeking a non-binding advisory vote from our shareholders to approve the compensation paid to our NEOs as disclosed in this Proxy Statement. Shareholders are being asked to approve the following resolution at the Annual Meeting:

RESOLVED, that the shareholders of EchoStar Corporation (the “Corporation”) hereby approve, on a non-binding advisory basis, the compensation paid to the Corporation’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K in the Corporation’s Proxy Statement for its 2017 Annual Meeting of Shareholders (including the Compensation Discussion and Analysis, compensation tables and related narrative discussion therein).

The Board believes that the compensation paid to our NEOs, as described more fully in the “Compensation Discussion and Analysis” section of this Proxy Statement, is appropriate and advances our key compensation principles, including attraction, retention and motivation of executive officers over the long-term, recognition of individual performance and company-wide and group performance goals, and creation of shareholder value by aligning the interests of management and our shareholders through equity incentives.  We urge shareholders to read the “Compensation Discussion and Analysis” section, compensation tables and related narrative discussion in this Proxy Statement for a more detailed discussion of our compensation programs and policies, the compensation-related actions taken in fiscal 2016 and the compensation paid to our NEOs.

Although this vote on the compensation paid to our NEOs is advisory and non-binding, the Board and the Compensation Committee value shareholders’ opinions and will consider the outcome of the vote when considering future executive compensation policies and decisions.  Currently, the advisory vote on executive compensation occurs every three years.  Accordingly, unless changed by the Board, the next advisory vote on executive compensation will occur at the 2020 Annual Meeting of Shareholders.

The Board of Directors unanimously recommends a vote FOR approval, on a non-binding advisory basis, of the compensation paid to our NEOs as disclosed in this Proxy Statement.

Charles W. Ergen, our Chairman, currently beneficially owns equity securities representing approximately 63.6% of our total voting power.  Please see “Equity Security Ownership and Related Matters” above.  Mr. Ergen has indicated his intention to vote in favor of Proposal 3.  Accordingly, approval of Proposal 3 is assured notwithstanding a contrary vote by any or all shareholders other than Mr. Ergen.

PROPOSAL 4 — ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

Section 14A of the Exchange Act and related SEC rules require us to seek a non-binding, advisory vote of shareholders at least once every six years to determine whether advisory votes on executive compensation should be held every one, two or three years.  Accordingly, in connection with this Proposal 4, shareholders may vote on a non-binding bases whether future advisory votes on executive compensation should be held:

•                  Every year;

•                  Every two years; or

•                  Every three years.

We urge shareholders to review the information presented in connection with Proposal 3 in this Proxy Statement, as well as the “Compensation Discussion and Analysis” section, compensation tables and related narrative discussion in this Proxy Statement for a more detailed discussion of our compensation programs and policies and the compensation paid to our NEOs.

The Board has determined that holding a –non-binding advisory vote by shareholders on executive compensation every three years is most appropriate for EchoStar and recommends that shareholders vote to hold such non-binding advisory votes in the future every three years. The Board believes that holding a non-binding advisory vote by shareholders every three years offers the closest alignment with EchoStar’s approach to executive compensation and the underlying philosophy that seeks to enhance the long-term growth of the Corporation and to attract, retain and motivate our executive officers over the long term. The Board believes a three-year cycle for the non-binding advisory vote by shareholders on executive compensation will allow investors to better judge our programs in relation to our long-term performance and will foster a more long-term view of our compensation program by our shareholders.

Although this vote on the frequency of future non-binding advisory votes by shareholders on executive compensation is advisory and non-binding, the Board and the Compensation Committee value shareholders’ opinions and will consider the outcome of the vote when considering the frequency of future non-binding advisory votes by shareholders on executive compensation.

The Board of Directors unanimously recommends a vote FOR “EVERY THREE YEARS” under Proposal 4.

Charles W. Ergen, our Chairman, currently beneficially owns equity securities representing approximately 63.6% of our total voting power.  Please see “Equity Security Ownership and Related Matters” above.  Mr. Ergen has indicated his intention to vote for “EVERY THREE YEARS” under Proposal 4.  Accordingly, approval of “EVERY THREE YEARS” under Proposal 4 is assured notwithstanding any other votes by any or all shareholders other than Mr. Ergen.

PROPOSAL 5 — ECHOSTAR CORPORATION 2017 STOCK INCENTIVE PLAN

We are asking our shareholders to approve the 2017 Employee Stock Incentive Plan and its material terms to enable us to continue to offer equity compensation awards to our existing and new hire employees and other service providers. The Board adopted and approved the 2017 Employee Stock Incentive Plan on March 17, 2017, subject to the approval of our shareholders at the Annual Meeting.
If approved by our shareholders at the Annual Meeting, the 2017 Employee Stock Incentive Plan will become effective upon such approval by the shareholders of the Corporation at the Annual Meeting (the “Effective Date”) and, if not previously terminated by the Board, the 2017 Employee Stock Incentive Plan will terminate on December 31st of the year in which the ten-year anniversary of the Effective Date occurs. If our shareholders do not approve the 2017 Employee Stock Incentive Plan, we will continue to use our 2008 Stock Incentive Plan until its expiration on January 1, 2018, following which we may be restricted in our ability to successfully attract and retain highly skilled employees, including members of our management team. The alternative to using equity awards for retention and incentive purposes would be to increase cash compensation. We do not believe increasing cash compensation to make up for any shortfall in equity awards would be practicable or advisable because we believe that a combination of equity awards and cash compensation provide a more effective compensation vehicle than cash alone for attracting, retaining, and motivating our employees and that equity awards align employees and shareholder interests. Any significant increase in cash compensation in lieu of equity awards could substantially increase our operating expenses and reduce our cash flow from operations, which may adversely affect our business and operating results. We also do not believe that such a program would be likely to have significant long-term retention value and would not serve to align our employees’ interests to those of our shareholders in the absence of equity incentives.
We believe that it is in the best interests of the Corporation and its shareholders to implement the 2017 Employee Stock Incentive Plan because equity-based compensation generally provides employees with long-term exposure to the Corporation’s performance and aligns employees’ interests with those of our shareholders. In addition, we believe that our future success depends, in large part, upon our ability to maintain a competitive position in attracting, retaining, and motivating key personnel and our stock award program is a primary vehicle for offering long-term incentives to our employees.
We are asking for approval of a share reserve under the 2017 Employee Stock Incentive Plan of a total of 8,000,000 Shares. If our shareholders approve the 2017 Employee Stock Incentive Plan, we anticipate that the Shares available under the 2017 Employee Stock Incentive Plan will be sufficient to meet our expected needs for approximately five years.
The 2017 Employee Stock Incentive Plan is also designed to provide us the ability to grant awards that are fully deductible for federal income tax purposes. Section 162(m) of the Internal Revenue Code generally denies a corporate tax deduction for annual compensation exceeding $1 million paid to the chief executive officer and other “covered employees,” as determined under Section 162(m) of the Internal Revenue Code and applicable guidance. However, certain types of compensation, including performance-based compensation, are generally excluded from this deductibility limit. To enable compensation in connection with certain awards under the 2017 Employee Stock Incentive Plan to qualify as “performance-based” within the meaning of Section 162(m) of the Internal Revenue Code, the 2017 Employee Stock Incentive Plan imposes certain limits on the sizes of such awards, as further described below. By approving the 2017 Employee Stock Incentive Plan, our shareholders will be approving eligibility requirements for participation in the 2017 Employee Stock Incentive Plan, the other material terms of the 2017 Employee Stock Incentive Plan and awards granted under the 2017 Employee Stock Incentive Plan, including limits on the numbers of shares or compensation that could be made to participants, and approving, among other things, performance measures upon which specific performance goals applicable to certain awards would be based. Notwithstanding the foregoing, we retain the ability to grant awards under the 2017 Employee Stock Incentive Plan that do not qualify as “performance-based” compensation within the meaning of Section 162(m) of the Internal Revenue Code.
Our named executive officers have an interest in this proposal, as they will be eligible to receive stock awards under the 2017 Employee Stock Incentive Plan, if it is approved. The Board of Directors has approved and is asking our shareholders to approve the 2017 Employee Stock Incentive Plan.
Summary of Material Terms of the 2017 Employee Stock Incentive Plan

The following is a summary of the material terms of the 2017 Employee Stock Incentive Plan. The summary and the features of the 2017 Employee Stock Incentive Plan set forth below do not purport to be complete and are qualified in their entirety by reference to the provisions of the 2017 Employee Stock Incentive Plan, attached as Appendix A to this Proxy Statement. “Share” referred to throughout this proposal means a share of our Class A common stock, or such other securities or property of the Corporation as may become subject to awards pursuant to an adjustment under the 2017 Employee Stock Incentive Plan.
Purpose. The purpose of the 2017 Employee Stock Incentive Plan is to advance the interests of the Corporation and its subsidiaries by aiding the Corporation in attracting, motivating and retaining existing and new hire employees and other service providers capable of assuring the future success of the Corporation, to offer the participants incentives to put forth maximum efforts for the success of the Corporation’s business and to afford the participants an opportunity to acquire a proprietary interest in the Corporation.

Administration. The 2017 Employee Stock Incentive Plan will be administered by the “Plan Committee” (as defined below) and those to whom it delegates authority. The 2017 Employee Stock Incentive Plan authorizes the Plan Committee to grant incentive stock options, nonqualified stock options, stock appreciation right (“SARs”), restricted stock, restricted stock units, performance awards (including performance-based compensation awards intended to qualify under Section 162(m) of the Code), dividend equivalents and other stock-based awards (collectively, “Awards”) to executives, employees (which includes, without limitation, officers and directors who are also employees), consultants and advisors of EchoStar and its subsidiaries. The Plan Committee also has the authority to make all determinations in respect of the 2017 Employee Stock Incentive Plan, and will have no liability for any action taken. The “Plan Committee” will include at least two directors of the Corporation and may consist of the entire Board. If the Plan Committee consists of less than the entire Board, each member must be a “non-employee director” within the meaning of Rule 16b-3 promulgated under the Exchange Act. To the extent necessary for any Award to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code, each Plan Committee member must be an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code.
Types of Awards. The 2017 Employee Stock Incentive Plan provides for grants of the following specific types of Awards. Each Award will be evidenced by an Award agreement (together with any award statement or supplemental documents, an “Award Agreement”) which will govern that Award’s terms and conditions.
Stock Options
Options granted under the 2017 Employee Stock Incentive Plan provide grantees with the right to purchase Shares at a predetermined exercise price. The per Share exercise price of an option granted under the 2017 Employee Stock Incentive Plan will be determined by the Plan Committee at the time of grant, provided that the purchase price per Share for each option must not be less than 100% of the fair market value of the Shares as of the date of grant (110% in the case of an incentive stock option granted to a Ten-Percent Stockholder, as defined in the 2017 Employee Stock Incentive Plan). Each option will be exercisable at such dates and in such installments as determined by the Plan Committee. Each option terminates at the time determined by the Plan Committee provided that the term of each option may not exceed ten years from the date of grant (five years in the case of an incentive stock option granted to a Ten-Percent Stockholder).
Stock Appreciation Rights
The Plan Committee may grant stock appreciation rights (SARs) which confer to the grantee the right to receive upon exercise thereof the excess, if any, of the fair market value of the Shares subject thereto on the date of exercise over the grant price of the SAR (which shall not be less than the fair market value of such Shares on the date of grant). The grant price, term, dates and methods of exercisability and all other terms and conditions of a SAR shall be fixed by the Plan Committee.
Restricted Stock and Restricted Stock Units
The Plan Committee may also grant restricted stock or restricted stock units. Restricted stock and restricted stock units will be subject to such restrictions as the Plan Committee may impose (including, without limitation, any limitation on the right to vote a Share underlying an award of restricted stock or the right to receive any dividend or other right or property with respect thereto), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise as the Plan Committee may deem appropriate. Subject to the restrictions set forth in the applicable Award Agreement, the holder of a restricted stock award generally will have the rights and privileges of a stockholder as to the restricted stock, including the right to vote the restricted stock. Except as otherwise provided in the Plan, no Shares underlying an Award of restricted stock received by a participant may be sold, exchanged, transferred, pledged, hypothecated or otherwise disposed of during the restricted period. In the case of restricted stock units, no Shares will be issued until the applicable restrictions associated with the Awards lapse. Unless otherwise determined by the Plan Committee, any Shares granted under the 2017 Employee Stock Incentive Plan may be evidenced by either a stock certificate or certificates, or entered into the Corporation’s records in book entry form. Each certificate issued, if applicable, may bear a legend giving notice of the restrictions in the grant.
Performance Awards
The Plan Committee may grant performance awards under which payment may be made in Shares, cash or other securities. Awards may be made upon achievement of certain goals established by the Plan Committee during an award period. The Plan Committee would determine the performance goals, the length of an award period, the amount of any performance award granted, the amount of any payment or transfer to be made pursuant to any performance award and any other terms and conditions applicable to a performance award. Awards granted under the 2017 Employee Stock Incentive Plan may, as determined by the Plan Committee, be intended to be treated as “performance-based compensation” under Section 162(m) of the Internal Revenue Code. Such performance compensation awards are generally paid or vested solely on account of the attainment of one or more pre-established, objective performance goals, within the meaning of Section 162(m) of the Internal Revenue Code, over a performance period selected by the Plan Committee. In order to comply with the requirements of Section 162(m) of the Internal Revenue Code, we are seeking shareholder approval of the performance measures upon which specific performance goals applicable to certain Awards would be based. The performance goals will be based on one or more of the following performance criteria as set forth in the 2017 Employee Stock Incentive Plan, and may be used on an absolute or relative basis to measure the performance of EchoStar and/or one or more affiliates individually or as a whole or with respect to any individual business, segment, division or unit of EchoStar and/or one or more affiliates or any combination thereof, as the Plan Committee may deem appropriate.

Subscribers, subscriber service and subscriber satisfaction
customers; subscribers; total subscribers; gross subscriber additions; net subscriber additions; subscriber quality; churn subscribers; average subscriber life; ratings; retention; churn rate; viewership; or similar criteria.

Employees and employment activities	attrition; retention; satisfaction; ethics compliance; management effectiveness; workforce diversity; individual executive performance; or similar criteria.
Revenues, expenses and earnings
revenues; sales; net revenues; operating costs and expenses; overhead costs; costs of revenues; costs of sales; broadcast programming and other costs; subscriber service expenses; broadcast operations expense; selling, general and administrative expense; subscriber acquisition costs; upgrade and retention costs; general and administrative expenses; depreciation and amortization; operating profit; operating results; operating income; adjusted operating income; operating earnings; operating profit before depreciation and amortization; interest income; interest expense; other income and expense; other net income from continuing operations; earnings from continuing operations; income from continuing operations before income taxes and minority interests; income tax expense; minority interests in net earnings of subsidiaries; income from continuing operations before cumulative effect of accounting changes; income from discontinued operations; cumulative effect of accounting changes; net income; adjusted net income; basic or diluted earnings or loss per Share for income or loss from continuing operations before cumulative effect of accounting changes, for income or loss from discontinued operations (net of taxes), for cumulative effect of accounting changes (net of taxes), or for net income or loss; dividends paid; EBITDA; adjusted EBITDA; or similar criteria.

Financial metrics
cash; cash on hand; cash balance; cash equivalents; cash and cash equivalents; cash and short-term investments; cash flow; operating cash flows; adjusted operating cash flows; cash from operations; investing cash flows; financing cash flows; free cash flow; free cash flow before net cash paid for interest and taxes; cash flow before or after operating activities, investing activities, financing activities or discontinued operations; capital expenditures; cash paid for property, equipment, satellites, and/or leased set top receivers; proceeds from dispositions of businesses, assets, or other investments; average revenue per unit (ARPU); unit acquisition costs (SAC) per gross unit addition; average cost per unit (ACPU); average margin per unit (AMPU); pre-SAC margin; operating profit margin; operating margin; profit margin; net income margin; equipment margin, bad debt percentage; earnings per Share; adjusted earnings per Share; return on assets; adjusted return on assets; return on average assets; return in excess of cost of capital; return on equity; return on net assets; return on investment; return on net investment; return on average equity; adjusted return on equity; cash flow return on investment (discounted or otherwise); cash flow return on capital; cash flow in excess of cost of capital; cash flow return on tangible capital; contribution margin; debt to capital ratio; debt to equity ratio; net present value; internal rate of return; profit in excess of cost of capital; return on capital; return on net or average assets, equity or capital; return on shareholders’ equity; return on invested capital; return on investors’ capital; return on operating revenue; return on total capital; risk-adjusted return on capital; total equity ratio; total shareholder return; cost of goods sold; accounts receivable; unit sales; or similar criteria.

Stock price
Share price; Share price growth or appreciation; Share price growth or appreciation in comparison with industry or market indices; shareholder value; shareholder value growth or appreciation; total market capitalization; total market capitalization growth or appreciation; total market value; total market value growth or appreciation; or similar criteria.

Other performance measures
acquisitions or divestitures of subsidiaries, affiliates and joint ventures; control of expenses; corporate values; economic value added (EVA); environment; facilities utilization; implementation or completion of critical projects; installations; market expansion; market penetration; market share; number of channels broadcast in standard and/or high definition on a national and/or local basis; network upgrades; operating performance; penetration rates; installation and service work order completion; closed, rescheduled or similar performance or productivity rates; number of service calls; availability rates; hardware recovery; hardware refurbishment or redeployment; hardware performance; average subscriber service phone call times; number of subscriber service phone calls received; service level; performance relative to budget, forecast or market expectations; performance standards relevant to our business, product or service; regulatory compliance; safety; shareholder value added; strategic business criteria based on meeting specified product development, strategic partnering, research and development, market penetration or geographic business expansion goals; value added; website visits; website advertising; intellectual property (e.g., patents); satellite utilization; licensing objectives; satellite readiness; satellite launch; operational readiness; uplink time; other business segment measures or activities; or similar criteria.

To the extent permitted by Section 162(m) of the Internal Revenue Code, the Plan Committee may exercise discretion to adjust or modify the calculation of a performance goal to prevent the dilution or enlargement of the rights of grantees.

Dividend Equivalents

The Plan Committee may grant dividend equivalents (other than in connection with options or SARs) which confer upon participants the right to receive a payment (in cash, Shares, other securities, other Awards or other property as determined in the sole discretion of the Plan Committee) equal to the amount of cash dividends paid by EchoStar to shareholders with respect to a specified number of Shares determined by the Plan Committee. The Plan Committee will also establish all terms and conditions applicable to a dividend equivalent grant.

Other Stock-Based Awards

The Plan Committee may also grant such other Awards (including cash awards) that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares. The Plan Committee will determine the terms and conditions of such Awards.

Shares Subject to the 2017 Employee Stock Incentive Plan. Subject to adjustment for certain changes in our capital structure (described below under “Adjustments”), the aggregate number of Shares that may be issued pursuant to Awards under the 2017 Employee Stock Incentive Plan from and after the Effective Date will not exceed 8,000,000 Shares. These Shares will be either authorized but unissued Shares or previously issued Shares that have been reacquired by us and held in the treasury. If any Shares under the 2017 Employee Stock Incentive Plan covered by an Award or to which an Award relates are not purchased or are forfeited, or if an Award otherwise terminates without delivery of any Shares, then the number of Shares counted against the aggregate number of Shares available under the 2017 Employee Stock Incentive Plan with respect to the Award, to the extent of any forfeiture or termination, will again be available for granting Awards under the 2017 Employee Stock Incentive Plan. The aggregate number of Shares with respect to which options that are intended to meet the requirements of Section 422 of the Internal Revenue Code (“incentive stock options”) may be granted is 8,000,000 Shares. Under the 2017 Employee Stock Incentive Plan, in any calendar year, no single participant may be granted (i) options covering more than 2,000,000 Shares, (ii) SARs covering more than 2,000,000 Shares; (iii) restricted stock or restricted stock units covering more than 2,000,000 Shares, (iv) performance awards covering more than 2,000,000 Shares (or its cash value), (v) performance compensation awards covering more than $100,000,000, or (vi) other-stock based awards covering more than 2,000,000 Shares (or its cash value).

Adjustment. If there is a dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Corporation, issuance of warrants or other rights to purchase Shares or other securities of the Corporation or other similar corporate transaction or event that affects the Shares, appropriate adjustments may be made by the Plan Committee in its discretion to the number and type of Shares that may be issued in the future, the number and type of Shares under outstanding Awards, the vesting, settlement and acceleration of Awards, and the purchase or exercise price with respect to Awards. Notwithstanding any provision of the 2017 Employee Stock Incentive Plan to the contrary, in the event of a merger, consolidation, combination, or other similar corporate transaction, the Board or Plan Committee may, in its sole discretion, take any action with respect to all or any portion of any or all outstanding Awards, including, without limitation, settling outstanding Awards in exchange for a cash payment equal to such Awards’ positive spread value, if any.

Amendment or Termination. The Board can modify, alter, amend or terminate the 2017 Employee Stock Incentive Plan without approval of the shareholders, except that no amendment or termination will be made absent shareholder approval if it (i) would violate the rules or regulations of NASDAQ or any securities exchange applicable to the Corporation; or (ii) would cause the Corporation to be unable to grant incentive stock options. The Plan Committee may not materially and adversely amend, alter, suspend, discontinue or terminate any outstanding Award, prospectively or retroactively, without the consent of the participant, holder or beneficiary, if applicable, except as otherwise provided in the 2017 Employee Stock Incentive Plan. In no event will the consent of the participant or beneficiary be required in order for the Plan Committee to effectuate a “lock-up”.

Tax Withholding Obligations. Subject to the discretion of the Plan Committee, a grantee may satisfy any tax withholding obligation relating to an Award by any, or a combination, of the following means, in addition to our right to withhold from any compensation paid to the grantee by us: (i) payment in cash, (ii) authorizing us to withhold Shares from the Shares otherwise issuable to the grantee upon exercise of, or acquisition of Shares under, the Award or (iii) delivering to us previously owned and unencumbered Shares. The Plan Committee has the authority, at the time of grant of any Award or afterward, to approve cash bonuses to designated participants to be paid upon their exercise or receipt of (or the lapse of restrictions relating to) Awards in order to provide funds to pay all or a portion of federal and state taxes due as a result of such exercise or receipt (or the lapse of such restrictions).

Right of Offset. We have the right to offset against our obligation to deliver Shares (or other property or cash) under the 2017 Equity Incentive Plan or any Award Agreement any outstanding amounts the participant then owes to us or our subsidiaries and any amounts the Plan Committee otherwise deems appropriate pursuant to any tax equalization policy or agreement. Our right to offset is subject to the constraints of Section 409A of the Internal Revenue Code.

Clawback. Notwithstanding any other provision of the 2017 Employee Stock Incentive Plan or any applicable Award Agreement, a grantee’s rights, payments, and benefits with respect to an Award will be subject to reduction, cancellation or forfeiture upon the occurrence of any breach of noncompetition, confidentiality or other restrictive covenants that may apply to the grantee. Any Award which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by EchoStar pursuant to any such law, government regulation or stock exchange listing requirement).

Sub-Plans. The Plan Committee may from time to time establish sub-plans under the 2017 Employee Stock Incentive Plan for purposes of satisfying blue sky, securities, tax or other laws of various jurisdictions in which the Corporation intends to grant Awards. Any sub-plans shall contain such limitations and other terms and conditions as the Plan Committee determines are necessary or desirable. All sub-plans shall be deemed a part of the 2017 Employee Stock Incentive Plan, but each sub-plan shall apply only to the participants in the jurisdiction for which the sub-plan was designed.

Federal Income Tax Consequences

The following is a brief description of the U.S. federal income tax consequences of the 2017 Employee Stock Incentive Plan under the Internal Revenue Code based on laws and regulations in effect on the date of this Proxy Statement, which laws and regulations are subject to change, and does not purport to be a complete description of the federal tax aspects of the 2017 Employee Stock Incentive Plan or to address any state, local, foreign or estate and gift tax consequences that may arise in connection with receiving any Awards under the 2017 Employee Stock Incentive Plan. This description is not intended to, and does not, provide or supplement tax advice to recipients of Awards. Recipients are advised to consult with their own independent tax advisors with respect to the specific tax consequences that, in light of their particular circumstances, might arise in connection with their receipt of Awards under the 2017 Employee Stock Incentive Plan, including any state, local or foreign tax consequences and the effect, if any, of gift, estate and inheritance taxes. The following tax discussion is a general description of certain expected federal income tax results under current law.

Stock Options

The grant of an incentive stock option or a nonqualified stock option would not result in income for the grantee or in a deduction for EchoStar. The exercise of a nonqualified stock option would result in ordinary income for the grantee and a deduction for EchoStar measured by the difference between the option price and the fair market value of the Shares received at the time of exercise. Income tax withholding would be required.

The exercise of an incentive stock option would not result in income for the grantee if the grantee (i) does not dispose of the Shares within two years after the date of grant and one year after the acquisition of the underlying Shares upon exercise of the option, and (ii) is an employee of EchoStar or a subsidiary of EchoStar from the date of grant until three months before the exercise date. If these requirements are met, the basis of the Shares upon later disposition would be the option exercise price for such Shares. Any gain will be taxed to the employee as long-term capital gain and EchoStar would not be entitled to a deduction. The excess of the fair market value on the exercise date over the option exercise price is an item of tax preference, potentially subject to the alternative minimum tax. If the grantee of an Award disposes of the Shares prior to the expiration of the applicable holding periods, the grantee would recognize ordinary income and EchoStar would be entitled to a deduction equal to the lesser of the fair market value of the Shares on the exercise date minus the option exercise price or the amount realized on disposition minus the option exercise price. Any gain in excess of the ordinary income portion would be taxable as long-term or short-term capital gain.

SARs, Performance Awards and Dividend Equivalents

The grant of a SAR, a performance award or a dividend equivalent generally should not result in income for the grantee or a deduction for EchoStar. Upon the exercise of a SAR or the receipt of Shares or cash under a performance award or dividend equivalent, the grantee would recognize ordinary income and EchoStar would be entitled to a deduction equal to the fair market value of the Shares or the amount of any cash received. Income tax withholding would be required.

Restricted Stock and Restricted Stock Units

The grant of restricted stock should not result in income for the grantee or in a deduction for EchoStar for federal income tax purposes, assuming the Shares transferred are subject to restrictions resulting in a “substantial risk of forfeiture” as intended by EchoStar and no Section 83(b) of the Internal Revenue Code election is made. If there are no such restrictions or an Internal Revenue Code Section 83(b)

election is made, the grantee would recognize ordinary income upon receipt of the Shares. The grant of restricted stock units generally should not result in income for the grantee or a deduction for EchoStar. Dividends paid to the grantee of restricted stock while the stock remained subject to restriction would be treated as compensation for federal income tax purposes. Upon the lapses of restrictions, the grantee generally should receive ordinary income and EchoStar would be entitled to a deduction measured by the fair market value of the Shares at the time of lapse or at the time of receipt of Shares or cash in respect of a restricted stock grant. Income tax withholding would be required.

Internal Revenue Code Section 162(m)

With certain exceptions, Section 162(m) limits deduction for compensation in excess of $1 million paid to the chief executive officer and certain other “covered employees” whose compensation is reported in the Summary Compensation Table included in the Corporation’s annual proxy statements. However, compensation paid to such employees will not be subject to such deduction limitation if it is considered “qualified performance-based compensation” (within the meaning of Section 162(m), which, among other requirements, requires stockholder approval of the performance measures available under a plan). Notwithstanding the adoption of the 2017 Employee Stock Incentive Plan by stockholders, we reserve the right to pay our employees, including recipients of awards under the 2017 Employee Stock Incentive Plan, amounts that may or may not be deductible under Section 162(m) or other provisions of the Internal Revenue Code. In addition, it is possible that performance-based compensation that is intended to be exempt from the deduction limit under Section 162(m) may not meet the requirements to qualify for such exemption.

          Internal Revenue Code Section 409A

Certain of the Awards under the 2017 Employee Stock Incentive Plan may constitute “non-qualified deferred compensation” subject to Section 409A of the Internal Revenue Code. Failure to comply with the requirements of the provisions of the Internal Revenue Code regarding participant elections and the timing of payment distributions could result in the affected participants being required to recognize ordinary income for tax purposes earlier than the times otherwise applicable as described in the above discussion and to pay substantial penalties.

Internal Revenue Code Section 280G

Under certain circumstances, accelerated vesting, exercise or payment of Awards under the 2017 Employee Stock Incentive Plan in connection with a “change in ownership or control” of the Corporation (within the meaning of Internal Revenue Code Section 280G) might be deemed an “excess parachute payment” for purposes of the golden parachute payment provisions of Section 280G of the Internal Revenue Code. To the extent it is so considered, the grantee holding the Award would be subject to an excise tax equal to 20% of the amount of the excess parachute payment, and we would be denied a tax deduction for the excess parachute payment.

New Plan Benefits

The 2017 Employee Stock Incentive Plan gives the Plan Committee discretion to determine which executive officers, employees, consultants and advisors of the Corporation and its subsidiaries will receive Awards under the 2017 Employee Stock Incentive Plan. Because of this discretion, it is not possible at present to specify the persons to whom Awards will be granted in the future or the amounts and types of individual grants. While the benefits or amounts that would have been received by, or allocated to, plan participants for the last completed fiscal year if the 2017 Employee Stock Incentive Plan had been in effect cannot be determined, see the “Grants of Plan-Based Awards” table on page 22 for a description of the equity incentive awards made to our named executive officers during the year ended December 31, 2016 under our existing incentive plans.

The Board of Directors unanimously recommends a vote FOR the approval of the EchoStar Corporation 2017 Stock Incentive Plan for the reasons outlined above.

Charles W. Ergen, our Chairman, currently beneficially owns equity securities representing approximately 63.6% of our total voting power.  Please see “Equity Security Ownership and Related Matters” above.  Mr. Ergen has indicated his intention to vote in favor of Proposal 5.  Accordingly, approval of Proposal 5 is assured notwithstanding a contrary vote by any or all shareholders other than Mr. Ergen.

PROPOSAL 6 — ECHOSTAR CORPORATION 2017 NON-EMPLOYEE DIRECTOR STOCK INCENTIVE PLAN
We are asking our shareholders to approve the 2017 Director Plan and its material terms to enable us to continue to offer equity compensation awards to our existing and future eligible directors. The Board adopted and approved the 2017 Director Plan on March 17, 2017, subject to the approval of our shareholders at the Annual Meeting.
If approved by our shareholders at the Annual Meeting, the 2017 Director Plan will become effective upon approval by the shareholders of the Corporation at the Annual Meeting (the “2017 Director Plan Effective Date”) and, if not previously terminated by the Board, the 2017 Director Plan will terminate on December 31st of the year in which the ten-year anniversary of the 2017 Director Plan Effective Date occurs. If our shareholders do not approve the 2017 Director Plan, we will continue to use our 2008 Director Plan until the shares reserved under that plan are all allocated following which we may be restricted in our ability to successfully attract and retain highly skilled non-employee directors. The alternative to attract and retain non-employee directors would be to increase cash compensation. We do not believe increasing cash compensation to make up for any shortfall in equity awards would be practicable or advisable because we believe that a combination of equity awards and cash compensation provide a more effective compensation vehicle than cash alone for attracting, retaining, and motivating non-employee directors and that equity awards align non-employee director and shareholder interests. Any significant increase in cash compensation in lieu of equity awards could substantially increase our operating expenses and reduce our cash flow from operations, which may adversely affect our business and operating results. We also do not believe that such a program would be likely to have significant long-term retention value and would not serve to align our non-employee directors’ interests to those of our shareholders in the absence of equity incentives.

We believe that it is in the best interests of the Corporation and its shareholders to implement the 2017 Director Plan because equity-based compensation generally provides non-employee directors with long-term exposure to the Corporation’s performance and aligns their interests with those of our shareholders. In addition, we believe that our future success depends, in large part, upon our ability to maintain a competitive position in attracting, retaining, and motivating non-employee directors and our stock award program is a primary vehicle for offering long-term incentives to non-employee directors.
The 2017 Director Plan authorizes the grant of equity-based awards to our existing or new directors who are not employees of EchoStar or its subsidiaries (“Non-Employee Directors”). There are currently five such directors. Similar to the 2008 Director Plan, the purpose of the 2017 Director Plan is to advance the interest of EchoStar through the motivation, attraction and retention of Non-Employee Directors. While the 2008 Director Plan provided the Corporation with the ability only to grant stock options, the 2017 Director Plan provides the ability to grant a variety of equity awards, as described further below.

We are asking for approval of a Share reserve under the 2017 Director Plan of a total of 150,000 Shares. If our shareholders approve the 2017 Director Plan, we anticipate that the Shares available under the 2017 Director Plan will be sufficient to meet our expected needs for approximately five years.

Our Non-Employee Directors have an interest in this proposal, as they will be eligible to receive stock awards under the 2017 Director Plan, if it is approved. The Board of Directors has approved and is asking our shareholders to approve the 2017 Director Plan.

Summary of Material Terms of the 2017 Director Plan

The following is a summary of the material terms of the 2017 Director Plan. The summary and the features of the 2017 Director Plan set forth below do not purport to be complete and are qualified in their entirety by reference to the provisions of the 2017 Director Plan, attached as Appendix B to this Proxy Statement. “Share” referred to throughout this proposal means a share of our Class A common stock, or such other securities or property of the Corporation as may become subject to awards pursuant to an adjustment under the 2017 Director Plan.
Purpose. The purpose of the 2017 Director Plan is to advance the interest of EchoStar through the motivation, attraction and retention of Non-Employee Directors.
Administration. The 2017 Director Plan will be administered by the Board of Directors of EchoStar, and the Board of Directors may delegate administration to a committee of two or more directors (the Board of Directors or such committee, the “Director Plan Committee”). The Board of Directors has discretion to determine whether or not it intends to comply with the exemption requirements of Rule 16b-3 of the Exchange Act. However, if the Board of Directors intends to satisfy such exemption requirements, the Director Plan Committee must be a compensation committee of the Board of Directors that at all times consists solely of two or more “non-employee directors” within the meaning of Rule 16b-3 promulgated under the Exchange Act. The 2017 Director Plan authorizes the Director Plan Committee to grant nonqualified stock options, SARs, restricted stock, restricted stock units, dividend equivalents and other stock-based awards, which includes cash awards and awards based on performance (collectively, “Director Awards”) to Non-Employee Directors of EchoStar who are designated by the Director Plan Committee. The Director Plan Committee also has the authority to make all determinations in respect of the 2017 Director Plan, and will have no liability for any action taken.
Types of Director Awards. The 2017 Director Plan provides for grants of the following specific types of Director Awards. Each Director Award will be evidenced by an award agreement (together with any award statement or supplemental documents, a “Director Award Agreement”) which will govern that Director Award’s terms and conditions.

Nonqualified Stock Options

Options granted under the 2017 Director Plan provide grantees with the right to purchase Shares at a predetermined exercise price. The per Share exercise price of a nonqualified stock option granted under the 2017 Director Plan will be determined by the Director Plan Committee at the time of grant, provided that the purchase price per Share for each option must not be less than 100% of the fair market value of the Shares as of the date of grant. Each option will be exercisable at such dates and in such installments as determined by the Director Plan Committee. Each option terminates at the time determined by the Director Plan Committee provided that the term of each nonqualified stock option may not exceed ten years from the date of grant. Shares issued upon the exercise of an option may not be sold or otherwise disposed of by Non-Employee Directors within six months after the date of the grant of the option.

Stock Appreciation Rights

The Director Plan Committee may grant stock appreciation rights (SARs) which confer to the grantee the right to receive upon exercise thereof the excess, if any, of the fair market value of the Shares subject thereto on the date of exercise over the grant price of the SAR (which shall not be less than the fair market value of such Shares on the date of grant). The grant price, term, dates and methods of exercisability and all other terms and conditions of a SAR shall be fixed by the Director Plan Committee.

Restricted Stock and Restricted Stock Units

The Director Plan Committee may also grant restricted stock or restricted stock units. Restricted stock and restricted stock units will be subject to such restrictions as the Director Plan Committee may impose (including, without limitation, any limitation on the right to vote a Share underlying an award of restricted stock or the right to receive any dividend or other right or property with respect thereto), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise as the Director Plan Committee may deem appropriate. Subject to the restrictions set forth in the applicable Director Award Agreement, the holder of a restricted stock Award generally will have the rights and privileges of a stockholder as to the restricted stock, including the right to vote the restricted stock. Except as otherwise provided in the 2017 Director Plan, no Shares underlying a Director Award of restricted stock received by a participant may be sold, exchanged, transferred, pledged, hypothecated or otherwise disposed of during the restricted period. In the case of restricted stock units, no Shares will be issued until the applicable restrictions associated with the Director Awards lapse. Unless otherwise determined by the Director Plan Committee, any Shares granted under the 2017 Director Plan may be evidenced by either a stock certificate or certificates, or entered into the Corporation’s records in book entry form. Each certificate issued, if applicable, may bear a legend giving notice of the restrictions in the grant.

Dividend Equivalents

The Director Plan Committee may grant dividend equivalents (other than in connection with options or SARs) which confer upon participants the right to receive a payment (in cash, Shares, other securities, other Director Awards or other property as determined in the sole discretion of the Director Plan Committee) equal to the amount of cash dividends paid by EchoStar to shareholders with respect to a specified number of Shares determined by the Director Plan Committee. The Director Plan Committee will also establish all terms and conditions applicable to a dividend equivalent grant.

        Other Stock-Based Awards

The Director Plan Committee may also grant such other Director Awards (including cash awards and performance-based awards) that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares. The Director Plan Committee will determine the terms and conditions of such Director Awards.

Shares Subject to the 2017 Director Plan. Subject to adjustment for certain changes in our capital structure (described below under “Adjustments”), the aggregate number of Shares that may be issued pursuant to Director Awards under the 2017 Director Plan from and after the Effective Date will not exceed 150,000 Shares. These Shares will be either authorized but unissued Shares or previously issued Shares that have been reacquired by us and held in the treasury. If any Shares under the 2017 Director Plan covered by a Director Award or to which a Director Award relates are not purchased or are forfeited, or if a Director Award otherwise terminates without delivery of any Shares, then the number of Shares counted against the aggregate number of Shares available under the 2017 Director Plan with respect to the Director Award, to the extent of any forfeiture or termination, will again be available for granting Director Awards under the 2017 Director Plan.

Adjustment. If there is a dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Corporation, issuance of warrants or other rights to purchase Shares or other securities of the Corporation or other similar corporate transaction or event that affects the Shares, appropriate adjustments may be made by the Director Plan Committee in its discretion to the number and type of Shares that may be issued in the future, the number and type of Shares under outstanding Director Awards, the vesting, settlement and acceleration of Director Awards, and the purchase or exercise price with respect to a Director Award. Notwithstanding any provision of the 2017 Director Plan to the contrary, in the event of a merger, consolidation, combination or other similar corporate transaction, the Board or Director Plan Committee may, in its sole discretion, take any action with respect to all or any portion of any or all outstanding Director Awards, including, without limitation settling outstanding Director Awards in exchange for a cash payment equal to such Director Awards’ positive spread value, if any.

Amendment or Termination. The Board can modify, alter, amend or terminate the 2017 Director Plan without approval of the shareholders, except that no amendment or termination will be made absent shareholder approval if it would violate the rules or regulations of NASDAQ or any securities exchange applicable to the Corporation. The Director Plan Committee may not materially and adversely amend, alter, suspend, discontinue or terminate any outstanding Director Award, prospectively or retroactively, without the consent of the participant, holder or beneficiary, if applicable, except as otherwise provided in the 2017 Director Plan.

Tax Withholding Obligations. Subject to the discretion of the Plan Committee, a grantee may satisfy any tax withholding obligation relating to a Director Award by any, or a combination, of the following means, in addition to our right to withhold from any compensation paid to the participant by us: (i) payment in cash, (ii) authorizing us to withhold Shares from the Shares otherwise issuable to the participant upon exercise of, or acquisition of Shares under, the Director Award or (iii) delivering to us previously owned and unencumbered Shares. The Plan Committee has the authority, at the time of grant of any Director Award or afterward, to approve cash bonuses to designated participants to be paid upon their exercise or receipt of (or the lapse of restrictions relating to) Director Awards in order to provide funds to pay all or a portion of federal and state taxes due as a result of such exercise or receipt (or the lapse of such restrictions).

Right of Offset. We have the right to offset against our obligation to deliver Shares (or other property or cash) under the 2017 Director Plan or any Director Award Agreement any outstanding amounts the participant then owes to us or our subsidiaries and any amounts the Director Plan Committee otherwise deems appropriate pursuant to any tax equalization policy or agreement. Our right to offset is subject to the constraints of Section 409A of the Internal Revenue Code.

Clawback. Notwithstanding any other provision of the 2017 Director Plan or any applicable Award Agreement, a grantee’s rights, payments, and benefits with respect to a Director Award will be subject to reduction, cancellation, or forfeiture upon the occurrence of any breach of noncompetition, confidentiality or other restrictive covenants that may apply to the grantee. Any Award which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by EchoStar pursuant to any such law, government regulation or stock exchange listing requirement).

Sub-Plans. The Director Plan Committee may from time to time establish sub-plans under the 2017 Director Plan for purposes of satisfying blue sky, securities, tax or other laws of various jurisdictions in which the Corporation intends to grant Awards. Any sub-plans shall contain such limitations and other terms and conditions as the Director Plan Committee determines are necessary or desirable. All sub-plans shall be deemed a part of the 2017 Director Plan, but each sub-plan shall apply only to the participants in the jurisdiction for which the sub-plan was designed.

Federal Income Tax Consequences

The following is a brief description of the U.S. federal income tax consequences of the 2017 Director Plan under the Internal Revenue Code based on laws and regulations in effect on the date of this Proxy Statement, which laws and regulations are subject to change, and does not purport to be a complete description of the federal tax aspects of the 2017 Director Plan or to address any state, local, foreign or estate and gift tax consequences that may arise in connection with receiving any Director Awards under the 2017 Director Plan. This description is not intended to, and does not, provide or supplement tax advice to recipients of Director Awards. Recipients are advised to consult with their own independent tax advisors with respect to the specific tax consequences that, in light of their particular circumstances, might arise in connection with their receipt of Director Awards under the 2017 Director Plan, including any state, local or foreign tax consequences and the effect, if any, of gift, estate and inheritance taxes. The following tax discussion is a general description of certain expected federal income tax results under current law.

Stock Options
The grant of a nonqualified stock option would not result in income for the grantee or in a deduction for EchoStar.  The exercise of a nonqualified stock option would result in ordinary income for the grantee and a deduction for EchoStar measured by the difference between the option price and the fair market value of the Shares received at the time of exercise.

SARs and Dividend Equivalents

The grant of a SAR or a dividend equivalent generally should not result in income for the grantee or a deduction for EchoStar. Upon the exercise of a SAR or the receipt of Shares or cash under a SAR or dividend equivalent, the grantee would recognize ordinary income and EchoStar would be entitled to a deduction equal to the fair market value of the Shares or the amount of any cash received.

Restricted Stock and Restricted Stock Units

The grant of restricted stock should not result in income for the grantee or in a deduction for EchoStar for federal income tax purposes, assuming the Shares transferred are subject to restrictions resulting in a “substantial risk of forfeiture” as intended by EchoStar and no Section 83(b) of the Internal Revenue Code election is made. If there are no such restrictions or an Internal Revenue Code Section 83(b) election is made, the grantee would recognize ordinary income upon receipt of the Shares. The grant of restricted stock units generally should not result in income for the grantee or a deduction for EchoStar. Dividends paid to the grantee of restricted stock while the stock remained subject to restriction would be treated as compensation for federal income tax purposes. Upon the lapses of restrictions, the grantee generally should receive ordinary income and EchoStar would be entitled to a deduction measured by the fair market value of the Shares at the time of lapse or at the time of receipt of Shares or cash in respect of a restricted stock grant.

          Internal Revenue Code Section 409A

Certain of the Director Awards under the 2017 Director Plan may constitute “non-qualified deferred compensation” subject to Section 409A of the Internal Revenue Code. Failure to comply with the requirements of the provisions of the Internal Revenue Code regarding participant elections and the timing of payment distributions could result in the affected participants being required to recognize ordinary income for tax purposes earlier than the times otherwise applicable as described in the above discussion and to pay substantial penalties.

Internal Revenue Code Section 280G

Under certain circumstances, accelerated vesting, exercise or payment of Director Awards under the 2017 Director Plan in connection with a change in ownership or control” of the Corporation (within the meaning of Internal Revenue Code Section 280G) might be deemed an “excess parachute payment” for purposes of the golden parachute payment provisions of Section 280G of the Internal Revenue Code. To the extent it is so considered, the grantee holding the Director Award would be subject to an excise tax equal to 20% of the amount of the excess parachute payment, and we would be denied a tax deduction for the excess parachute payment.

New Plan Benefits
The Corporation’s executive officers (including the named executive officers) are not eligible to receive Director Awards under the 2017 Director Plan.  The 2017 Director Plan gives the Director Plan Committee discretion to determine Director Awards under the 2017 Director Plan. Because of this discretion, it is not possible at present to specify the persons to whom Awards will be granted in the future or the amounts and types of individual grants. Upon election or appointment to our Board of Directors, our Non-Employee Directors are granted a fully-vested option to acquire 10,000 Shares with a grant date on the first day of the calendar quarter following the quarter in which such person is first elected or appointed to the Board of Directors.  We cannot predict whether or when new Non-Employee Directors will be elected or appointed to our Board of Directors. In our discretion, we may also grant Non-Employee Directors further Director Awards. In 2016, Non-Employee Directors were granted awards under the 2008 Director Plan as set forth in the “Non-Employee Director Stock Option Plan” table on page 6.

The Board of Directors unanimously recommends a vote FOR the approval of the EchoStar Corporation 2017 Non-Employee Director Stock Incentive Plan for the reasons outlined above.

Charles W. Ergen, our Chairman, currently beneficially owns equity securities representing approximately 63.6% of our total voting power.  Please see “Equity Security Ownership and Related Matters” above.  Mr. Ergen has indicated his intention to vote in favor of Proposal 6.  Accordingly, approval of Proposal 6 is assured notwithstanding a contrary vote by any or all shareholders other than Mr. Ergen.

PROPOSAL 7 — AMENDED AND RESTATED 2017 ECHOSTAR CORPORATION
EMPLOYEE STOCK PURCHASE PLAN

Our Board adopted the EchoStar Corporation 2008 Employee Stock Purchase Plan (the “ESPP”) which was approved by our then sole shareholder, DISH Network Corporation, and became effective as of January 1, 2008. Our Board adopted an amendment and restatement of the ESPP, which was approved by our shareholders at our 2009 Annual Meeting of Shareholders, increasing the number of Shares of the Corporation which may be purchased under the ESPP to 2,500,000 Shares. On March 17, 2017, our Board approved an amendment and restatement of the ESPP (the “A&R 2017 ESPP”), subject to approval by our shareholders at this 2017 Annual Meeting of Shareholders.

If approved by our shareholders at the Annual Meeting, the proposed A&R 2017 ESPP would effect the following material changes to the ESPP:

•	Increase the Shares reserved for issuance by an additional 2,500,000 Shares, thereby increasing the aggregate number of our Shares reserved for issuance under the A&R 2017 ESPP to 5,000,000 Shares;

•	Clarify the Board’s authority to alter the change in duration, frequency, start and end dates of offering periods under the A&R 2017 ESPP; and

•	Clarify the Board’s discretion to shorten offering periods and take other actions in the event of a proposed liquidation or dissolution of the Corporation.
If approved by our shareholders, the A&R 2017 ESPP will amend and restate the ESPP and will become effective upon approval by the shareholders of the Corporation at the Annual Meeting (the “ESPP Effective Date”). If our shareholders do not approve the A&R 2017 ESPP, we will continue to use our ESPP until the shares reserved under that plan are all purchased following which we may be restricted in our ability to successfully attract, motivate and retain highly skilled employees, including members of our management team. The alternative to using the ESPP as a benefit for employees would be to increase cash compensation. We do not believe increasing cash compensation would be practicable or advisable because we believe that a combination of the opportunity to acquire equity and cash compensation provide a more effective benefit vehicle than cash alone for attracting, retaining, and motivating our employees and that equity ownership aligns employees and shareholder interests. Any significant increase in cash compensation in lieu of providing an opportunity for equity ownership could substantially increase our operating expenses and reduce our cash flow from operations, which may adversely affect our business and operating results. We also do not believe that such a program would be likely to have significant retention or motivation value and would not serve to align our employees’ interests to those of our shareholders in the absence of the opportunity to acquire equity.
The purpose of the A&R 2017 ESPP is to provide our eligible employees the opportunity to purchase Shares in the Corporation. The A&R 2017 ESPP is intended to qualify as an employee stock purchase plan under Section 423 of the Code. The A&R 2017 ESPP is an important component of the benefits package that we offer to our employees. We believe that it is a key factor in retaining existing employees, recruiting new employees, and aligning and increasing the interest of all employees in the success of the Corporation.

We are asking for approval to add 2,500,000 newly authorized Shares to the ESPP under the A&R 2017 ESPP. This will be in addition to any Shares that will remain available for use under the existing ESPP as of the ESPP Effective Date. Our named executive officers have an interest in this proposal, as they will be eligible to purchase Shares under the A&R 2017 ESPP, if it is approved. The Board of Directors has approved and is asking our shareholders to approve the A&R 2017 ESPP.

Summary of Material Terms of the A&R 2017 ESPP

The following is a summary of the material terms of the A&R 2017 ESPP. These summaries and the features of the A&R 2017 ESPP set forth below do not purport to be complete and are qualified in their entirety by reference to the provisions of the A&R 2017 ESPP. The A&R 2017 ESPP is attached as Appendix C to this Proxy Statement. “Share” referred to throughout this proposal means a share of our Class A common stock.

Purchase of Shares. Subject to adjustment by the Board of Directors, the purchase price of each Share purchased by employees under the A&R 2017 ESPP will be at least 85% of the lesser of the fair market value of a Share on the first day of the offering period or the last day of the three-month purchase period in which the employee elects to purchase Shares under the A&R 2017 ESPP. In the event that such day is not a date on which trading occurred on the NASDAQ Stock Market or any other exchange on which the Shares are traded, then the day for calculation of the purchase price shall on the last trading day occurred immediately preceding the date in question.

Administration and Eligibility. The A&R 2017 ESPP will be administered by the Board of Directors of EchoStar, and the Board of Directors may delegate administration to an appointed representative or committee of the Board of Directors (the “ESPP Committee”), which will have no liability for any action taken. The ESPP Committee has the authority to interpret and construe all provisions of the A&R 2017 ESPP. Any full-time employee of the Corporation, and of any parent or subsidiary of the Corporation designated by the Board, is eligible to participate in the A&R 2017 ESPP, except for employees who customarily work 20 hours or less per week and those employees who either own or hold options to purchase stock of the Corporation possessing five percent (5%) or more of the total voting power or value of all classes of stock of the Corporation (within the meaning of Section 423(b)(3) of the Code), or who as a result of participation in the A&R 2017 ESPP would own or hold options to purchase stock of the Corporation possessing five percent (5%) or more of the total voting power or value of all classes of stock of the Corporation (within the meaning of Section 423(b)(3) of the Code). To participate in the A&R 2017 ESPP, eligible employees must complete one entire calendar quarter of employment and be employed as of the first day of the purchase period designated by the Board for a particular offering period. The maximum number of Shares which may be issued under the A&R 2017 ESPP is being increased by 2,500,000 additional Shares. If the A&R 2017 ESPP is approved, the total number of Shares that will have been authorized to be issued under since the initial adoption of the ESPP will have been 5,000,000.

Participation Terms. Except as otherwise provided by the ESPP Committee, the A&R 2017 ESPP will have offering periods that are no longer than two years in duration. The duration, frequency and start and end dates of the offering periods may be determined by the ESPP Committee. Unless otherwise provided by the ESPP Committee, we intend for each offering period to consist of purchase periods that are three months long (i.e., purchase periods commencing on January 1 shall end on March 31), with the last day of the purchase period to be the “purchase date”. The ESPP Committee may establish a different term, commencement date and/or purchase date for each purchase period.

An eligible employee may elect to participate in the A&R 2017 ESPP by completing and submitting a subscription agreement (as provided in the A&R 2017 ESPP), which indicates the employee’s election to participate in the A&R 2017 ESPP and authorizes payroll deductions. A participant will automatically continue to participate in purchase periods once enrolled until (i) the participant ceases to be eligible to participate in the A&R 2017 ESPP, (ii) the participant withdraws from the offering or the A&R 2017 ESPP or (iii) the participant’s employment is terminated for any reason. No interest will be paid on payroll deductions under the A&R 2017 ESPP and no withdrawal is permitted from the A&R 2017 ESPP during a purchase period. An employee may not deduct an amount which would: (i) result in the employee owning, after the purchase of Shares in any calendar quarter under the A&R 2017 ESPP, five percent (5%) or more of the total combined voting power of all outstanding capital stock of the Corporation; or (ii) permit such employee to purchase capital stock of the Corporation under the A&R 2017 ESPP or any other employee stock purchase plans of the Corporation or a parent or subsidiary of the Corporation that is intended to meet the requirements of Section 423 of the Code at a rate which would exceed $25,000 in fair market value of capital stock in any one year. On the last day of each purchase period, each employee, whose participation in the A&R 2017 ESPP has not terminated, shall be deemed to have purchased the number of Shares equal to the total amount of such employee’s payroll deductions during such purchase period, divided by the per Share purchase price (determined based on the purchase period in which the Shares were purchased as outlined above)

Adjustments, Corporate Transactions, Liquidation or Dissolution. In the event that the Board determines that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Corporation, issuance of warrants or other rights to purchase Shares or other securities of the Corporation or other similar corporate transaction or event affects the Shares such that an adjustment is determined by the Board to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the A&R 2017 ESPP, then the Board may, in such manner as it may deem equitable, adjust any or all of (i) the offering exercise price, (ii) the number of Shares subject to purchase by participants, and (iii) the Share reserve amount, which is the maximum number of Shares which may be issued under the A&R 2017 ESPP. In addition, in the event of a proposed merger, consolidation, combination, or other similar corporate transaction, transfer of control, dissolution or liquidation of EchoStar, the Board of Directors may in its sole discretion take any action with respect to the A&R 2017 ESPP and any offering period or purchase period, including, without limitation, shortening any offering period then in progress by setting a new purchase date and/or ending the offering period immediately prior to the proposed dissolution or liquidation. In the event the Board of Directors shortens any offering period in connection with a proposed merger, consolidation, combination, or other similar corporate transaction, transfer of control, or a dissolution or liquidation of EchoStar (i) the new purchase date will be before the date of the proposed merger, consolidation, combination, or other similar corporate transaction, transfer of control, or the dissolution or liquidation and (ii) before the new purchase date, the Board of Directors may provide each participant with written notice, which may be electronic, of the new purchase date and that the participant’s right to purchase Shares may be exercised automatically on such date, unless before such time, the participant has withdrawn from the offering in accordance with the A&R 2017 ESPP.

Amendment or Termination. The Board of Directors may amend or terminate the A&R 2017 ESPP at any time, except that the amendment or termination may not affect Shares purchased under the A&R 2017 ESPP. In addition, shareholders must approve any amendment to (i) increase the number of Shares available under the A&R 2017 ESPP; or (ii) change the participating parent or subsidiary company whose full-time employees may be designated by the Board as eligible to participate in the A&R 2017 ESPP, in each case, within 12 months of the adoption of the amendment by the Board of Directors. The A&R 2017 ESPP will continue until terminated by the Board of Directors or until all of the Shares reserved for issuance under the A&R 2017 ESPP have been issued, whichever occurs first.

Foreign Jurisdictions. The Board may adopt rules or procedures relating to the operation and administration of the A&R 2017 ESPP to accommodate the specific requirements of the law and procedures of foreign jurisdictions. The Board is specifically authorized to adopt rules and procedures regarding handling of payroll deductions, payment of interest, conversion of local currency, payroll tax, withholding procedures and handling of stock issuances and record entries that vary with local requirements. The Board may also adopt rules, procedures or sub-plans applicable to particular subsidiaries or locations, which sub-plans may be designed to be outside the scope of Section 423 of the Internal Revenue Code. To the extent inconsistent with the requirements of section 423 of the Internal Revenue Code, such sub-plan will not be considered to comply with Section 423 of the Internal Revenue Code.

Federal Income Tax Consequences

The following is a brief description of the U.S. federal income tax consequences of the A&R 2017 ESPP under the Internal Revenue Code based on laws and regulations in effect on the date of this Proxy Statement, which laws and regulations are subject to change, and does not purport to be a complete description of the federal tax aspects of the A&R 2017 ESPP or to address any state, local, foreign or estate and gift tax consequences that may arise in connection with receiving any Director Awards under the 2017 Director Plan. This description is not intended to, and does not, provide or supplement tax advice to participants who purchase Shares under the A&R 2017 ESPP. Participants who purchase Shares under the A&R 2017 ESPP are advised to consult with their own independent tax advisors with respect to the specific tax consequences that, in light of their particular circumstances, might arise in connection with their purchase of Shares under the A&R 2017 ESPP, including any state, local or foreign tax consequences and the effect, if any, of gift, estate and inheritance taxes. The following tax discussion is a general description of certain expected federal income tax results under current law.
The A&R 2017 ESPP is intended to be an “employee stock purchase plan” as defined in Section 423 of the Internal Revenue Code. Under the Internal Revenue Code, a participant will not have taxable income solely due to his or her eligibility to purchase Shares under the A&R 2017 ESPP. No income will be taxable to a participant until the Shares purchased under the A&R 2017 ESPP are sold or otherwise disposed of. Upon sale or other disposition of the Shares, the participant will generally be subject to tax and the amount of the tax will depend upon the holding period. If the Shares are sold or otherwise disposed of more than two years from the first day of the relevant offering period (and more than one year from the date the shares are purchased), then the participant generally will recognize ordinary income measured as the lesser of:

(i)	the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price; or

(ii)	an amount equal to 15% of the fair market value of the shares as of the first day of the applicable payment period.

Any amount in excess of the amount that the participant recognized as compensation income will be long-term capital gain. If the participant sells the Shares at a loss (if sales proceeds are less than the purchase price) after satisfying these waiting periods, then the loss will be a long-term capital loss. If the participant sells the Shares prior to satisfying these waiting periods, then he or she will have engaged in a “disqualifying disposition.” Upon a disqualifying disposition, the participant will have compensation income equal to the value of the Shares on the day he or she purchased the stock less the purchase price. The participant also will have a capital gain or loss equal to the difference between the sales proceeds and the value of the Shares on the day he or she purchased the Shares. This capital gain or loss will be long-term if the participant has held the Shares for more than one year and otherwise will be short-term.

We are not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant, except to the extent ordinary income is recognized by participants upon a sale or disposition of shares prior to the expiration of the holding period(s) described above. In all other cases, no deduction is allowed to us.

New Plan Benefits

Because benefits under the A&R 2017 ESPP depend on employees’ elections to participate in the A&R 2017 ESPP and the fair market value of the Shares at various future dates, it is not possible to determine future benefits that will be received by executive officers and other employees under the A&R 2017 ESPP.

The Board of Directors unanimously recommends a vote FOR approval of the Amended and Restated 2017 EchoStar Corporation Employee Stock Purchase Plan for the reasons outlined above.

Charles W. Ergen, our Chairman, currently beneficially owns equity securities representing approximately 63.6% of our total voting power.  Please see “Equity Security Ownership and Related Matters” above.  Mr. Ergen has indicated his intention to vote in favor of Proposal 7.  Accordingly, approval of Proposal 7 is assured notwithstanding a contrary vote by any or all shareholders other than Mr. Ergen.

OTHER MATTERS

Management knows of no other business that will be presented at the Annual Meeting other than that which is set forth in this Proxy Statement.  However, if any other matter is properly presented at the Annual Meeting, the persons named in the accompanying proxy card will have discretionary authority to vote on such matter.

ADDITIONAL INFORMATION

Where to Get Additional Information

As a reporting company, we are subject to the informational requirements of the Exchange Act and accordingly file our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements and other information with the SEC.  The public may read and copy any materials filed with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549.  Please call the SEC at (800) SEC-0330 for further information on the Public Reference Room.  As an electronic filer, our public filings are maintained on the SEC’s Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.  The address of that website is http://www.sec.gov.  In addition, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act may be accessed free of charge through our website as soon as reasonably practicable after we have electronically filed such material with, or furnished it to, the SEC.  The address of that website is http://www.echostar.com.

Cost of Proxy Solicitation

We will bear the cost of the solicitation of proxies on behalf of the Board of Directors.  In addition to the use of the mail, proxies may be solicited by us personally, by telephone or by similar means.  None of our directors, officers or employees will be specifically compensated for those activities.  We do not expect to pay any compensation for the solicitation of proxies.  However, we will reimburse brokerage firms, custodians, nominees, fiduciaries and other persons holding our shares in their names, or in the names of nominees, at approved rates for their reasonable expenses in forwarding proxy materials to beneficial owners of securities held of record by them and obtaining their proxies.

Shareholder Communications

General.  We provide an informal process for shareholders to send communications to our Board of Directors and its members.  Shareholders who wish to contact the Board of Directors or any of its members may do so by writing to EchoStar Corporation, Attn: Board of Directors, 100 Inverness Terrace East, Englewood, Colorado 80112.  At the direction of the Board of Directors, all mail received will be opened and screened for security purposes.  Correspondence directed to an individual Board member is referred to that member.  Correspondence not directed to a particular Board member is referred to Mr. Dean A. Manson, our Executive Vice President, General Counsel and Secretary.

Submission of Shareholder Proposals and Director Nominations for 2018 Annual Meeting Shareholders who intend to submit a proposal or director nomination for consideration for inclusion in our proxy materials for presentation at our 2018 annual meeting of shareholders (the “2018 Annual Meeting”) must submit the proposal or director nomination to us no later than November 23, 2017 (120 days prior to the anniversary of the mailing date of this Proxy Statement).

In accordance with our bylaws, for a proposal or director nomination not included in our proxy materials to be brought before the 2018 Annual Meeting, a shareholder’s notice of the proposal or director nomination that the shareholder wishes to present must be delivered to Dean A. Manson, our Executive Vice President, General Counsel and Secretary, at EchoStar Corporation, 100 Inverness Terrace East, Englewood, Colorado 80112 not less than 90 nor more than 120 days prior to the first anniversary of the 2017 Annual Meeting of Shareholders.  Accordingly, based on the date of our 2017 Annual Meeting of Shareholders, any notice given pursuant to our bylaws and outside the process of Rule 14a-8 must be received no earlier than January 2, 2018 and no later than February 1, 2018.  We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal or director nomination that does not comply with these and other applicable requirements.

By Order of the Board of Directors

 DEAN A. MANSON
Executive Vice President, General Counsel and Secretary

APPENDIX A

ECHOSTAR CORPORATION
2017 STOCK INCENTIVE PLAN
Section 1. Purpose
The purpose of this 2017 Stock Incentive Plan (as amended from time to time, the “Plan”) is to promote the interests of EchoStar Corporation (the “Company”) and its Subsidiaries (as defined below) by aiding the Company in attracting, motivating and retaining Participants (as defined below) capable of assuring the future success of the Company, to offer such Participants incentives to put forth maximum efforts for the success of the Company’s business and to afford such Participants an opportunity to acquire a proprietary interest in the Company.
Section 2. Definitions
As used in the Plan, the following terms shall have the meanings set forth below:
(a)    “Award” shall mean an award granted to a Participant in accordance with the terms of the Plan in the form of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Awards (including Performance Compensation Awards), Dividend Equivalents or Other Stock-Based Awards granted under the Plan, or any combination of the foregoing.
(b)    “Award Agreement” shall mean any written agreement, contract or other instrument or document evidencing any Award granted under the Plan.
(c)    “Board of Directors” shall mean the board of directors of the Company.
(d)    “Capital Stock” shall mean any and all shares, interests, participations, rights or other equivalents, however designated, of corporate stock or partnership or membership interests, whether common or preferred.
(e)    “Class A Common Stock” shall mean Class A common stock, $0.001 par value, of the Company.
(f)    “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder.
(g)    “Committee” shall mean the committee described in Section 3 of the Plan.
(h)    “Company” shall mean EchoStar Corporation, a Nevada corporation, and any successor entity.
(i)    “Covered Employee” shall have the same meaning as set forth in Section 162(m)(3) of the Code.
(j)    “Dividend Equivalent” shall mean any right granted under Section 6(e) of the Plan.
(k)    “Effective Date” has the meaning set forth in Section 10 of the Plan.
(l)     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
(m)    “Exchange Program” shall mean a program under which (i) outstanding Awards are surrendered or cancelled in exchange for Awards of the same type (which may have different exercise prices and different terms), Awards of a different type, and/or cash, and/or (ii) the exercise price of an outstanding Award is changed. The terms and conditions of any Exchange Program will be determined by the Committee in its sole discretion and shall not require separate approval by the Company’s stockholders.
(n)    “Fair Market Value” shall mean, with respect to Shares, the final closing price, as quoted by the National Association of Securities Dealers Automated Quotation System (“NASDAQ”) or any other exchange on which the Shares are traded, for the date in question. In the event the date in question falls on any day on which Shares are not traded, the price shall be the final closing price, as quoted by NASDAQ or any other exchange on which the Shares are traded, on the trading day immediately preceding the date in question. If Fair Market Value is in reference to property other than Shares, the Fair Market Value of such other property shall be determined by such methods or procedures as shall be established from time to time by the Committee.
(o)    “Form S-8” has the meaning set forth in Section 5 of the Plan.
(p)    “Incentive Stock Option” shall mean an option to purchase Shares granted under Section 6(a) of the Plan that is intended to meet the requirements of Section 422 of the Code, the regulations promulgated thereunder, or any successor to such statute or regulations.

(q)    “Negative Discretion” shall mean the discretion authorized by the Plan to be applied by the Committee to eliminate or reduce the size of a Performance Compensation Award in accordance with Section 6(d)(ii) of the Plan; provided, that, the exercise of such discretion would not cause the Performance Compensation Award to fail to qualify as “performance-based compensation” under Section 162(m) of the Code.
(r)    “Non-Employee Director” shall mean a director of the Company who is a “non-employee director” within the meaning of Rule 16b-3.
(s)    “Non-Qualified Stock Option” shall mean an option to purchase Shares granted under Section 6(a) of the Plan that is not intended to be an Incentive Stock Option.
(t)    “Option” shall mean an Incentive Stock Option or a Non-Qualified Stock Option.
(u)    “Other Stock-Based Award” shall mean any right granted under Section 6(f) of the Plan.
(v)    “Outside Director” shall mean a director of the Company who is an “outside director” within the meaning of Section 162(m) of the Code and Treasury Regulations Section 1.162-27(e)(3) or any successor to such statute and regulations.
(w)    “Participant” shall mean such existing and new hire executives, employees (which term as used herein includes, without limitation, officers and directors who are also employees), consultants and advisors of the Company and its Subsidiaries as shall be determined by the Committee as set forth in Section 3 of the Plan.
(x)    “Performance Award” shall mean any right granted under Section 6(d) of the Plan.
(y)    “Performance Compensation Award” shall mean any right granted under Section 6(d)(ii) of the Plan.
(z)    “Performance Formula” shall mean, for a Performance Period, the one or more objective formulas applied against the relevant Performance Goal to determine, with regard to the Performance Compensation Award of a particular Participant, whether all, some portion but less than all, or none of the Performance Compensation Award has been earned for the Performance Period.
(aa)    “Performance Goals” shall mean, for a Performance Period, the one or more goals established by the Committee for the Performance Period based upon the performance criteria set forth on Exhibit A, attached hereto.
(bb)    “Performance Period” shall mean the one or more periods of time as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of a Performance Award designated as a Performance Compensation Award.
(cc)    “Person” shall mean any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision thereof or any other entity.
(dd)    “Plan” has the meaning set forth in Section 1 of the Plan.
(ee)    “Prior Plan” shall mean the Company’s Amended and Restated 2008 Stock Incentive Plan.
(ff)     “Restricted Stock” shall mean any Share granted under Section 6(c) of the Plan, subject to such restrictions as the Committee deems appropriate or desirable.
(gg)    “Restricted Stock Unit” shall mean any unit granted under Section 6(c) of the Plan evidencing the right to receive a Share (or a cash payment equal to the Fair Market Value of a Share) at some future date.
(hh)    “Retirement” shall mean becoming eligible to receive immediate retirement benefits under a retirement or pension plan of the Company or any Subsidiary.
(ii)    “Rule 16b-3” shall mean Rule 16b-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, or any successor rule or regulation.
(jj)    “Securities Act” shall mean the Securities Act of 1933, as amended, or any successor rule or regulation.
(kk)    “Shares” shall mean shares of Class A Common Stock or such other securities or property of the Company as may become subject to Awards pursuant to an adjustment made under Section 4(d) of the Plan.
(ll)    “Stock Appreciation Right” shall mean any right granted under Section 6(b) of the Plan.
(mm)    “Subsidiary” shall mean, with respect to any Person, any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, director or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof.
(nn)    “Ten-Percent Stockholder” shall mean an individual who owns (within the meaning of Section 422(b)(6) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of a Subsidiary.
(oo)    “Total Disability” shall mean the complete and permanent inability of an employee Participant to perform such Participant’s duties under the terms of the Participant’s employment with the Company or any Subsidiary, as determined by the Committee upon the basis of such evidence, including independent medical reports and data, as the Committee deems appropriate or necessary.
Section 3. Administration.
(a)    Power and Authority of the Committee.
(i)    The Committee. The Committee shall consist of at least two directors of the Company and may consist of the entire Board of Directors; provided, however, that (1) if the Committee consists of less than the entire Board of Directors, each member shall be a Non-Employee Director, and (2) to the extent necessary for any Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code, to so qualify, each member of the Committee, whether or not it consists of the entire Board of Directors, shall be an Outside Director. The Committee may determine the extent to which any Option under the Plan is required to comply, or not comply, with Section 409A of the Code.
(ii)    Power and Authority. Subject to the express provisions of the Plan and to applicable law, the Committee shall have full power and authority to: (1) designate Participants; (2) determine the type or types of Awards to be granted to each Participant under the Plan; (3) determine the number of Shares to be covered by (or with respect to which payments, rights or other matters are to be calculated in connection with) each Award; (4) determine the terms and conditions of any Award or Award Agreement which may be based on various factors such as length of employment and/or performance of the Participant or the Company and/or its Subsidiaries (such performance criteria may include, but are not limited to, the achievement of specified financial or other performance metrics, such as subscriber growth (for clarification purposes, with respect to Section 162(m) of the Code, such performance criteria are intended to include any one or a combination of the business criteria set forth on Exhibit A); (5) amend the terms and conditions of any Award or Award Agreement and accelerate the exercisability of Options or the lapse of restrictions relating to Restricted Stock, Restricted Stock Units or other Awards; (6) determine whether, to what extent and under what circumstances Awards may be exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited or suspended; (7) determine whether, to what extent and under what circumstances cash, Shares, other securities, other Awards, other property and other amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the holder thereof or the Committee; (8) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan; (9) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; (10) institute one or more Exchange Programs, including, without limitation, any Exchange Program described in Section 9(b); and (11) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. The Committee’s selection of a Person to participate in the Plan at any time shall not require the Committee to select such Person to participate in the Plan at any other time. Unless otherwise expressly provided in the Plan or any applicable Award Agreement, all designations, determinations, interpretations and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon any Participant, any holder or beneficiary of any Award and any employee of the Company or any Subsidiary. The Committee’s decisions and determinations under the Plan need not be uniform and may be made selectively among Participants, whether or not such Participants are similarly situated.
(b)    Delegation. The Committee may, in its sole discretion, delegate such powers and duties under the Plan as it deems appropriate; provided, however, that the Committee shall not delegate its powers and duties under the Plan with regard to executive officers or directors of the Company or any Subsidiary who are subject to Section 16 of the Exchange Act.
Section 4. Shares Available for Awards.
(a)    Shares Available. Subject to adjustment as provided in Section 4(d), the number of Shares that may be issued subject to Awards under the Plan shall not exceed eight million (8,000,000) Shares (the “Share Reserve”). The maximum number of Shares that may be issued as Incentive Stock Options under the Plan is eight million (8,000,000) Shares. Shares to be issued under the Plan may be either Shares reacquired and held in the treasury or authorized but unissued Shares. If any Shares covered by an Award or to which an Award relates are not purchased or are forfeited, or if an Award otherwise terminates without delivery of any Shares, then the number of Shares counted against the aggregate number of Shares available under the Plan with respect to such Award, to the extent of any such forfeiture or termination, shall again be available for granting Awards under the Plan. The Company shall at all times keep available, out of authorized but unissued, treasury and/or reacquired Shares, the number of Shares to satisfy Awards granted under the Plan.
(b)    Individual Limits. The following limits shall apply to grants of all Awards under the Plan:

(i)    Options: The maximum aggregate number of Shares that may be subject to Options granted in any one calendar year to any one Participant shall be two million (2,000,000) Shares.
(ii)    Stock Appreciation Rights: The maximum aggregate number of Shares that may be subject to Stock Appreciation Rights granted in any one calendar year to any one Participant shall be two million (2,000,000) Shares.
(iii)    Restricted Stock or Restricted Stock Units: The maximum aggregate number of Shares that may be subject to Awards of Restricted Stock or Restricted Stock Units granted in any one calendar year to any one Participant shall be two million (2,000,000) Shares.
(iv)    Performance Awards: The maximum aggregate grant with respect to Awards of Performance Awards granted in any one calendar year to any one Participant shall not exceed two million (2,000,000) Shares (or cash amounts based on the value of such number of Shares).
(v)    Performance Compensation Awards: The maximum aggregate grant with respect to Awards of Performance Compensation Awards granted in any one calendar year to any one Participant shall not exceed one hundred million dollars ($100,000,000).
(vi)    Other Stock-Based Awards: The maximum aggregate grant with respect to Other Stock-Based Awards granted in any one calendar year to any one Participant shall be two million (2,000,000) Shares (or cash amounts based on the value of such number of Shares).
(c)    Accounting for Awards. For purposes of this Section 4, if an Award entitles the holder thereof to receive or purchase Shares, the number of Shares covered by such Award or to which such Award relates shall be counted on the date of grant of such Award against the aggregate number of Shares available under Section 4(a) above for granting Awards under the Plan.
(d)    Adjustments. In the event that the Committee shall determine, in its sole discretion, that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company or other similar corporate transaction or event affects the Shares such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or for any other reason or purpose, then the Committee may, in such manner as it may deem equitable, adjust any or all of (i) the number and type of Shares (or other securities or other property) which thereafter may be made the subject of Awards, (ii) the vesting, settlement and acceleration of Awards, (iii) the number and type of Shares (or other securities or other property) subject to outstanding Awards and (iv) the purchase or exercise price with respect to any Award; provided, however, that the number of Shares covered by any Award or to which such Award relates shall always be a whole number. Notwithstanding any provision of the Plan to the contrary, in the event of a merger, consolidation, combination, or other similar corporate transaction, the Committee may, in its sole discretion, take any action with respect to all or any portion of any or all outstanding Awards, including, without limitation, settling outstanding Awards in exchange for a cash payment equal to such Awards’ positive spread value, if any.
Section 5. Eligibility of Participants.
Awards may be granted under the Plan to Participants as shall be determined by the Committee, in its sole discretion, as set forth in Section 3 of the Plan. Notwithstanding the foregoing, an Incentive Stock Option may only be granted to full or part-time employees (which term as used herein includes, without limitation, officers and directors who are also employees) of the Company and its Subsidiaries. A consultant or advisor shall not be eligible for the grant of an Award if, at the time of grant, a Form S-8 Registration Statement under the Securities Act (“Form S-8”) is not available to register either the offer or the sale of the Company’s securities to such consultant or advisor as provided by the rules governing the use of Form S-8, unless the Company determines both (a) that such grant (i) shall be registered in another manner under the Securities Act (e.g., on a Form S-3 Registration Statement), or (ii) does not require registration under the Securities Act in order to comply with the requirements of the Securities Act, if applicable, and (b) that such grant complies with the securities laws of all other relevant jurisdictions.
Section 6. Awards.
(a)    Options. The Committee is hereby authorized to grant Options to Participants with the following terms and conditions and with such additional terms and conditions not inconsistent with the provisions of the Plan as the Committee shall determine, which terms and conditions shall be set forth in a form Award Agreement approved by the Committee.
(i)    Exercise Price. The exercise price per Share purchasable under an Option shall be determined by the Committee; provided, however, that, the exercise price of an Option shall not be less than 100% of the Fair Market Value of a Share on the date of grant of such Option (110% in the case of an Incentive Stock Option granted to a Ten-Percent Stockholder); provided, further, that to the extent that the aggregate Fair Market Value, determined at the time an Incentive Stock Option is granted, of the Shares with respect to which Incentive Stock Options may be exercisable for the first time by an employee Participant in any calendar year under all plans of the Company and any Subsidiary exceeds $100,000, the Options or portions thereof which exceed such limit (according to the order in which they were granted) shall be treated as Non-Qualified Stock Options.
(ii)    Option Term. The term of each Option shall be for a period of ten years from the date of grant of any Incentive Stock Option (5 years in the case of an Incentive Stock Option granted to a Ten-Percent Stockholder) and ten years from the date of grant of a Non-Qualified Stock Option, unless an earlier expiration date shall be stated in the Award Agreement governing such Option or the Option shall cease to be exercisable pursuant to this Section 6. If an employee Participant’s employment with the Company and all Subsidiaries terminates other than by reason of such Participant’s death, Total Disability or Retirement, the Participant’s Option shall terminate and cease to be exercisable upon termination of employment, unless otherwise indicated in an applicable Award Agreement or the Committee shall determine otherwise. In the event that the Committee exercises its discretion to permit an Incentive Stock Option to be exercised by a Participant more than three months after such Participant has ceased being an employee (or more than 12 months after the Participant experiences a Total Disability or dies), such Incentive Stock Option shall thereafter be treated as a Nonqualified Stock Option for all purposes.
(iii)    Time and Method of Exercise. The Committee shall determine the time or times at which an Option may be exercised in whole or in part and the method or methods by which, and the form or forms (including, without limitation, cash, Shares, promissory notes, other securities, other Awards or other property, or any combination thereof, having a Fair Market Value on the exercise date equal to the relevant exercise price) in which, payment of the exercise price with respect thereto may be made or deemed to have been made. The Committee may also permit the holders of Options, in accordance with such procedures as the Committee may, in its sole discretion, establish including those set forth in Section 6(g) hereof, to exercise Options and sell Shares acquired pursuant to brokerage or similar arrangements, and to use the proceeds from such sale as payment of the exercise price of such Options.
(iv)    Incentive and Non-Qualified Stock Options. Each Option granted pursuant to the Plan shall specify whether it is an Incentive Stock Option or a Non-Qualified Stock Option, provided that the Committee may in the case of the grant of an Incentive Stock Option give the Participant the right to receive in its place a Non-Qualified Stock Option.
(v)    Stockholder Rights of Optionholders. No optionholder shall have any rights to dividends or other rights of a stockholder with respect to Shares subject to an Option prior to the purchase of such Shares upon exercise of the Option.
(b)    Stock Appreciation Rights. The Committee is hereby authorized to grant Stock Appreciation Rights to Participants subject to the terms of the Plan and any applicable Award Agreement. A Stock Appreciation Right granted under the Plan shall confer on the holder thereof a right to receive upon exercise thereof the excess of (i) the Fair Market Value of one Share on the date of exercise (or, if the Committee shall so determine, at any time during a specified period before or after the date of exercise) over (ii) the grant price of the Stock Appreciation Right as specified by the Committee, which price shall not be less than 100% of the Fair Market Value of one Share on the date of grant of the Stock Appreciation Right. Subject to the terms of the Plan and any applicable Award Agreement, the grant price, term, methods of exercise, dates of exercise, methods of settlement and any other terms and conditions of any Stock Appreciation Right shall be as determined by the Committee. The Committee may impose such conditions or restrictions on the exercise of any Stock Appreciation Right as it may deem appropriate. Participants who are granted Stock Appreciation Rights shall have no rights as stockholders of the Company with respect to the grant or exercise of such rights.
(c)    Restricted Stock and Restricted Stock Units. The Committee is hereby authorized to grant Awards of Restricted Stock and Restricted Stock Units to Participants with the following terms and conditions and with such additional terms and conditions not inconsistent with the provisions of the Plan or any applicable Award Agreement as the Committee shall determine:
(i)    Restrictions. Restricted Stock and Restricted Stock Units shall be subject to such restrictions as the Committee may impose (including, without limitation, any limitation on the right to vote a Share underlying an Award of Restricted Stock or the right to receive any dividend or other right or property with respect thereto), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise as the Committee may deem appropriate (the “Restricted Period”). Subject to the restrictions set forth in the applicable Award Agreement, the holder of a Restricted Stock award generally shall have the rights and privileges of a stockholder as to such Restricted Stock, including the right to vote such Restricted Stock. Except as otherwise provided in this Section 6(c), no Shares underlying an Award of Restricted Stock received by a Participant shall be sold, exchanged, transferred, pledged, hypothecated or otherwise disposed of during the Restricted Period. In the case of Restricted Stock Units, no Shares shall be issued until the applicable restrictions associated with such Awards lapse.
(ii)    Forfeiture; Delivery of Shares. Except as otherwise determined by the Committee or set forth in an applicable Award Agreement, upon termination of a Participant’s employment with the Company or any Subsidiary during the applicable Restricted Period, all Restricted Stock and all Restricted Stock Units held by such Participant at such time subject to restriction shall be forfeited and reacquired by the Company; provided, however, that the Committee may waive in whole or in part any or all remaining restrictions with respect to Restricted Stock or Restricted Stock Units for any reason or purpose. Any Share representing Restricted Stock that is no longer subject to restrictions shall be delivered to the holder thereof promptly after the applicable restrictions lapse or are waived. Upon the lapse or waiver of restrictions and the restricted period relating to Restricted Stock Units evidencing the right to receive Shares, such Shares shall be issued and delivered to the holders of the Restricted Stock Units.
(d)    Performance Awards.
(i)    General. The Committee is hereby authorized to grant Performance Awards to Participants subject to the terms of the Plan and any applicable Award Agreement. A Performance Award granted under the Plan (1) may be denominated or payable in cash, Shares (including, without limitation, Restricted Stock), other securities, other Awards or other property and (2) shall confer on the holder thereof the right to receive payments, in whole or in part, upon the achievement of such performance goals during such performance periods as the Committee shall establish. A Performance Award that is intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code shall be further subject to Section 6(d)(ii) below. In the event that the Committee determines, in its sole discretion, to grant Awards that are not designated as Performance Compensation Awards, the Committee may make such grants without satisfying the requirements of Code Section 162(m) and may, in its sole discretion, base earning of such Awards on performance measures other than those set forth in Exhibit A. Subject to the terms of the Plan and any applicable Award Agreement, the performance goals to be achieved during any performance period, the length of any performance period, the amount of any Performance Award granted, the amount of any payment or transfer to be made pursuant to any Performance Award and any other terms and conditions of any Performance Award shall be determined by the Committee.
(ii)    Performance Compensation Award.
(1)    General. The Committee shall have the authority, at the time of grant of any Award described in this Plan (other than Options and Stock Appreciation Rights granted with an exercise price or grant price, as the case may be, equal to or greater than the Fair Market Value per Share on the date of grant), to designate such Award as a “Performance Compensation Award” in order to qualify such Award as “performance-based compensation” under Section 162(m) of the Code. Unless the material terms of the Plan, including the performance criteria set forth in Exhibit A and the definition of Performance Goals, are reapproved by the Company’s stockholders no later than the first stockholder meeting that occurs in the fifth year following the year in which the material terms of the Plan were last approved by stockholders in accordance with the requirements of Section 162(m) of the Code, no further Performance Compensation Awards shall be made to Covered Employees after the date of such annual meeting, but the Plan will continue in effect for Awards to Participants not in accordance with Section 162(m) of the Code.
(2)    Eligibility. The Committee will, in its sole discretion, designate within the first 90 days of a Performance Period (or, if longer or shorter, within the maximum period allowed under Section 162(m) of the Code) which Participants will be eligible to receive Performance Compensation Awards in respect of such Performance Period. However, designation of a Participant eligible to receive a Performance Compensation Award hereunder for a Performance Period shall not in any manner entitle the Participant to receive payment in respect of any Performance Compensation Award for such Performance Period. The determination as to whether or not such Participant becomes entitled to payment in respect of any such Performance Compensation Award shall be decided solely in accordance with the provisions of this Section 6(d)(ii). Moreover, designation of a Participant eligible to receive an Award hereunder for a particular Performance Period shall not require designation of such Participant eligible to receive an Award hereunder in any subsequent Performance Period and designation of one Person as a Participant eligible to receive a Performance Compensation Award hereunder shall not require designation of any other Person as a Participant eligible to receive a Performance Compensation Award hereunder in such period or in any other period.
(3)    Committee Discretion. With regard to a particular Performance Period, the Committee shall have the sole discretion to select the length of such Performance Period, the type(s) of Performance Compensation Awards to be issued, and the performance criteria from the items set forth on Exhibit A that will be used to establish the Performance Goal(s), the kind(s) and/or level(s) of the Performance Goals(s) that is (are) to apply and the Performance Formula. Within the first 90 days of a Performance Period (or, if longer or shorter, within the maximum period allowed under Section 162(m) of the Code), the Committee shall, with regard to the Performance Compensation Awards to be issued for such Performance Period, exercise its sole discretion with respect to each of the matters enumerated in the immediately preceding sentence of this Section 6(d)(ii)(3) and record the same in writing.
(4)    Payment of Performance Compensation Awards.
(A)    Unless otherwise provided in the applicable Award Agreement, a Participant must be employed by the Company on the last day of a Performance Period to be eligible for payment in respect of a Performance Compensation Award for such Performance Period.
(B)    A Participant shall be eligible to receive payment in respect of a Performance Compensation Award only to the extent that: (x) the Performance Goals for such period are achieved and (y) the Performance Formula as applied against such Performance Goals determines that all or some portion of such Participant’s Performance Compensation Award has been earned for the Performance Period.
(C)    Following the completion of a Performance Period, the Committee shall review and certify in writing whether, and to what extent, the Performance Goals for the Performance Period have been achieved and, if so, calculate and certify in writing the amount of the Performance Compensation Awards earned for the period based upon the Performance Formula. The Committee shall then determine the actual size of each Participant’s Performance Compensation Award for the Performance Period and, in so doing, may apply Negative Discretion in accordance with Section 6(d)(ii)(4)(D) hereof, if and when it deems appropriate.
(D)    In determining the actual size of an individual Performance Compensation Award for a Performance Period, the Committee may reduce or eliminate the amount of the Performance Compensation Award earned under the Performance Formula in the Performance Period through the use of Negative Discretion if, in its sole discretion, such reduction or elimination is appropriate. The Committee shall not have the discretion to (x) grant or provide payment in respect of Performance Compensation Awards for a Performance Period if the Performance Goals for such Performance Period have not been attained; or (y) increase a Performance Compensation Award above the maximum amount payable under Section 4(b) of the Plan.
(E)    Performance Compensation Awards granted for a Performance Period shall be paid to Participants as soon as administratively practicable following completion of the certifications required by this Section 6(d).
(e)    Dividend Equivalents. The Committee is hereby authorized to grant to Participants Dividend Equivalents under which such Participants shall be entitled to receive payments (in cash, Shares, other securities, other Awards or other property as determined in the sole discretion of the Committee) equivalent to the amount of cash dividends paid by the Company to holders of Shares with respect to a number of Shares determined by the Committee. Subject to the terms of the Plan and any applicable Award Agreement, such Dividend Equivalents may have such terms and conditions as the Committee shall determine.
(f)    Other Stock-Based Awards. The Committee is hereby authorized to grant to Participants such other Awards (including, without limitation, cash awards) that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares), as are deemed by the Committee to be consistent with the purpose of the Plan; provided, however, that such grants must comply with applicable law and, in the case of executive officers and directors of the Company, Rule 16b-3. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine the terms and conditions of such Awards. Shares, cash or other property or securities delivered pursuant to a purchase right granted under this Section 6(f) shall be purchased for such consideration, which may be paid by such method or methods and in such form or forms (including, without limitation, cash, Shares, promissory notes, other securities, other Awards or other property or any combination thereof), as the Committee shall determine, the value of which consideration, as established by the Committee, shall not be less than 100% of the Fair Market Value of such Shares or other securities as of the date such purchase right is granted.
(g)    General.
(i)    No Cash Consideration for Awards. Awards shall be granted for no cash or other consideration or for such minimal cash or other consideration as may be required by applicable law.
(ii)    Awards May Be Granted Separately or Together. Awards may, in the sole discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution for, any other Award or any award granted under any plan (including, without limitation, the Prior Plan) of the Company or any Subsidiary other than the Plan. Awards granted in addition to or in tandem with other Awards or in addition to or in tandem with awards granted under any such other plan of the Company or any Subsidiary may be granted either at the same time as, or at a different time from, the grant of such other Awards or awards.
(iii)    Forms of Payment under Awards. Subject to the terms of the Plan and of any applicable Award Agreement, payments or transfers to be made by the Company or a Subsidiary upon the grant, exercise or payment of an Award may be made in such form or forms as the Committee shall determine (including, without limitation, cash, Shares, promissory notes, other securities, other Awards or other property or any combination thereof), and may be made in a single payment or transfer, in installments or on a deferred basis, in each case in accordance with rules and procedures established by the Committee. Such rules and procedures may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of Dividend Equivalents with respect to installment or deferred payments.
(iv)    Cashless Exercise. Options may be exercised in whole or in part upon delivery to the Company of an irrevocable written notice of exercise. The date on which such notice is received by the Company shall be the date of exercise of the Option, provided that within three business days of the delivery of such notice the funds to pay for exercise of the Option are delivered to the Company by a broker acting on behalf of the optionee either in connection with the sale of the Shares underlying the Option or in connection with the making of a margin loan to the optionee to enable payment of the exercise price of the Option. In connection with the foregoing, the Company will provide a copy of the notice of exercise of the Option to the aforesaid broker upon receipt by the Company of such notice and will deliver to such broker, within three business days of the delivery of such notice to the Company, if applicable, a certificate, certificates, book entry or book entries representing the number of Shares underlying the Option that have been sold by such broker for the optionee.
(v)    Limits on Transfer of Awards. No Award and no right under any such Award shall be transferable by a Participant otherwise than by will, the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code; provided, however, that, if so determined by the Committee, a Participant may, in the manner established by the Committee, designate a beneficiary or beneficiaries to exercise the rights of the Participant and receive any property distributable with respect to any Award upon the death of the Participant. Each Award or right under any Award shall be exercisable during the Participant’s lifetime only by the Participant or, if permissible under applicable law, by the Participant’s guardian or legal representative. No Award or right under any such Award may be pledged, alienated, attached or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance thereof shall be void and unenforceable against the Company or any Subsidiary.
(vi)    Term of Awards. Unless otherwise expressly set forth in the Plan, the term of each Award shall be for such period as may be determined by the Committee, in its sole discretion, in the applicable Award Agreement.
(vii)    Stock Certificates or Book Entry. Shares issued pursuant to the Plan may be evidenced in such manner as the Committee may determine in its sole discretion and may be issued in certificated form or issued pursuant to book-entry procedures. Unless otherwise determined by the Committee, any Shares granted under the Plan shall either be evidenced by issuance of a stock certificate or certificates, which certificate or certificates shall be held by the Company, or shall be entered into the Company’s records in book entry form, as applicable, and shall be registered in the name of the Participant and bear an appropriate legend or notation referring to the terms, conditions and restrictions applicable to such Shares.
(viii)    Restrictions; Securities Listing. All certificates or book entries evidencing Shares or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or applicable rules, regulations and other requirements, including applicable federal or state securities laws, and the Committee may cause a legend or legends to be placed on any such certificates or book entries to make appropriate reference to such restrictions. If the Shares or other securities are traded on NASDAQ or a securities exchange, the Company shall not be required to deliver any Shares or other securities covered by an Award unless and until such Shares or other securities have been admitted for trading on NASDAQ or such securities exchange.
Section 7.     Amendment and Termination; Adjustments.
Except to the extent prohibited by applicable law and unless otherwise expressly provided in the Plan or an applicable Award Agreement:
(a)    Amendments to the Plan. The Board of Directors of the Company may amend, alter, suspend, discontinue or terminate the Plan; provided, however, that, notwithstanding any other provision of the Plan or any Award Agreement, without the approval of the stockholders of the Company, no such amendment, alteration, suspension, discontinuation or termination shall be made that, absent such approval: (i) would violate the rules or regulations of NASDAQ or any securities exchange that are applicable to the Company; or (ii) would cause the Company to be unable, under the Code, to grant Incentive Stock Options under the Plan.
(b)    Amendments to Awards. The Committee may waive any conditions of or rights of the Company under any outstanding Award, prospectively or retroactively. The Committee may not materially and adversely amend, alter, suspend, discontinue or terminate any outstanding Award, prospectively or retroactively, without the consent of the Participant or holder or beneficiary thereof, except as otherwise herein provided (for clarification purposes, in no event shall the consent of the participant or holder or beneficiary be required in order for the Committee to effectuate a “lock-up”).
(c)    Correction of Defects, Omissions and Inconsistencies. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem desirable to carry the Plan into effect.
Section 8.     Taxes.
(a)    Income Tax Withholding. In order to comply with all applicable federal or state income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal or state payroll, withholding, income or other taxes, which are the sole and absolute responsibility of a Participant, are withheld or collected from such Participant. In order to assist a Participant in paying all or a portion of the federal and state taxes to be withheld or collected upon exercise or receipt of (or the lapse of restrictions relating to) an Award, the Committee, in its sole discretion and subject to such additional terms and conditions as it may adopt, may permit the Participant to satisfy such tax obligation by (a) tendering a cash payment, (b) electing to have the Company withhold a portion of the Shares otherwise to be delivered upon exercise or receipt of (or the lapse of restrictions relating to) such Award with a Fair Market Value equal to the amount of such taxes or (c) delivering to the Company shares other than Shares issuable upon exercise or receipt of (or the lapse of restrictions relating to) such Award with a Fair Market Value equal to the amount of such taxes.
(b)    Tax Bonuses. The Committee, in its sole discretion, shall have the authority, at the time of grant of any Award under the Plan or at any time thereafter, to approve cash bonuses to designated Participants to be paid upon their exercise or receipt of (or the lapse of restrictions relating to) Awards in order to provide funds to pay all or a portion of federal and state taxes due as a result of such exercise or receipt (or the lapse of such restrictions). The Committee shall have full authority in its sole discretion to determine the amount of any such tax bonus and which designated Participants, if any, shall receive such tax bonus.
Section 9.     General Provisions
(a)    No Rights to Awards. No Participant or other Person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to any Participant or with respect to different Participants.
(b)    Exchange Programs. For the avoidance of doubt, the Committee, in its sole discretion, may provide for, and the Company may implement, one or more Exchange Programs, pursuant to which certain outstanding awards under any equity incentive plan of the Company (including, without limitation, the Prior Plan), could, at the election of the Person holding such Awards, be tendered to the Company for cancellation in exchange for the issuance of Awards under the Plan. The terms and conditions of any Exchange Program pursuant to this Section 9(b) will be determined by the Committee in its sole discretion.
(c)    Award Agreements. No Participant will have rights under an Award granted to such Participant unless and until an Award Agreement shall have been duly issued on behalf of the Company.
(d)    No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Subsidiary from adopting or continuing in effect other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.
(e)    No Right to Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any Subsidiary, nor will it affect in any way the right of the Company or a Subsidiary to terminate such employment at any time, with or without cause. In addition, the Company or a Subsidiary may at any time dismiss a Participant from employment free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement.
(f)    Section 409A of the Code. The Committee (or its delegate) shall have the sole discretion to interpret and construe the Plan and any Award Agreement in any manner that establishes an exemption from (or compliance with) the requirements of Section 409A of the Code. If for any reason, such as imprecision in drafting, any provision of the Plan and/or any Award Agreement does not accurately reflect its intended establishment of an exemption from (or compliance with) Section 409A of the Code, as demonstrated by consistent interpretations or other evidence of intent, such provision shall be considered ambiguous as to its exemption from (or compliance with) Section 409A of the Code and shall be interpreted by the Committee in a manner consistent with such intent, as determined in the sole discretion of the Committee. If, notwithstanding the foregoing provisions, any provision of the Plan or any Award Agreement would cause a Participant to incur any additional tax or interest under Section 409A of the Code, the Committee may reform in its sole discretion such provision in a manner intended to avoid the incurrence by such Participant of any such additional tax or interest; provided that the Committee shall maintain, to the extent reasonably practicable, the original intent and economic benefit to the Participant of the applicable provision without violating the provisions of Section 409A of the Code. If the Committee (or its delegate) determines, in its sole discretion, that an Award is determined to be “nonqualified deferred compensation” subject to Section 409A of the Code, and that the Participant is a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Code and the regulations and other guidance issued thereunder, then the exercise or distribution of such Award upon a separation from service may not be made before the date which is six months after the date the Participant separates from service with the Company or any of its affiliates. Notwithstanding any other provision contained herein, terms such as “termination of service,” “termination of employment” and “termination of engagement” shall mean a “separation from service” within the meaning of Section 409A of the Code to the extent any exercise or distribution hereunder could be deemed “non-qualified deferred compensation” for purposes thereof.
(g)    Section 162(m). To the extent the Committee issues any Award that is intended to be exempt from the application of Section 162(m) of the Code, the Committee may, without stockholder or Participant approval, amend the Plan or the relevant Award Agreement retroactively or prospectively to the extent it determines necessary in order to comply with any subsequent clarification of Section 162(m) of the Code required to preserve the Company’s Federal income tax deduction for compensation paid pursuant to any such Award.
(h)    Right of Offset. The Company will have the right to offset against its obligation to deliver Shares (or other property or cash) under the Plan or any Award Agreement any outstanding amounts (including, without limitation, travel and entertainment or advance account balances, loans, repayment obligations under any Awards, or amounts repayable to the Company or its Subsidiaries pursuant to tax equalization, housing, automobile or other employee programs) that the Participant then owes to the Company or its Subsidiaries and any amounts the Committee otherwise deems appropriate pursuant to any tax equalization policy or agreement. Notwithstanding the foregoing, if an Award provides for the deferral of compensation within the meaning of Section 409A of the Code, the Committee will have no right to offset against its obligation to deliver Shares (or other property or cash) under the Plan or any Award Agreement if such offset could subject the Participant to the additional tax imposed under Section 409A of the Code in respect of an outstanding Award.
(i)    Forfeiture and Clawback. Notwithstanding any other provision of the Plan or any applicable Award Agreement, a Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation or forfeiture upon any breach of noncompetition, confidentiality or other restrictive covenants that may apply to the Participant. Notwithstanding any other provisions in the Plan or any applicable Award Agreement, any Award which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).
(j)    Stockholder Rights. Except as provided in the Plan or an applicable Award Agreement, no Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any Shares until the delivery of such Shares. Except as otherwise provided in Section 4(d), no adjustments will be made for dividends, distributions or other rights (whether ordinary or extraordinary, and whether in cash, Shares, other securities or other property) for which the record date is before the date the stock certificate is delivered or book entry is made.
(k)    No Hedging/Assignability. No Award (or any rights and obligations thereunder) granted under the Plan may be sold, exchanged, transferred, assigned, pledged, hypothecated or otherwise disposed of or hedged, in any manner (including through the use of any cash-settled instrument), whether voluntarily or involuntarily and whether by operation of law or otherwise, other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code, Title I of the Employee Retirement Income Security Act, or the rules promulgated thereunder. All Awards (and any rights thereunder) will be exercisable during the life of the Participant only by the Participant or the Participant’s legal representative. Any sale, exchange, transfer, assignment, pledge, hypothecation, or other disposition in violation of the provisions of this Section 9(k) will be null and void and any Award which is hedged in any manner will immediately be forfeited. All of the terms and conditions of the Plan and the Award Agreements will be binding upon any permitted successors and assigns.
(l)    Sub-Plans. The Committee may from time to time establish sub-plans under the Plan for purposes of satisfying blue sky, securities, tax or other laws of various jurisdictions in which the Company intends to grant Awards. Any sub-plans shall contain such limitations and other terms and conditions as the Committee determines are necessary or desirable. All sub-plans shall be deemed a part of the Plan, but each sub-plan shall apply only to the Participants in the jurisdiction for which the sub-plan was designed.
(m)    Legal Matters. No past, present or future director, officer or employee of the Company will have any liability to any Person (including any Participant) for any action taken or omitted to be taken or any determination made with respect to the Plan or any Award.
(n)    Governing Law. The validity, construction and effect of the Plan or any Award, and any rules and regulations relating to the Plan or any Award, shall be determined in accordance with the laws of the State of Colorado.
(o)    Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction or Award, and the remainder of the Plan or any such Award shall remain in full force and effect.
(p)    No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Subsidiary and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Subsidiary pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Subsidiary.
(q)    No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash shall be paid in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated
(r)    Transfers and Leaves of Absence. Solely for the purposes of the Plan: (i) a transfer of an employee Participant’s employment without an intervening period from the Company to a Subsidiary or vice versa, or from one Subsidiary to another, shall not be deemed a termination of employment, and (ii) an employee Participant who is granted in writing a leave of absence shall be deemed to have remained in the employ of the Company or a Subsidiary, as the case may be, during such leave of absence.

(s)    Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.
Section 10.     Effective Date of the Plan.
The Plan was adopted on March 17, 2017 by the Company’s Board of Directors, subject to approval by the stockholders of the Company at the 2017 Annual Meeting of Stockholders on May 2, 2017 and shall only become effective upon the date on which the Plan is approved by the stockholders (the “Effective Date”).
Section 11.     Term of the Plan.
Unless the Plan shall have been discontinued or terminated as provided in Section 7(a) of the Plan, the Plan shall terminate on December 31st of the year in which the tenth anniversary of the Effective Date occurs. No Award shall be granted after the termination of the Plan. However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award theretofore granted may extend beyond the termination of the Plan, and the authority of the Committee provided for hereunder with respect to the Plan and any Awards, and the authority of the Board of Directors of the Company to amend the Plan, shall extend beyond the termination of the Plan.

EXHIBIT A
PERFORMANCE CRITERIA
Any one or more of the performance criteria set forth below may be used on an absolute or relative basis to measure the performance of the Company and/or one or more affiliates individually or as a whole or with respect to any individual business, segment, division or unit of the Company and/or one or more affiliates or any combination thereof, as the Committee may deem appropriate.
Subscribers, subscriber service and subscriber satisfaction:  customers; subscribers; total subscribers; gross subscriber additions; net subscriber additions; subscriber quality; churn subscribers; average subscriber life; ratings; retention; churn rate; viewership; or similar criteria.

Employees and employment activities:  attrition; retention; satisfaction; ethics compliance; management effectiveness; workforce diversity; individual executive performance; or similar criteria.

Revenues, expenses and earnings:  revenues; sales; net revenues; operating costs and expenses; overhead costs; costs of revenues; costs of sales; broadcast programming and other costs; subscriber service expenses; broadcast operations expense; selling, general and administrative expense; subscriber acquisition costs; upgrade and retention costs; general and administrative expenses; depreciation and amortization; operating profit; operating results; operating income; adjusted operating income; operating earnings; operating profit before depreciation and amortization; interest income; interest expense; other income and expense; other net income from continuing operations; earnings from continuing operations; income from continuing operations before income taxes and minority interests; income tax expense; minority interests in net earnings of subsidiaries; income from continuing operations before cumulative effect of accounting changes; income from discontinued operations; cumulative effect of accounting changes; net income; adjusted net income; basic or diluted earnings or loss per common share for income or loss from continuing operations before cumulative effect of accounting changes, for income or loss from discontinued operations (net of taxes), for cumulative effect of accounting changes (net of taxes), or for net income or loss; dividends paid; EBITDA; adjusted EBITDA; or similar criteria.

Financial metrics:  cash; cash on hand; cash balance; cash equivalents; cash and cash equivalents; cash and short term investments; cash flow; operating cash flows; adjusted operating cash flows; cash from operations; investing cash flows; financing cash flows; free cash flow; free cash flow before net cash paid for interest and taxes; cash flow before or after operating activities, investing activities, financing activities or discontinued operations; capital expenditures; cash paid for property, equipment, satellites, and/or leased set top receivers; proceeds from dispositions of businesses, assets, or other investments; average revenue per unit (ARPU); unit acquisition costs (SAC) per gross unit addition; average cost per unit (ACPU); average margin per unit (AMPU); pre-SAC margin; operating profit margin; operating margin; profit margin; net income margin; equipment margin, bad debt percentage; earnings per share; adjusted earnings per share; return on assets; adjusted return on assets; return on average assets; return in excess of cost of capital; return on equity; return on net assets; return on investment; return on net investment; return on average equity; adjusted return on equity; cash flow return on investment (discounted or otherwise); cash flow return on capital; cash flow in excess of cost of capital; cash flow return on tangible capital; contribution margin; debt to capital ratio; debt to equity ratio; net present value; internal rate of return; profit in excess of cost of capital; return on capital; return on net or average assets, equity or capital; return on shareholders’ equity; return on invested capital; return on investors’ capital; return on operating revenue; return on total capital; risk-adjusted return on capital; total equity ratio; total shareholder return; cost of goods sold; accounts receivable; unit sales; or similar criteria.

Stock price:  share price; share price growth or appreciation; share price growth or appreciation in comparison with industry or market indices; shareholder value; shareholder value growth or appreciation; total market capitalization; total market capitalization growth or appreciation; total market value; total market value growth or appreciation; or similar criteria.

Other performance measures:  acquisitions or divestitures of subsidiaries, affiliates and joint ventures; control of expenses; corporate values; economic value added (EVA); environment; facilities utilization; implementation or completion of critical projects; installations; market expansion; market penetration; market share; number of channels broadcast in standard and/or high definition on a national and/or local basis; network upgrades; operating performance; penetration rates; installation and service work order completion; closed, rescheduled or similar performance or productivity rates; number of service calls; availability rates; hardware recovery; hardware refurbishment or redeployment; hardware performance; average subscriber service phone call times; number of subscriber service phone calls received; service level; performance relative to budget, forecast or market expectations; performance standards relevant to our business, product or service; regulatory compliance; safety; shareholder value added; strategic business criteria based on meeting specified product development, strategic partnering, research and development, market penetration or geographic business expansion goals; value added; website visits; website advertising; intellectual property (e.g., patents); satellite utilization; licensing objectives; satellite readiness; satellite launch; operational readiness; uplink time; other business segment measures or activities; or similar criteria.

APPENDIX B

ECHOSTAR CORPORATION
2017 NON-EMPLOYEE DIRECTOR STOCK INCENTIVE PLAN
Section 1.     Purpose
The purpose of this 2017 Non-Employee Director Stock Incentive Plan (as amended from time to time, the “Plan”), is to advance the interests of EchoStar Corporation (the “Company”) through the motivation, attraction and retention of its directors who are not employees of the Company or any Subsidiary of the Company.
Section 2.     Definitions
As used in the Plan, the following terms shall have the meanings set forth below:
(a)    “Award” shall mean an award granted to a Participant in accordance with the terms of the Plan in the form of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Dividend Equivalents or Other Stock-Based Awards granted under the Plan, or any combination of the foregoing.
(b)    “Award Agreement” shall mean any written agreement, contract or other instrument or document evidencing any Award granted under the Plan.
(c)    “Board of Directors” shall mean the board of directors of the Company.
(d)    “Capital Stock” shall mean any and all shares, interests, participations, rights or other equivalents, however designated, of corporate stock or partnership or membership interests, whether common or preferred.
(e)     “Class A Common Stock” shall mean Class A common stock, $0.001 par value, of the Company.
(f)    “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder.
(g)    “Committee” shall mean a committee of two or more members of the Board of Directors, appointed by the Board of Directors to administer the Plan in accordance with Section 3 of the Plan. In the event that a Committee has not been appointed by the Board of Directors, the Committee shall consist of the entire Board of Directors.
(h)    “Company” shall mean EchoStar Corporation, a Nevada corporation, and any successor entity.
(i)    “Dividend Equivalent” shall mean any right granted under Section 6(d) of the Plan.
(j)    “Effective Date” has the meaning set forth in Section 10 of the Plan.
(k)    “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
(l)    “Exchange Program” shall mean a program under which (i) outstanding Awards are surrendered or cancelled in exchange for Awards of the same type (which may have different exercise prices and different terms), Awards of a different type, and/or cash, and/or (ii) the exercise price of an outstanding Award is changed. The terms and conditions of any Exchange Program will be determined by the Committee in its sole discretion and shall not require separate approval by the Company’s stockholders.
(m)    “Fair Market Value” shall mean, with respect to Shares, the final closing price, as quoted by the National Association of Securities Dealers Automated Quotation System (“NASDAQ”) or any other exchange on which the Shares are traded, for the date in question. In the event the date in question falls on any day on which Shares are not traded, the price shall be the final closing price, as quoted by NASDAQ or any other exchange on which the Shares are traded, on the trading day immediately preceding the date in question. If Fair Market Value is in reference to property other than Shares, the Fair Market Value of such other property shall be determined by such methods or procedures as shall be established from time to time by the Committee.
(n)    “Non-Employee Director” shall mean a director of the Company who is a “non-employee director” within the meaning of Rule 16b-3.
(o)    “Option” shall mean a non-statutory stock option to purchase Shares granted under Section 6(a) of the Plan, which is intended to be an option that does not qualify as an “incentive stock option” within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(p)    “Other Stock-Based Award” shall mean any right granted under Section 6(e) of the Plan.
(q)    “Participant” shall mean such existing or new directors who are not employees of the Company or any Subsidiary of the Company, as shall be determined by the Committee as set forth in Section 3 of the Plan.
(r)    “Person” shall mean any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision thereof or any other entity.
(s)    “Plan” has the meaning set forth in Section 1 of the Plan.
(t)    “Prior Plan” shall mean the Company’s Amended and Restated 2008 Non-Employee Director Stock Option Plan.
(u)    “Restricted Stock” shall mean any Share granted under Section 6(c) of the Plan, subject to such restrictions as the Committee deems appropriate or desirable.
(v)    “Restricted Stock Unit” shall mean any unit granted under Section 6(c) of the Plan evidencing the right to receive a Share (or a cash payment equal to the Fair Market Value of a Share) at some future date.
(w)    “Rule 16b-3” shall mean Rule 16b-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, or any successor rule or regulation.
(x)    “Securities Act” shall mean the Securities Act of 1933, as amended, or any successor rule or regulation.
(y)    “Shares” shall mean shares of Class A Common Stock or such other securities or property of the Company as may become subject to Awards pursuant to an adjustment made under Section 4(c) of the Plan.
(z)    “Stock Appreciation Right” shall mean any right granted under Section 6(b) of the Plan.
(aa)    “Subsidiary” shall mean, with respect to any Person, any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, director or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof.
(bb)     “Total Disability” shall mean the complete and permanent inability of a Participant to perform such Participant’s duties under the terms of the Participant’s engagement with the Company, as determined by the Committee upon the basis of such evidence, including independent medical reports and data, as the Committee deems appropriate or necessary.
Section 3.     Administration.
(a)    Power and Authority of the Committee.
(i)    The Committee. The Plan shall be administered by the Board of Directors of the Company, and the Board of Directors may delegate administration of the Plan to a Committee of two or more directors. The Board of Directors shall have discretion to determine whether or not it intends to comply with the exemption requirements of Rule 16b-3. However, if the Board of Directors intends to satisfy such exemption requirements, the Committee shall be a compensation committee of the Board of Directors that at all times consists solely of two or more Non-Employee Directors. The Committee may determine the extent to which any Option under the Plan is required to comply, or not comply, with Section 409A of the Code.
(ii)    Power and Authority. Subject to the express provisions of the Plan and to applicable law, the Committee shall have full power and authority to: (1) designate Participants; (2) determine the type or types of Awards to be granted to each Participant under the Plan; (3) determine the number of Shares to be covered by (or with respect to which payments, rights or other matters are to be calculated in connection with) each Award; (4) determine the terms and conditions of any Award or Award Agreement which may be based on various factors such as length of service and/or performance of the Participant or the Company and/or its Subsidiaries; (5) amend the terms and conditions of any Award or Award Agreement and accelerate the exercisability of Options or the lapse of restrictions relating to Restricted Stock, Restricted Stock Units, or other Awards; (6) determine whether, to what extent and under what circumstances Awards may be exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited or suspended; (7) determine whether, to what extent and under what circumstances cash, Shares, other securities, other Awards, other property and other amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the holder thereof or the Committee; (8) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan; (9) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; (10) institute one or more Exchange Programs, including, without limitation, any Exchange Program described in Section 9

(b); and (11) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. The Committee’s selection of a Person to participate in the Plan at any time shall not require the Committee to select such Person to participate in the Plan at any other time. Unless otherwise expressly provided in the Plan or any applicable Award Agreement, all designations, determinations, interpretations and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon any Participant and any holder or beneficiary of any Award. The Committee’s decisions and determinations under the Plan need not be uniform and may be made selectively among Participants, whether or not such Participants are similarly situated.
Section 4.     Shares Available for Awards.
(a)    Shares Available. Subject to adjustment as provided in Section 4(c), the number of Shares that may be issued subject to Awards under the Plan shall not exceed 150,000 Shares (the “Share Reserve”). Shares to be issued under the Plan may be either Shares reacquired and held in the treasury or authorized but unissued Shares. If any Shares covered by an Award or to which an Award relates are not purchased or are forfeited, or if an Award otherwise terminates without delivery of any Shares, then the number of Shares counted against the aggregate number of Shares available under the Plan with respect to such Award, to the extent of any such forfeiture or termination, shall again be available for granting Awards under the Plan. The Company shall at all times keep available, out of authorized but unissued, treasury and/or reacquired Shares, the number of Shares to satisfy Awards granted under the Plan.
(b)    Accounting for Awards. For purposes of this Section 4, if an Award entitles the holder thereof to receive or purchase Shares, the number of Shares covered by such Award or to which such Award relates shall be counted on the date of grant of such Award against the aggregate number of Shares available under Section 4(a) above for granting Awards under the Plan.
(c)    Adjustments. In the event that the Committee shall determine, in its sole discretion, that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company or other similar corporate transaction or event affects the Shares such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or for any other reason or purpose, then the Committee may, in such manner as it may deem equitable, adjust any or all of (i) the number and type of Shares (or other securities or other property) which thereafter may be made the subject of Awards, (ii) the vesting, settlement and acceleration of Awards, (iii) the number and type of Shares (or other securities or other property) subject to outstanding Awards and (iii) the purchase or exercise price with respect to any Award; provided, however, that the number of Shares covered by any Award or to which such Award relates shall always be a whole number. Notwithstanding any provision of the Plan to the contrary, in the event of a merger, consolidation, combination, or other similar corporate transaction, the Committee may, in its sole discretion, take any action with respect to all or any portion of any or all outstanding Awards, including, without limitation, settling outstanding Awards in exchange for a cash payment equal to such Awards’ positive spread value, if any.
Section 5.     Eligibility of Participants.
Awards may be granted under the Plan to Participants as shall be determined by the Committee, in its sole discretion, as set forth in Section 3 of the Plan.
Section 6.     Awards.
(a)    Options. The Committee is hereby authorized to grant Options to Participants with the following terms and conditions and with such additional terms and conditions not inconsistent with the provisions of the Plan as the Committee shall determine, which terms and conditions shall be set forth in a form Award Agreement approved by the Committee.
(i)    Exercise Price. The exercise price per Share purchasable under an Option shall be determined by the Committee; provided, however, that, the exercise price of an Option shall not be less than 100% of the Fair Market Value of a Share on the date of grant of such Option.
(ii)    Option Term. The term of each Option shall be for a period of ten years from the date of grant of such Option, unless an earlier expiration date shall be stated in the Award Agreement governing the Option or the Option shall cease to be exercisable pursuant to this Section 6. Unless otherwise determined by the Committee or as set forth in an applicable Award Agreement, if a Participant’s term as a director of the Company shall terminate for any reason other than the Participant’s death or Total Disability, any Option then held by the Participant, to the extent then exercisable under the applicable Award Agreement(s), shall remain exercisable after the termination of his director status for a period of three months (but in no event beyond the expiration date of the Option). Unless otherwise determined by the Committee or as set forth in an applicable Award Agreement, if the Participant’s director status is terminated because the Participant dies or experiences a Total Disability, any Option then held by the Participant, to the extent then exercisable under the applicable Award Agreement(s), shall remain exercisable after the termination of his service for a period of twelve months (but in no event beyond the expiration date of the Option). If the Option is not exercised during the applicable period, it shall be deemed to have been forfeited and of no further force or effect.
(iii)    Time and Method of Exercise. The Committee shall determine the time or times at which an Option may be exercised in whole or in part and the method or methods by which, and the form or forms (including, without limitation, cash, Shares, promissory notes, other securities, other Awards or other property, or any combination thereof, having a Fair Market Value on the exercise date equal to the relevant exercise price) in which, payment of the exercise price with respect thereto may be made or deemed to have been made. The Committee may also permit the holders of Options, in accordance with such procedures as the Committee may, in its sole discretion, establish including those set forth in Section 6(f) hereof, to exercise Options and sell Shares acquired pursuant to brokerage or similar arrangements, and to use the proceeds from such sale as payment of the exercise price of such Options.
(iv)    Stockholder Rights of Optionholders. No optionholder shall have any rights to dividends or other rights of a stockholder with respect to Shares subject to an Option prior to the purchase of such Shares upon exercise of the Option.

(v)    Six-Month Holding Period. The Shares issued upon the exercise of an Option may not be sold or otherwise disposed of within six months after the date of the grant of the Option.
(b)    Stock Appreciation Rights. The Committee is hereby authorized to grant Stock Appreciation Rights to Participants subject to the terms of the Plan and any applicable Award Agreement. A Stock Appreciation Right granted under the Plan shall confer on the holder thereof a right to receive upon exercise thereof the excess of (i) the Fair Market Value of one Share on the date of exercise (or, if the Committee shall so determine, at any time during a specified period before or after the date of exercise) over (ii) the grant price of the Stock Appreciation Right as specified by the Committee, which price shall not be less than 100% of the Fair Market Value of one Share on the date of grant of the Stock Appreciation Right. Subject to the terms of the Plan and any applicable Award Agreement, the grant price, term, methods of exercise, dates of exercise, methods of settlement and any other terms and conditions of any Stock Appreciation Right shall be as determined by the Committee. The Committee may impose such conditions or restrictions on the exercise of any Stock Appreciation Right as it may deem appropriate. Participants who are granted Stock Appreciation Rights shall have no rights as stockholders of the Company with respect to the grant or exercise of such rights.
(c)    Restricted Stock and Restricted Stock Units. The Committee is hereby authorized to grant Awards of Restricted Stock and Restricted Stock Units to Participants with the following terms and conditions and with such additional terms and conditions not inconsistent with the provisions of the Plan or any applicable Award Agreement as the Committee shall determine:

(i)    Restrictions. Restricted Stock and Restricted Stock Units shall be subject to such restrictions as the Committee may impose (including, without limitation, any limitation on the right to vote a Share underlying an Award of Restricted Stock or the right to receive any dividend or other right or property with respect thereto), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise as the Committee may deem appropriate (the “Restricted Period”). Subject to the restrictions set forth in the applicable Award Agreement, the holder of a Restricted Stock award generally shall have the rights and privileges of a stockholder as to such Restricted Stock, including the right to vote such Restricted Stock. Except as otherwise provided in this Section 6(c), no Shares underlying an Award of Restricted Stock received by a Participant shall be sold, exchanged, transferred, pledged, hypothecated or otherwise disposed of during the Restricted Period. In the case of Restricted Stock Units, no Shares shall be issued until the applicable restrictions associated with such Awards lapse.
(ii)    Forfeiture; Delivery of Shares. Except as otherwise determined by the Committee or set forth in an applicable Award Agreement, upon termination of a Participant’s service with the Company during the applicable Restricted Period, all Restricted Stock and all Restricted Stock Units held by such Participant at such time subject to restriction shall be forfeited and reacquired by the Company; provided, however, that the Committee may waive in whole or in part any or all remaining restrictions with respect to Restricted Stock or Restricted Stock Units for any reason or purpose. Any Share representing Restricted Stock that is no longer subject to restrictions shall be delivered to the holder thereof promptly after the applicable restrictions lapse or are waived. Upon the lapse or waiver of restrictions and the restricted period relating to Restricted Stock Units evidencing the right to receive Shares, such Shares shall be issued and delivered to the holders of the Restricted Stock Units.
(d)    Dividend Equivalents. The Committee is hereby authorized to grant to Participants Dividend Equivalents under which such Participants shall be entitled to receive payments (in cash, Shares, other securities, other Awards or other property as determined in the sole discretion of the Committee) equivalent to the amount of cash dividends paid by the Company to holders of Shares with respect to a number of Shares determined by the Committee. Subject to the terms of the Plan and any applicable Award Agreement, such Dividend Equivalents may have such terms and conditions as the Committee shall determine.
(e)    Other Stock-Based Awards. The Committee is hereby authorized to grant to Participants such other Awards, including, without limitation, cash awards and Awards based on the performance of the Participant and/or the Company, that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares), as are deemed by the Committee to be consistent with the purpose of the Plan; provided, however, that such grants must comply with applicable law and Rule 16b-3. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine the terms and conditions of such Awards. Shares, cash or other property or securities delivered pursuant to a purchase right granted under this Section 6(e) shall be purchased for such consideration, which may be paid by such method or methods and in such form or forms (including, without limitation, cash, Shares, promissory notes, other securities, other Awards or other property or any combination thereof), as the Committee shall determine, the value of which consideration, as established by the Committee, shall not be less than 100% of the Fair Market Value of such Shares or other securities as of the date such purchase right is granted.
(f)    General.
(i)    No Cash Consideration for Awards. Awards shall be granted for no cash or other consideration or for such minimal cash or other consideration as may be required by applicable law.
(ii)    Awards May Be Granted Separately or Together. Awards may, in the sole discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution for, any other Award or any award granted under any plan (including, without limitation, the Prior Plan) of the Company or any Subsidiary other than the Plan. Awards granted in addition to or in tandem with other Awards or in addition to or in tandem with awards granted under any such other plan of the Company or any Subsidiary may be granted either at the same time as, or at a different time from, the grant of such other Awards or awards.
(iii)    Forms of Payment under Awards. Subject to the terms of the Plan and of any applicable Award Agreement, payments or transfers to be made by the Company or a Subsidiary upon the grant, exercise or payment of an Award may be made in such form or forms as the Committee shall determine (including, without limitation, cash, Shares, promissory notes, other securities, other Awards or other property or any combination thereof), and may be made in a single payment or transfer, in installments or on a deferred basis, in each case in accordance with rules and procedures established by the Committee. Such rules and procedures may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of Dividend Equivalents with respect to installment or deferred payments.
(iv)    Cashless Exercise. Options may be exercised in whole or in part upon delivery to the Company of an irrevocable written notice of exercise. The date on which such notice is received by the Company shall be the date of exercise of the Option, provided that within three business days of the delivery of such notice the funds to pay for exercise of the Option are delivered to the Company by a broker acting on behalf of the optionee either in connection with the sale of the Shares underlying the Option or in connection with the making of a margin loan to the optionee to enable payment of the exercise price of the Option. In connection with the foregoing, the Company will provide a copy of the notice of exercise of the Option to the aforesaid broker upon receipt by the Company of such notice and will deliver to such broker, within three business days of the delivery of such notice to the Company, if applicable, a certificate, certificates, book entry or book entries representing the number of Shares underlying the Option that have been sold by such broker for the optionee.
(v)    Limits on Transfer of Awards. No Award and no right under any such Award shall be transferable by a Participant otherwise than by will, the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code; provided, however, that, if so determined by the Committee, a Participant may, in the manner established by the Committee, designate a beneficiary or beneficiaries to exercise the rights of the Participant and receive any property distributable with respect to any Award upon the death of the Participant. Each Award or right under any Award shall be exercisable during the Participant’s lifetime only by the Participant or, if permissible under applicable law, by the Participant’s guardian or legal representative. No Award or right under any such Award may be pledged, alienated, attached or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance thereof shall be void and unenforceable against the Company or any Subsidiary.
(vi)    Term of Awards. Unless otherwise expressly set forth in the Plan, the term of each Award shall be for such period as may be determined by the Committee, in its sole discretion, in the applicable Award Agreement.
(vii)    Stock Certificates or Book Entry. Shares issued pursuant to the Plan may be evidenced in such manner as the Committee may determine in its sole discretion and may be issued in certificated form or issued pursuant to book-entry procedures. Unless otherwise determined by the Committee, any Shares granted under the Plan shall either be evidenced by issuance of a stock certificate or certificates, which certificate or certificates shall be held by the Company, or shall be entered into the Company’s records in book entry form, as applicable, and shall be registered in the name of the Participant and bear an appropriate legend or notation referring to the terms, conditions and restrictions applicable to such Shares.
(viii)    Restrictions; Securities Listing. All certificates or book entries evidencing Shares or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or applicable rules, regulations and other requirements, including applicable federal or state securities laws, and the Committee may cause a legend or legends to be placed on any such certificates or book entries to make appropriate reference to such restrictions. If the Shares or other securities are traded on NASDAQ or a securities exchange, the Company shall not be required to deliver any Shares or other securities covered by an Award unless and until such Shares or other securities have been admitted for trading on NASDAQ or such securities exchange.
Section 7.     Amendment and Termination; Adjustments.
Except to the extent prohibited by applicable law and unless otherwise expressly provided in the Plan or an applicable Award Agreement:
(a)    Amendments to the Plan. The Board of Directors of the Company may amend, alter, suspend, discontinue or terminate the Plan; provided, however, that, notwithstanding any other provision of the Plan or any Award Agreement, without the approval of the stockholders of the Company, no such amendment, alteration, suspension, discontinuation or termination shall be made that, absent such approval would violate the rules or regulations of NASDAQ or any securities exchange that are applicable to the Company.
(b)    Amendments to Awards. The Committee may waive any conditions of or rights of the Company under any outstanding Award, prospectively or retroactively. The Committee may not materially and adversely amend, alter, suspend, discontinue or terminate any outstanding Award, prospectively or retroactively, without the consent of the Participant or holder or beneficiary thereof, except as otherwise herein provided (for clarification purposes, in no event shall the consent of the participant or holder or beneficiary be required in order for the Committee to effectuate a “lock-up”).
(c)    Correction of Defects, Omissions and Inconsistencies. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem desirable to carry the Plan into effect.
Section 8.     Taxes.
(a)    Income Tax Withholding. In order to comply with all applicable federal or state income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal or state payroll, withholding, income or other taxes, which are the sole and absolute responsibility of a Participant, are withheld or collected from such Participant. In order to assist a Participant in paying all or a portion of the federal and state taxes to be withheld or collected upon exercise or receipt of (or the lapse of restrictions relating to) an Award, the Committee, in its sole discretion and subject to such additional terms and conditions as it may adopt, may permit the Participant to satisfy such tax obligation by (a) tendering a cash payment, (b) electing to have the Company withhold a portion of the Shares otherwise to be delivered upon exercise or receipt of (or the lapse of restrictions relating to) such Award with a Fair Market Value equal to the amount of such taxes or (c) delivering to the Company shares other than Shares issuable upon exercise or receipt of (or the lapse of restrictions relating to) such Award with a Fair Market Value equal to the amount of such taxes.
(b)    Tax Bonuses. The Committee, in its sole discretion, shall have the authority, at the time of grant of any Award under the Plan or at any time thereafter, to approve cash bonuses to designated Participants to be paid upon their exercise or receipt of (or the lapse of restrictions relating to) Awards in order to provide funds to pay all or a portion of federal and state taxes due as a result of such exercise or receipt (or the lapse of such restrictions). The Committee shall have full authority in its sole discretion to determine the amount of any such tax bonus and which designated Participants, if any, shall receive such tax bonus.
Section 9.     General Provisions
(a)    No Rights to Awards. No Participant or other Person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to any Participant or with respect to different Participants.
(b)    Exchange Programs. For the avoidance of doubt, the Committee, in its sole discretion, may provide for, and the Company may implement, one or more Exchange Programs, pursuant to which certain outstanding awards under any equity incentive plan of the Company (including, without limitation, the Prior Plan), could, at the election of the person holding such Awards, be tendered to the Company for cancellation in exchange for the issuance of Awards under the Plan. The terms and conditions of any Exchange Program pursuant to this Section 9(b) will be determined by the Committee in its sole discretion.
(c)    Award Agreements. No Participant will have rights under an Award granted to such Participant unless and until an Award Agreement shall have been duly issued on behalf of the Company.
(d)    No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company from adopting or continuing in effect other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.
(e)    No Right to Continued Service. The grant of an Award shall not be construed as giving a Participant the right to be retained in the service of the Company, nor will it affect in any way the right of the Company to terminate such service at any time, with or without cause. In addition, the Company may at any time dismiss a Participant from service free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement.
(f)    Section 409A of the Code. The Committee (or its delegate) shall have the sole discretion to interpret and construe the Plan and any Award Agreement in any manner that establishes an exemption from (or compliance with) the requirements of Section 409A of the Code. If for any reason, such as imprecision in drafting, any provision of the Plan and/or any Award Agreement does not accurately reflect its intended establishment of an exemption from (or compliance with) Section 409A of the Code, as demonstrated by consistent interpretations or other evidence of intent, such provision shall be considered ambiguous as to its exemption from (or compliance with) Section 409A of the Code and shall be interpreted by the Committee in a manner consistent with such intent, as determined in the sole discretion of the Committee. If, notwithstanding the foregoing provisions, any provision of the Plan or any Award Agreement would cause a Participant to incur any additional tax or interest under Section 409A of the Code, the Committee may reform in its sole discretion such provision in a manner intended to avoid the incurrence by such Participant of any such additional tax or interest; provided that the Committee shall maintain, to the extent reasonably practicable, the original intent and economic benefit to the Participant of the applicable provision without violating the provisions of Section 409A of the Code. Notwithstanding any other provision contained herein, terms such as “termination of service,” and “termination of engagement” shall mean a “separation from service” within the meaning of Section 409A of the Code to the extent any exercise or distribution hereunder could be deemed “non-qualified deferred compensation” for purposes thereof.
(g)    Right of Offset. The Company will have the right to offset against its obligation to deliver Shares (or other property or cash) under the Plan or any Award Agreement any outstanding amounts (including, without limitation, travel and entertainment or advance account balances, loans, repayment obligations under any Awards, or amounts repayable to the Company or its Subsidiaries pursuant to tax equalization, housing, automobile or other benefit programs) that the Participant then owes to the Company or its Subsidiaries and any amounts the Committee otherwise deems appropriate pursuant to any tax equalization policy or agreement. Notwithstanding the foregoing, if an Award provides for the deferral of compensation within the meaning of Section 409A of the Code, the Committee will have no right to offset against its obligation to deliver Shares (or other property or cash) under the Plan or any Award Agreement if such offset could subject the Participant to the additional tax imposed under Section 409A of the Code in respect of an outstanding Award.

(h)    Forfeiture and Clawback. Notwithstanding any other provision of the Plan or any applicable Award Agreement, a Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation or forfeiture upon any breach of noncompetition, confidentiality or other restrictive covenants that may apply to the Participant. Notwithstanding any other provisions in the Plan or any applicable Award Agreement, any Award which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).
(i)    Stockholder Rights. Except as provided in the Plan or an applicable Award Agreement, no Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any Shares until the delivery of such Shares. Except as otherwise provided in Section 4(c), no adjustments will be made for dividends, distributions or other rights (whether ordinary or extraordinary, and whether in cash, Shares, other securities or other property) for which the record date is before the date the stock certificate is delivered or book entry is made.
(j)    No Hedging/Assignability. No Award (or any rights and obligations thereunder) granted under the Plan may be sold, exchanged, transferred, assigned, pledged, hypothecated or otherwise disposed of or hedged, in any manner (including through the use of any cash-settled instrument), whether voluntarily or involuntarily and whether by operation of law or otherwise, other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code, Title I of the Employee Retirement Income Security Act, or the rules promulgated thereunder. All Awards (and any rights thereunder) will be exercisable during the life of the Participant only by the Participant or the Participant’s legal representative. Any sale, exchange, transfer, assignment, pledge, hypothecation, or other disposition in violation of the provisions of this Section 9(j) will be null and void and any Award which is hedged in any manner will immediately be forfeited. All of the terms and conditions of the Plan and the Award Agreements will be binding upon any permitted successors and assigns.
(k)    Sub-Plans. The Committee may from time to time establish sub-plans under the Plan for purposes of satisfying blue sky, securities, tax or other laws of various jurisdictions in which the Company intends to grant Awards. Any sub-plans shall contain such limitations and other terms and conditions as the Committee determines are necessary or desirable. All sub-plans shall be deemed a part of the Plan, but each sub-plan shall apply only to the Participants in the jurisdiction for which the sub-plan was designed.
(l)    Legal Matters. No past, present or future director, officer or employee of the Company will have any liability to any Person (including any Participant) for any action taken or omitted to be taken or any determination made with respect to the Plan or any Award.
(m)    Governing Law. The validity, construction and effect of the Plan or any Award, and any rules and regulations relating to the Plan or any Award, shall be determined in accordance with the laws of the State of Colorado.
(n)    Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction or Award, and the remainder of the Plan or any such Award shall remain in full force and effect.
(o)    No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company.
(p)    No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash shall be paid in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.
(q)    Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.
Section 10.     Effective Date of the Plan.
The Plan was adopted on March 17, 2017 by the Company’s Board of Directors, subject to approval by the stockholders of the Company at the 2017 Annual Meeting of Stockholders on May 2, 2017 and shall only become effective upon the date on which the Plan is approved by the stockholders (the “Effective Date”).

Section 11.     Term of the Plan.
Unless the Plan shall have been discontinued or terminated as provided in Section 7(a) of the Plan, the Plan shall terminate on December 31st of the year in which the tenth anniversary of the Effective Date occurs. No Award shall be granted after the termination of the Plan. However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award theretofore granted may extend beyond the termination of the Plan, and the authority of the Committee provided for hereunder with respect to the Plan and any Awards, and the authority of the Board of Directors of the Company to amend the Plan, shall extend beyond the termination of the Plan.

APPENDIX C

ECHOSTAR CORPORATION
2017 AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN

1.
PURPOSE. This Amended and Restated EchoStar Corporation 2017 Employee Stock Purchase Plan (the “Plan”) amends and restates the 2008 Amended and Restated EchoStar Corporation 2008 Employee Stock Purchase Plan. The Plan is established to provide eligible employees of EchoStar Corporation, a Nevada corporation, and any successor entity thereto (collectively, “EchoStar”), and any current or future parent or subsidiary of EchoStar which the Board of Directors of EchoStar (the “Board”) determines should be included in the Plan (collectively referred to as the “Company”), with an opportunity to acquire a proprietary interest in the Company by the purchase of Class A common stock, $0.001 par value (“Shares”) of EchoStar (“Purchase Right”). EchoStar and any parent or subsidiary designated by the Board as an entity included in the Plan shall be individually referred to herein as a “Participating Company.” The Board shall have the sole and absolute discretion to determine from time to time what parent and/or subsidiary shall be Participating Companies. For purposes of the Plan, a parent and a subsidiary shall be as defined in Sections 424(e) and 424(f), respectively, of the Internal Revenue Code of 1986, as amended (the “Code”). The Company intends that the Plan shall qualify as an “employee stock purchase plan” under Section 423 of the Code (including any amendments or replacements of such Section), and the Plan shall be so construed. Any provision of the Plan that is inconsistent with Section 423 of the Code shall be reformed to comply therewith. Any term not expressly defined in the Plan but defined for purposes of Section 423 of the Code shall have the same definition herein.

2.
ADMINISTRATION. The Plan shall be administered by the Board and/or by a duly appointed committee or representative of the Board having such powers as shall be specified by the Board. Any subsequent references to the Board shall also mean the committee or representative if a committee or representative has been appointed. All questions of interpretation of the Plan shall be determined by the Board and shall be final and binding upon all persons having an interest in the Plan. Subject to the provisions of the Plan, the Board shall determine all of the relevant terms and conditions of the Plan; provided, however, that all Participants (as defined in Section 4 of the Plan) shall have the same rights and privileges within the meaning of Section 423(b)(5) of the Code. All expenses incurred in connection with administration of the Plan shall be paid by the Company.

3.	SHARE RESERVE. The maximum number of Shares which may be issued under the Plan shall be 5,000,000 Shares which may be authorized but unissued Shares or treasury Shares (the “Share Reserve”).

4.
ELIGIBILITY. Any full-time employee of a Participating Company is eligible to participate in the Plan after completion of one entire calendar quarter of employment, subject to such individual being employed as of the first day of the Purchase Period designated by the Board for a particular Offering Period, except those employees who own or hold options to purchase or who, as a result of participation in the Plan, would own or hold options to purchase, stock of the Company possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company within the meaning of Section 423(b)(3) of the Code (each individually, a “Participant,” and collectively, the “Participants”). A full-time employee is defined as one who is regularly scheduled to work more than 20 hours per week. Notwithstanding anything herein to the contrary, any individual performing services for a Participating Company solely as a consultant or advisor or solely through a leasing agency or employment agency shall not be deemed an “employee” of such Participating Company.

5.	OFFERING DATES.

(a)
OFFERING PERIODS. Except as otherwise set forth below or as otherwise provided by the Board, the Plan shall be implemented by offerings (individually, an “Offering”) of no more than two (2) years duration (an “Offering Period”). The first Offering commenced on January 1, 2008 and subsequent Offerings will commence every two years thereafter until the Plan terminates, unless modified in the Board’s discretion. The first day of an Offering Period shall be the “Offering Date” for such Offering Period. In the event the Offering Date would fall on any day on which Shares are not traded, the Offering Date shall instead be the first trading day after such day. Notwithstanding the foregoing or any other provision of the Plan, the Board shall have the authority to change the duration, frequency, start and end dates of Offering Periods and the Board may establish a different term for one or more Offerings and/or different commencing and/or ending dates for such Offerings. Eligible employees may not participate in more than one Offering at a time.

(b)
PURCHASE PERIODS. Unless otherwise provided by the Board, each Offering Period shall consist of eight (8) purchase periods of three (3) months duration (individually, a “Purchase Period”). The last day of the Purchase Period shall be the “Purchase Date” for such Purchase Period. A Purchase Period commencing on January 1 shall end on March 31. A Purchase Period commencing on April 1 shall end on June 30. A Purchase Period commencing on July 1 shall end on September 30. A Purchase Period commencing on October 1 shall end on December 31. In the event the Purchase Date would fall on any day on which Shares are not traded, the Purchase Date shall instead be the last trading day prior to such day. Notwithstanding the foregoing, the Board may establish a different term for one or more Purchase Periods and/or different commencement dates and/or Purchase Dates for such Purchase Periods. An employee who becomes eligible to participate in an Offering after a Purchase Period has commenced shall not be eligible to participate in such Purchase Period but may participate in any subsequent Purchase Period during that Offering Period provided such employee is still eligible to participate in the Plan as of the commencement of any such subsequent Purchase Period.

(c)
GOVERNMENTAL APPROVAL; STOCKHOLDER APPROVAL. Notwithstanding any other provision of the Plan to the contrary, all transactions pursuant to the Plan shall be subject to (i) obtaining all necessary governmental approvals and/or qualifications for the sale and/or issuance of the Shares (including compliance with the Securities Act of 1933, as amended (the “Securities Act”), and any applicable state securities laws), and (ii) obtaining stockholder approval of the Plan. Notwithstanding the foregoing, stockholder approval shall not be necessary in order to commence the Plan’s initial Offering Period; provided, however, that the purchase of Shares at the end of such Offering Period shall be subject to obtaining stockholder approval of the Plan.

6.	PARTICIPATION IN THE PLAN.

(a)
INITIAL PARTICIPATION. An eligible employee shall become a Participant on the first Offering Date after satisfying the eligibility requirements and delivering to the Company’s corporate human resources (“HR”) office not later than the close of business for such HR office on the last business day before such Offering Date (the “Subscription Date”) a subscription agreement indicating the employee’s election to participate in the Plan and authorizing payroll deductions. An eligible employee who does not deliver a subscription agreement to the Company’s HR office on or before the Subscription Date shall not participate in the Plan for the initial Purchase Period or for any subsequent Purchase Period unless such employee subsequently enrolls in the Plan by filing a subscription agreement with the Company by the last business day before the commencement of a subsequent Purchase Period or Offering Date. EchoStar may, from time to time, change the Subscription Date as deemed advisable by EchoStar in its sole discretion for proper administration of the Plan.

(b)
CONTINUED PARTICIPATION. A Participant shall automatically participate in the Purchase Period commencing immediately after the first Purchase Date of the initial Offering Period in which the Participant participates, and all subsequent Purchase Periods, until such time as such Participant (i) ceases to be eligible as provided in Section 4 of the Plan, (ii) withdraws from an Offering or Plan pursuant to Sections 10(a) or 10(b) of the Plan or (iii) terminates employment as provided in Section 11 of the Plan. Similarly, except as provided in the preceding sentence, a Participant shall automatically participate in the Offering Period commencing immediately after the last Purchase Date of the prior Offering Period in which the Participant participates, and all subsequent Offering Periods pursuant to the Plan. However, a Participant may deliver a subscription agreement with respect to a subsequent Purchase or Offering Period if the Participant desires to change any of the Participant’s elections contained in the Participant’s then effective subscription agreement.

7.
PURCHASE PRICE. The purchase price at which Shares may be acquired in a given Purchase Period pursuant to the Plan (the “Offering Exercise Price”) shall be set by the Board; provided, however, that the per share Offering Exercise Price shall not be less than eighty-five percent (85%) of the lesser of (a) the per share fair market value of the Shares on the Offering Date of the Offering Period of which the Purchase Period is a part, or (b) the per share fair market value of the Shares on the Purchase Date for such Purchase Period. Unless otherwise provided by the Board prior to the commencement of an Offering Period, the Offering Exercise Price for each Purchase Period in that Offering Period shall be eighty-five percent (85%) of the fair market value of the Shares on the given Purchase Date. The “fair market value” of the Shares on the applicable dates shall be the closing price, as quoted by the National Association of Securities Dealers Automated Quotation System (“NASDAQ”) or any other exchange on which the Shares are traded, for the Purchase Date, or as determined by the Board if the Shares are not so reported. In the event the date in question falls on any day on which Shares are not traded, the price shall be the closing price, as quoted by NASDAQ or any other exchange on which the Shares are traded, on the trading day immediately preceding the date in question.

8.
PAYMENT OF PURCHASE PRICE. Shares which are acquired pursuant to the Plan may be paid for only by means of payroll deductions from the Participant’s Compensation (as defined below) accumulated during the Purchase Period. For purposes of the Plan, a Participant’s “Compensation” with respect to an Offering (a) shall include all wages, salaries, commissions and bonuses after deduction for any contributions to any plan maintained by a Participating Company and described in Section 401(k) or Section 125 of the Code, and (b) shall not include occasional awards, stock option exercise compensation or any other payments not specifically referenced in (a). Except as set forth below, the deduction amount to be withheld from a Participant’s

Compensation during each pay period shall be determined by the Participant’s subscription agreement, and the amount of such payroll deductions shall be given the lowest priority so that all other required and voluntary payroll deductions from a Participant’s Compensation are withheld prior to subscription agreement amounts.

(a)
LIMITATIONS ON PAYROLL WITHHOLDING. The amount of payroll withholding with respect to the Plan for any Participant during any Purchase Period shall be elected by the Participant and shall be stated as a dollar amount. Amounts withheld shall be reduced by any amounts contributed by the Participant and applied to the purchase of Company stock pursuant to any other employee stock purchase plan qualifying under Section 423 of the Code, if applicable.

(b)
PAYROLL WITHHOLDING. Payroll deductions shall commence on the first pay date beginning after the Offering Date, as designated by EchoStar, and shall continue to the last pay date before the end of the Purchase Period, as designated by EchoStar, unless sooner altered or terminated as provided in the Plan.

(c)
PARTICIPANT ACCOUNTS. Individual accounts shall be maintained for each Participant. All payroll deductions from a Participant’s Compensation shall be credited to such account and shall be deposited with the general funds of the Company. All payroll deductions received or held by the Company may be used by the Company for any corporate purpose.

(d)	NO INTEREST PAID. Interest shall not be paid on sums withheld from a Participant’s Compensation.

(e)
PURCHASE OF SHARES. On each Purchase Date of an Offering Period, each Participant whose participation in the Offering has not terminated on or before such Purchase Date shall automatically acquire the number of Shares arrived at by dividing the total amount of the Participant’s accumulated payroll deductions for the Purchase Period by the Offering Exercise Price. No Shares shall be purchased on a Purchase Date on behalf of a Participant whose participation in the Offering or the Plan has terminated on or before such Purchase Date.

(f)
RETURN OF CASH BALANCE. Any cash balance remaining in the Participant’s account shall be refunded to the Participant as soon as practicable after the Purchase Date. Any cash balance remaining upon a Participant’s termination of participation in the Plan or termination of the Plan itself shall be refunded as soon as practicable after such event.

(g)
TAX WITHHOLDING. At the time the Shares are purchased, in whole or in part, or at the time some or all of the Shares are disposed of, the Participant shall make adequate provision for the foreign, federal and state tax withholding obligations of the Company, if any, which arise upon the purchase of Shares and/or upon disposition of Shares, respectively. The Company may, but shall not be obligated to, withhold from the Participant’s Compensation the amount necessary to meet such withholding obligations.

(h)
COMPANY ESTABLISHED PROCEDURES. The Board may, from time to time, establish (i) a minimum required withholding amount for participation in an Offering, (ii) limitations on the frequency and/or number of changes in the amount withheld during an Offering, (iii) an exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, (iv) payroll withholding in excess of or less than the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of subscription agreements, and/or (v) such other limitations or procedures as deemed advisable by the Company in the Company’s sole discretion which are consistent with the Plan and in accordance with the requirements of Section 423 of the Code. Notice of new or amended procedures pursuant to this Section 8 of the Plan shall be communicated to all eligible participants in a manner reasonably determined by the Board to reach all eligible participants in a cost efficient manner.

9.	LIMITATIONS ON PURCHASE OF SHARES: RIGHTS AS A STOCKHOLDER.

(a)
FAIR MARKET VALUE LIMITATION. Notwithstanding any other provision of the Plan, no Participant shall be entitled to purchase Shares under the Plan (or any other employee stock purchase plan which is intended to meet the requirements of Section 423 of the Code sponsored by EchoStar or a parent or subsidiary of EchoStar) in an amount which exceeds $25,000 in fair market value, which fair market value is determined for Shares purchased during a given Offering Period as of the Offering Date for such Offering Period (or such other limit as may be imposed by the Code), for any calendar year in which the Participant participates in the Plan (or any other employee stock purchase plan described in this sentence).

(b)
PRO RATA ALLOCATION. In the event the number of Shares which might be purchased by all Participants in the Plan exceeds the number of Shares available in the Plan, the Company shall make a pro rata allocation of the remaining

Shares in as uniform a manner as shall be practicable and as the Company shall determine to be equitable. Any cash balance remaining after such allocation shall be refunded to Participants as soon as practicable.

(c)
RIGHTS AS A STOCKHOLDER AND EMPLOYEE. A Participant shall have no rights as a stockholder by virtue of the Participant’s participation in the Plan until the date of issuance of stock for the Shares being purchased pursuant to the Plan. Moreover, Shares shall not be issued and a Participant shall not be permitted to purchase Shares unless and until such Shares have been registered under the Securities Act on an effective S-8 registration and any applicable registration requirements under the NASDAQ rules are satisfied. No adjustment shall be made for cash dividends or distributions or other rights for which the record date is prior to the date such shares of stock are issued. Nothing herein shall confer upon a Participant any right to be retained in the employ of the Company or any subsidiary, nor will it affect in any way the right of the Company or a subsidiary to terminate such employment at any time, with or without cause. In addition, the Company or a subsidiary may at any time dismiss a Participant from employment free from any liability or any claim under the Plan.

(d)
USE OF A CAPTIVE STOCK BROKER. In order to reduce paperwork and properly track and report Participant’s acquisition and disposition of Shares purchased pursuant to the Plan, the Company may, in its discretion, designate one or more stock brokers as a “captive” broker (“Broker”) for receiving Participants’ Shares and maintaining individual accounts for each Participant. The Company and the Broker may establish such account procedures and restrictions as are necessary to carry out their respective functions and properly administer the Plan (see, for example, Section 19 of the Plan).

(e)
RIGHT TO ISSUANCE OF SHARE CERTIFICATES OR BOOK ENTRY. As promptly as practicable after each Purchase Date, the Company shall arrange the delivery to each Participant (by electronic or other means), as appropriate, of a certificate or shall make a book-entry, as applicable, representing the Shares purchased pursuant to the Plan. Notwithstanding the foregoing, the Board may require that Shares purchased under the Plan be held in an account established in the name of the Participant (or in the name of the Participant and his or her spouse, as designated by the Participant on his or her enrollment agreement), subject to such rules as determined by the Board and uniformly applied to all Participants, including designation of a Broker to hold such Shares for the Participant’s account with registration of such Shares in the name of such Broker for the benefit of the Participant (or for the benefit of the Participant and his or her spouse, as designated by the Participant).

10.	WITHDRAWAL.

(a)
WITHDRAWAL FROM AN OFFERING. A Participant may not withdraw from an Offering and stop payroll deductions during a Purchase Period. Any notice of withdrawal submitted by a Participant (in the manner and on such terms as determined by the Company from time to time for such purpose) after the commencement of a Purchase Period but prior to a Purchase Date shall only be effective for the next subsequent Purchase Period. No cash refunds of payroll deduction amounts from a Participant’s account shall be made prior to the next scheduled Purchase Period. After the commencement of the next scheduled Purchase Period, refund of any excess dollar amount(s) in a Participant’s account will be made in accordance with Section 8(f) of the Plan. Withdrawals made after a Purchase Date shall not affect Shares acquired by the Participant on such Purchase Date. A Participant who withdraws from an Offering for one or more Purchase Periods may not resume participation in the Plan during the same Purchase Period, but may participate in any subsequent Offering, or in any subsequent Purchase Period within the same Offering, by again satisfying the requirements of Sections 4 and 6(a) of the Plan above.

(b)
WITHDRAWAL FROM THE PLAN. A Participant may voluntarily withdraw from the Plan in the manner set forth by the Company for such purpose and by signing and delivering such forms or notices, as determined by the Company from time to time for such purpose. The effect of withdrawal from the Plan shall be in accordance with Section 10(a) of the Plan above.

(c)
RETURN OF PAYROLL DEDUCTIONS. Upon withdrawal from an Offering or the Plan pursuant to Sections 10(a) or 10(b) of the Plan, respectively, the withdrawn Participant’s accumulated payroll deductions will first be applied toward the purchase of Shares at the applicable Purchase Date and any balance remaining shall be returned as soon as practicable after the withdrawal, in accordance with Section 8(f) of the Plan. The Participant’s interest in the Offering and/or the Plan, as applicable, shall terminate.

(d)
MODIFICATION OF WITHDRAWAL RIGHTS. The Company may, from time to time, establish a procedure pursuant to which a Participant may elect (i) to withdraw from the Offering or the Plan during a Purchase Period or Offering Period pursuant to this Section 10 of the Plan, and (ii) to increase, decrease, or cease payroll deductions from his or her Compensation for such Offering during the time such election is in effect. If established, any such election shall be made in the manner and on such terms as determined by the Company from time to time for such purpose and must be delivered to the Company within a reasonable period of time prior to the effective date thereof.

11.
TERMINATION OF EMPLOYMENT. Termination of a Participant’s employment with the Company for any reason, including retirement, disability or death or the failure of a Participant to remain an employee eligible to participate in the Plan, shall terminate the Participant’s participation in the Plan immediately. In such event, the payroll deductions credited to the Participant’s account since the last Purchase Date shall, as soon as practicable, be returned to the Participant or, in the case of the Participant’s death, to the Participant’s legal representative, and all of the Participant’s rights under the Plan shall terminate. Interest shall not be paid on sums returned to a Participant pursuant to this Section 11 of the Plan. EchoStar may establish a date which is a reasonable number of days prior to the Purchase Date as a cutoff for return of a Participant’s payroll deductions in the form of cash, after which the Shares will be purchased for the terminated employee in accordance with Section 10(c) of the Plan above. Subject to Section 10 of the Plan, a Participant whose participation has been so terminated may again become eligible to participate in the Plan by again satisfying the requirements of Sections 4 and 6(a) of the Plan above.

12.	TRANSFER OF CONTROL. A “Transfer of Control” shall be deemed to have occurred in the event any of the following occurs with respect to Echostar:
(a)a merger or consolidation in which EchoStar is not the surviving corporation;

(b)
a reverse triangular merger or consolidation in which EchoStar is the surviving corporation where the stockholders of EchoStar before such merger or consolidation do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of EchoStar;

(c)
the sale, exchange, or transfer of all or substantially all of EchoStar’s assets (other than a sale, exchange, or transfer to one (1) or more corporations where the stockholders of EchoStar before the sale, exchange, or transfer retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the corporation(s) to which the assets were transferred).

In the event of a Transfer of Control, the Board, in its sole discretion, may arrange with the surviving, continuing, successor, or purchasing corporation, as the case may be, that such corporation assume the Company’s rights and obligations under the Plan. All Purchase Rights shall terminate effective as of the date of the Transfer of Control to the extent that the Purchase Right is neither exercised as of the date of the Transfer of Control nor assumed by the surviving, continuing, successor, or purchasing corporation, as the case may be.

13.	CAPITAL CHANGES.

(a)
ADJUSTMENTS. In the event that the Board determines that any dividend or other distribution (whether in the form of cash, shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company or other similar corporate transaction or event affects the Shares such that an adjustment is determined by the Board to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Board shall, in such manner as it may deem equitable, adjust any or all of (i) the Offering Exercise Price, (ii) the number of Shares subject to purchase by Participants, and (iii) the Plan’s Share Reserve.

(b)
CERTAIN CORPORATE TRANSACTIONS, LIQUIDATION OR DISSOLUTION. In the event of a proposed merger, consolidation, combination, or other similar corporate transaction, Transfer of Control, dissolution or liquidation of the Company, the Board may in its sole discretion take any action with respect to this Plan and any Offering Period or Purchase Period, including, without limitation, shortening any Offering Period then in progress by setting a new Purchase Date and/or ending the Offering Period immediately prior to the proposed dissolution or liquidation. In the event the Board shortens any Offering Period in connection with a proposed merger, consolidation, combination, or other similar corporate transaction, Transfer of Control or a dissolution or liquidation of the Company, (i) the new Purchase Date shall be before the date of the Company’s proposed merger, consolidation, combination, or other similar corporate transaction, Transfer of Control or the dissolution or liquidation and (ii) before the new Purchase Date, the Board may provide each Participant with written notice, which may be electronic, of the new Purchase Date and that the Participant’s right to purchase Shares may be exercised automatically on such date, unless before such time, the Participant has withdrawn from the Offering in accordance with Section 10 of the Plan.

14.
NON-TRANSFERABILITY. Prior to a Purchase Date, a Participant’s rights under the Plan may not be transferred in any manner otherwise than by will or the laws of descent and distribution and shall be exercisable during the lifetime of the Participant only by the Participant. Subsequent to a Purchase Date, a Participant shall be allowed to sell or otherwise dispose of the Shares acquired on any prior Purchase Date in any manner that he or she deems fit. However, the Company, in its absolute discretion, may impose such restrictions on the transferability of Shares purchased by a Participant pursuant to the Plan as it deems appropriate and any such restriction may be placed on the certificates evidencing such Shares or otherwise evidenced on the records with respect to uncertificated Shares (see also Sections 9(d) and 18 of the Plan).

15.
REPORTS. Each Participant shall have access to, within a reasonable period after the Purchase Date, a report of such Participant’s account setting forth the total payroll deductions accumulated, the number of Shares purchased, the fair market value of such Shares, the date of purchase and the remaining cash balance to be refunded or retained in the Participant’s account pursuant to Section 8(f) of the Plan above, if any.

16.	PLAN TERM. The Plan shall continue until terminated by the Board or until all of the Shares reserved for issuance under the Plan have been issued, whichever shall first occur.

17.
RESTRICTIONS ON ISSUANCE OF SHARES. The issuance of Shares under the Plan shall be subject to compliance with all applicable requirements of federal or state law with respect to such securities. A Purchase Right may not be exercised if the issuance of Shares upon such exercise would constitute a violation of any applicable federal or state securities laws or other law or regulations. In addition, no Purchase Right may be exercised unless (i) a registration statement under the Securities Act, shall at the time of exercise of the Purchase Right be in effect with respect to the Shares issuable upon exercise of the Purchase Right, or (ii) in the opinion of legal counsel to the Company, the Shares issuable upon exercise of the Purchase Right may be issued in accordance with the terms of an applicable exemption from the registration requirements of said Act. As a condition to the exercise of a Purchase Right, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate to evidence compliance with any applicable law or regulation, and to make any representation or warranty with respect thereto as may be requested by the Company.

18.
LEGENDS. The Company may at any time place legends or other identifying symbols referencing any applicable federal and/or state securities restrictions or any provision(s) convenient in the administration of the Plan on some or all of the certificates representing Shares of stock, or on the records relating to uncertificated Shares issued under the Plan, as applicable. The Participant shall, at the request of the Company, promptly present to the Company any and all certificates representing a Share, acquired pursuant to a Purchase Right in the possession of the Participant in order to carry out the provisions of this Section 18 of the Plan. Unless otherwise specified by the Company, legends placed on such certificates or records relating to uncertificated Shares may include but shall not be limited to any legend required to be placed thereon by the Colorado Secretary of State.

19.
NOTIFICATION OF SALE OF SHARES. The Company may require the Participant to give the Company prompt notice of any disposition of Shares acquired under the Plan within two years from the date of commencement of an Offering Period or one year from the Purchase Date. The Company may direct that the certificates or book entries evidencing Shares, as applicable, acquired by the Participant refer to such requirement to give prompt notice of disposition. Additionally, the Company and the Broker may impose such restrictions or procedures related to transfer of Shares acquired under the Plan as are necessary for the Company to obtain sufficient notice of disposition, in order to comply with governmental requirements related to Form W-2 reporting, payroll tax withholding, employment tax liability and corporate income taxes.

20.
NO CONSTRAINT ON CORPORATE ACTION. Nothing contained in the Plan shall be construed to prevent the Company from taking any corporate action (including, but not limited to, the Company’s right or power to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets) which is deemed by it to be appropriate, or in its best interest, whether or not such action would have an adverse effect on the Plan, or any Purchase Rights granted under the Plan. No Participant or other person shall have any claim against the Company as a result of any such action.

21.
UNLAWFUL DELIVERY OF SHARES. If at any time counsel to the Company shall be of the opinion that any sale or delivery of Shares pursuant to a Purchase Right is or may be in the circumstances unlawful or result in the imposition of excise taxes on the Company under the statutes, rules or regulations of any applicable jurisdiction, the Company shall have no obligation to make such sale or delivery, or to make any application or to effect or to maintain any qualification or registration under the Securities Act, or otherwise with respect to Shares or Purchase Rights, and the right to exercise or payment of any Purchase Right shall be suspended until, in the opinion of such counsel, such sale or delivery shall be lawful or will not result in the imposition of excise taxes on the Company or any subsidiary.

22.
LEGAL MATTERS. No past, present or future director, officer or employee of the Company will have any liability to any person (including any Participant) for any action taken or omitted to be taken or any determination made with respect to the Plan or any Purchase Right.

23.	GOVERNING LAW. The validity, construction and effect of the Plan, and any rules and regulations relating to the Plan, shall be determined in accordance with the laws of the state of Colorado.

24.
RULES FOR FOREIGN JURISDICTIONS. The Board may adopt rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of the law and procedures of foreign jurisdictions. Without limiting the generality of the foregoing, the board is specifically authorized to adopt rules and procedures regarding handling of payroll deductions, payment of interest, conversion of local currency, payroll tax, withholding procedures and handling of stock issuances and record entries that vary with local requirements. The board may also adopt rules, procedures or sub-Plans applicable to particular subsidiaries or locations, which sub-Plans may be designed to be outside the scope of section 423 of the Code. To extent inconsistent with the requirements of section 423 of the Code, such sub-Plan shall not be considered to comply with section 423 of the Code.

25.
AMENDMENT OR TERMINATION OF THE PLAN. The Board may at any time amend or terminate the Plan, except that such amendment or termination shall not affect Shares purchased under the Plan (except as may be necessary to qualify the Plan as an employee stock purchase Plan pursuant to Section 423 of the Code or to obtain qualification or registration of the Shares under applicable federal or state securities laws or other applicable laws). In addition, an amendment to the Plan must be approved by the stockholders of the Company within twelve (12) months of the adoption of such amendment if such amendment would authorize the sale of more shares than are authorized for issuance under the Plan or would change the definition of the entities that may be designated by the Board as Participating Companies. Furthermore, the approval of the Company’s stockholders shall be sought for any amendment to the Plan for which the Board deems stockholder approval necessary in order to comply with Rule 16b-3 promulgated under Section 16 of the Securities Exchange Act of 1934, as amended.

ECHOSTAR

ECHOSTAR CORPORATION
100 INVERNESS TERRACE EAST
ENGLEWOOD, CO 80112

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E19381-P86323-Z69349

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ECHOSTAR CORPORATION

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

Nominees:

01) R. Stanton Dodge
02) Michael T. Dugan
03) Charles W. Ergen
04) Anthony M. Federico
05) Pradman P. Kaul
06) Tom A. Ortolf
07) C. Michael Schroeder
08) William David Wade

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

The Board of Directors recommends you vote 3 YEARS on the following:

	1 Year	2 Years	3 Years	Abstain
4. To vote, on a non-binding advisory basis, whether a non-binding advisory vote on the compensation of our named executive officers should be held every one, two or three years.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following:

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

For address changes/comments, mark here. (see reverse for instructions) ☐

Materials Election - Check this box if you want to receive a complete set of future proxy materials by mail, at no extra cost. If you do not take action you may receive only a Notice to inform you of the Internet availability of proxy materials. ☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

V.1.1

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Annual Report and Notice & Proxy Statement are available at www.proxyvote.com.

E19382-P86323-Z69349

ECHOSTAR CORPORATION
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Charles W. Ergen and Dean A. Manson, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated on the reverse, all Class A Shares and Class B Shares of EchoStar Corporation held of record by the undersigned on March 6, 2017, at the Annual Meeting of Shareholders to be held on May 2, 2017, or any adjournment or postponement thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE THIS PROXY WILL BE VOTED (1) FOR THE ELECTION OF EACH OF THE EIGHT DIRECTORS SET FORTH ON THE REVERSE SIDE, (2) FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2017, (3) TO APPROVE, ON A NON-BINDING ADVISORY BASIS, THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, (4) TO APPROVE, ON A NON-BINDING ADVISORY BASIS, FOR A NON-BINDING ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS TO BE HELD EVERY 3 YEARS, (5) TO APPROVE THE ECHOSTAR CORPORATION 2017 STOCK INCENTIVE PLAN, (6) TO APPROVE THE ECHOSTAR CORPORATION 2017 NON-EMPLOYEE DIRECTOR STOCK INCENTIVE PLAN AND (7) TO APPROVE THE AMENDED AND RESTATED 2017 ECHOSTAR CORPORATION EMPLOYEE STOCK PURCHASE PLAN. THIS PROXY CONFERS DISCRETIONARY AUTHORITY WITH RESPECT TO PROPOSALS NOT KNOWN OR DETERMINED AT THE TIME OF THE MAILING OF THE NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO THE UNDERSIGNED.

PLEASE SIGN AND RETURN THIS PROXY IN THE ENCLOSED PRE-ADDRESSED ENVELOPE. THE TENDER OF A PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING OR TO SUBMIT A LATER DATED REVOCATION OR AMENDMENT TO THIS PROXY ON ANY OF THE ISSUES SET FORTH ON THE REVERSE.

Address changes/comments: ____

____

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

V.1.1